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Filed pursuant to Rule 424(b)(2)
File Nos. 333-69278, 333-12272 and 333-50240

Prospectus Supplement
(To Prospectus Dated September 10, 2001)

US$250,000,000

Celestica Inc.

7 5/8% Senior Subordinated Notes due 2013

        Celestica Inc. is offering $250 million aggregate principal amount of 7 5/8% senior subordinated notes due 2013. Interest on the notes will be paid semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2006. The notes will mature on July 1, 2013. We may redeem some or all of the notes at any time, and from time to time, in whole or in part, on or after July 1, 2009 at specified redemption prices, and at any time in the event of certain changes affecting Canadian withholding taxes at 100% of their principal amount. Prior to July 1, 2009, we may redeem some or all of the notes by paying a specified make-whole premium. In addition, prior to July 1, 2008, we may redeem up to 35% of the notes at 107.625% of their principal amount with the proceeds of certain equity offerings. The redemption prices are discussed under the captions "Description of the Notes—Optional Redemption" and "Description of the Notes—Redemption for Tax Reasons."

        The notes will be our general unsecured senior subordinated obligations and will be subordinated in right of payment to all present and future senior indebtedness, pari passu with all present and future senior subordinated indebtedness and senior to all of our present and future subordinated indebtedness.

        Investing in the notes involves risks. See "Risk Factors" beginning on page S-10 and beginning on page 4 of the accompanying prospectus.

	Per Note	Total

Public Offering Price(1)	100.000%	$250,000,000

Underwriting Commissions	1.500%	$ 3,750,000

Proceeds to Celestica Inc., before expenses(1)	98.500%	$246,250,000

(1)
Plus accrued interest, if any, from June 23, 2005, if settlement occurs after that date.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the notes to investors on or about June 23, 2005.

Joint Bookrunning Managers

Banc of America Securities LLC  Citigroup  Deutsche Bank Securities

CIBC World Markets Corp.

                                  RBC Capital Markets

                                                        Scotia Capital

                                                                           Wachovia Securities

                                                                                                KeyBanc Capital Markets

June 16, 2005

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

        You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to provide you with additional or different information. This document may only be used where it is legal to sell the notes. The information in this document may only be accurate as of the date of this prospectus supplement, regardless of the time of delivery of this document to you or any sale of the notes.

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters. The second part, the accompanying prospectus, gives more general information, some of which does not apply to the notes we are offering. In the event information contained in the prospectus is inconsistent with this prospectus supplement, the information in the prospectus supplement updates and supersedes the information in the prospectus. Generally, when we refer to the prospectus supplement, we are referring to both parts combined.

        In this prospectus supplement, unless we state otherwise, "Celestica," the "Company," "we," "us" and "our" refer to Celestica Inc. and its subsidiaries.

        We furnish our shareholders with annual reports containing financial statements prepared in accordance with Canadian generally accepted accounting principles (GAAP) audited by our independent accountants, with a reconciliation of those financial statements to U.S. GAAP. We will make available copies of quarterly reports for each of the first three quarters of each fiscal year containing interim unaudited consolidated financial information.

        In this prospectus supplement, all dollar amounts are expressed in United States dollars, except where we state otherwise. All references to "US$" or "$" are to U.S. dollars and all references to "C$" are to Canadian dollars. Unless we indicate otherwise, any reference in this prospectus supplement to a conversion between US$ and C$ is given as of June 16, 2005. At that date, the noon buying rate in New York City for cable transfers in Canadian dollars was US$1.00 = C$1.2376, as certified for customs purposes by the Federal Reserve Bank of New York.

        Canada has no system of exchange controls. There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian public company to non-resident investors. There are no exchange restrictions affecting the remittance of dividends, interest, royalties or similar payments to non-resident holders of the notes we are offering.

FORWARD-LOOKING STATEMENTS

        Information about us contained under the heading "Prospectus Summary" and other sections of this prospectus supplement and prospectus contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended (U.S. Securities Act), and section 21E of the Securities Exchange Act of 1934, as amended (U.S. Exchange Act), including, without limitation, statements concerning our possible or assumed future results of operations preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates," "intends," "plans," or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995.

        Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. You should understand that the following important factors, in addition to those discussed in "Risk Factors" and elsewhere in this prospectus supplement, could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements: variability of operating results among periods; inability to retain or grow our business due to execution problems resulting from significant head count reductions, plant closures and product transfer associated with major restructuring activities; the effects of price competition and other business and competitive factors generally affecting the electronics manufacturing services (EMS) industry; the challenges of effectively managing our operations during uncertain economic conditions; our dependence on a limited number of customers; our dependence on industries affected by rapid technological change; the challenge of responding to lower-than-expected customer demand; our ability to successfully manage our international operations; component constraints; and our ability to manage our restructuring and the shift of production to lower-cost geographies.

        Except as required by applicable law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus supplement, prospectus and the documents that we incorporate by reference with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even if our situation changes in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

iii

SUMMARY

        The following summary highlights selected information from this prospectus supplement to help you understand Celestica Inc. and the notes being offered. For a more complete understanding of Celestica and the notes, we encourage you to read carefully the entire prospectus supplement and accompanying prospectus, as well as information incorporated by reference from the reports we filed with or furnished to the U.S. Securities and Exchange Commission.

Our Business

        We are a world leader in the delivery of innovative electronics manufacturing services. We operate a highly sophisticated global manufacturing network with operations in Asia, Europe and the Americas, providing a broad range of integrated services and solutions to leading original equipment manufacturers (OEMs). Celestica's expertise in quality, technology and supply chain management, and leadership in the global deployment of lean manufacturing principles, enables us to provide a competitive advantage to our customers by improving time-to-market, scalability and manufacturing efficiency.

        We provide our OEM customers with a broad range of services, including manufacturing, design, new product introduction, engineering services, supply chain management, printed circuit assembly (PCA), system assembly, direct order fulfillment, logistics and after-market services and support. We have built a customer base that is now comprised of over 200 OEMs, including such industry leaders as Avaya Inc., Cisco Systems, Inc., EMC Corporation, Hewlett-Packard Corporation, IBM Corporation, Lucent Technologies Inc., Motorola, Inc., NEC Corporation and Sun Microsystems, Inc. During 2004, our top ten customers represented 65% of our total revenue.

        For the year ended December 31, 2004 and the quarter ended March 31, 2005, we had revenue of approximately $8.84 billion and $2.15 billion, respectively.

Our Principal Executive Office

        Our principal executive office is located at 1150 Eglinton Avenue East, Toronto, Ontario, Canada M3C 1H7 and our telephone number is (416) 448-5800.

The Offering

Issuer	Celestica Inc.
Notes Offered	$250,000,000 aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2013.
Maturity	July 1, 2013.
Interest Payment Dates	January 1 and July 1 of each year, beginning on January 1, 2006.
Ranking	The notes will be:
	•	our unsecured senior subordinated obligations;
	•	effectively subordinated in right of payment to all debt and other obligations (including trade payables) of our subsidiaries;
	•	effectively subordinated in right of payment to all of our existing and future senior debt, including borrowings under our $600 million senior credit facility;
•
equal in right of payment with all of our existing and future senior subordinated debt, including $500 million aggregate principal amount of our 7 7/8% senior subordinated notes due 2011, which we refer to as our notes due 2011; and
	•	senior in right of payment to all of our existing and future subordinated debt.
As of March 31, 2005, after giving pro forma effect to this offering and the application of the net proceeds therefrom as described in "Use of Proceeds":
	•	we would have had outstanding:
• no senior debt;
• $750 million of senior subordinated debt, consisting of the notes, which we sometimes refer to as our new notes, and the notes due 2011; and
•
$185.3 million aggregate principal amount at maturity of the Liquid Yield Option™ Notes due 2020,(1) which we refer to as LYONs (reflecting repurchases of LYONs with proceeds of this offering), which are subordinated to the notes due 2011 and the new notes; and

(1)
Liquid Yield Option™ is a trademark of Merrill Lynch & Co., Inc.

• our subsidiaries would have had outstanding approximately $1.8 billion of external liabilities.
Optional Redemption	At any time on or after July 1, 2009, we may redeem all or a part of the notes at the redemption prices specified in this prospectus supplement under "Description of the Notes—Optional Redemption."

At any time prior to July 1, 2009, we may redeem all or a part of the notes by paying a make-whole premium based on U.S. Treasury rates as specified in this prospectus supplement under "Description of the Notes—Optional Redemption."

At any time prior to July 1, 2008, we may redeem up to 35% of the notes with the net proceeds of certain equity offerings, at a price equal to 107.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the aggregate principal amount of the notes remains outstanding after the redemption.
Change of Control
Following a change of control as defined in the indenture, we will be required to make an offer to purchase all of the notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest to the date of the repurchase. However, our ability to repurchase your notes pursuant to this offer may be limited by the terms of our senior credit facility or future credit agreements or other agreements related to our debt. See "Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control Offer."
Additional Amounts and Tax Redemptions
We are required to make all payments to you under the notes without withholding or deduction for Canadian taxes. However, if we are required by law or the interpretation or the administration thereof to withhold or deduct amounts for Canadian taxes, we are required to pay you such additional amounts as may be necessary so that the net amount received by you after such withholding or deduction will not be less than the amount you would have received in the absence of such withholding or deduction.

We may redeem the notes in whole but not in part at any time at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date in the event of certain changes in the law or the interpretation or administration thereof affecting Canadian withholding taxes.
Certain Covenants
The indenture governing the notes will contain covenants that, prior to the date, if ever, that the notes are rated at least Baa3 by Moody's Investors Service, Inc. and at least BBB– by Standard & Poor's Ratings Service, will restrict our ability and the ability of our restricted subsidiaries to, among other things:
	•	incur additional indebtedness;
	•	pay dividends or make other restricted payments;
	•	apply the proceeds of asset sales;
	•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;
	•	enter into transactions with affiliates; or
	•	consolidate, merge or sell all or substantially all of our assets.

The indenture will also contain covenants that apply even if the notes are rated at least Baa3 by Moody's Investors Service, Inc. and at least BBB– by Standard & Poor's Ratings Service, including covenants that restrict our ability to:
	•	create or permit liens; or
	•	incur layered indebtedness.

All of these restrictive covenants are subject to a number of important exceptions and qualifications. See "Description of the Notes—Certain Covenants."
Absence of an Established Market for the Notes
The notes are a new issue of securities, and currently there is no market for them. We do not intend to list the notes on any securities exchange or to arrange for any quotation system to quote them. We cannot assure you that a liquid market will develop for the notes.
Use of Proceeds
We estimate that the net proceeds from the offering after deducting the underwriters' commissions and expenses will be approximately $245.8 million. We intend to use the net proceeds to repurchase LYONs, in the open market, upon the exercise of holders' rights to require us to repurchase LYONs on August 2, 2005 or otherwise. Pending the repurchase of LYONs, net proceeds will be invested in short-term, interest bearing, investment-grade securities.

        For a discussion of certain risks that should be considered in connection with an investment in the notes, see "Risk Factors" starting on page S-10 of this prospectus supplement and starting on page 4 of the accompanying prospectus.

Summary Financial Data

        The following tables set forth certain consolidated financial data derived from our consolidated financial statements. The financial data as at December 31, 2000, 2001, 2002, 2003 and 2004, and for each of the years ended December 31, 2000, 2001, 2002, 2003 and 2004, has been derived from our audited consolidated financial statements for the years ended December 31, 2000, 2001, 2002, 2003 and 2004, and the unaudited financial data as at March 31, 2005 and for the three months ended March 31, 2004 and 2005, has been derived from our unaudited interim financial statements for the three months ended March 31, 2004 and 2005 that are incorporated by reference.

        In the opinion of management, our unaudited interim consolidated financial statements for the three months ended March 31, 2004 and 2005 contain all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the results for such periods. Interim results are not necessarily indicative of the results that may be achieved for the entire fiscal year. You should read the following summary financial data together with the other information included in this prospectus supplement and the information we incorporate by reference.

        Our consolidated financial statements have been prepared in accordance with Canadian GAAP. These principles conform in all material respects with U.S. GAAP except as described in note 20 to our 2004 consolidated financial statements. For all the periods presented, the summary financial data is prepared in accordance with Canadian GAAP unless otherwise indicated.

	Year ended December 31					Three months ended March 31
	2000(1)	2001(1)	2002(1)	2003(1)	2004	2004(1)	2005(1)
	(in millions, except per share amounts)					(unaudited)
Consolidated Statements of Earnings (Loss) Data (Canadian GAAP):
Revenue	$9,752.1	$10,004.4	$8,271.6	$6,735.3	$8,839.8	$2,016.9	$2,150.6
Cost of sales	9,064.2	9,292.4	7,716.5	6,475.2	8,431.9	1,929.0	2,026.0

Gross profit	687.9	712.0	555.1	260.1	407.9	87.9	124.6
Selling, general and administrative expenses(2)	326.1	341.4	298.5	273.8	331.6	78.9	77.2
Amortization of goodwill and intangible assets(3)	88.9	125.0	95.9	48.5	34.6	7.2	7.2
Integration costs related to acquisitions(4)	16.1	22.8	21.1	—	3.1	—	0.3
Other charges(5)	—	273.1	665.7	151.6	603.2	10.9	31.9
Accretion of convertible debt	10.3	26.6	28.7	23.4	17.6	5.5	3.2
Interest expense (income), net(6)	(19.0)	(7.9)	(1.1)	(4.0)	19.7	1.0	7.9

Earnings (loss) before income taxes	265.5	(69.0)	(553.7)	(233.2)	(601.9)	(15.6)	(3.1)
Income tax expense (recovery)(7)	64.7	(13.1)	(98.3)	33.5	252.2	(3.5)	8.5

Net earnings (loss)	$200.8	$(55.9)	$(455.4)	$(266.7)	$(854.1)	$(12.1)	$(11.6)

Other Financial Data:
Basic earnings (loss) per share	$1.01	$(0.26)	$(1.98)	$(1.23)	$(3.85)	$(0.06)	$(0.05)
Diluted earnings (loss) per share(8)	0.98	(0.26)	(1.98)	(1.23)	(3.85)	(0.06)	(0.05)
Capital expenditures	282.8	199.3	151.4	175.9	142.2	56.4	38.4
Consolidated Statements of Earnings (Loss) Data (U.S. GAAP)(9):
Net earnings (loss)	$197.4	$(51.3)	$(494.9)	$(269.2)	$(867.5)

	As at December 31					As at March 31
	2000(1)	2001(1)	2002(1)	2003(1)	2004(1)	2005(1)
	(in millions)					(unaudited)
Consolidated Balance Sheet Data (Canadian GAAP):
Cash and short-term investments	$883.8	$1,342.8	$1,851.0	$1,028.8	$968.8	$951.4
Working capital(10)	2,262.6	2,339.8	2,093.2	1,513.6	1,458.3	1,470.5
Capital assets	634.0	917.1	730.2	681.4	569.3	554.8
Total assets	5,941.9	6,637.9	5,811.4	5,137.4	4,939.8	4,898.6
Total long-term debt, including current portion(11)	375.1	416.8	269.0	213.9	627.5	627.8
Shareholders' equity	3,229.1	4,478.0	3,941.7	3,255.9	2,488.8	2,477.2
Consolidated Balance Sheet Data (U.S. GAAP)(9):
Total assets	$5,939.3	$6,643.3	$5,805.6	$5,182.2	$4,988.7
Total long-term debt, including current portion	1,005.1	1,046.8	831.7	626.4	846.1
Shareholders' equity	2,605.4	3,841.1	3,344.4	2,844.4	2,257.6

(1)
Changes in accounting policies:

(a)
Effective January 1, 2003, we adopted the Canadian Institute of Chartered Accountants (CICA) Handbook Section 3063, "Impairment or Disposal of Long-Lived Assets," and the revised Section 3475, "Disposal of Long-Lived Assets and Discontinued Operations," which are consistent with U.S. GAAP. These sections establish standards for recognizing, measuring and disclosing impairment for long-lived assets held-for-use, and for measuring and separately classifying assets available-for-sale. Previously, long-lived assets were written down to net recoverable value if the undiscounted future cash flows were less than net book value. Under the new standards, assets must be classified as either held-for-use or available-for-sale. Impairment losses for assets held-for-use are measured based on fair value, which is measured by discounted cash flows. Available-for-sale assets are measured based on fair value less costs to sell.

(b)
Effective January 1, 2003, we adopted the CICA Emerging Issues Committee (EIC) Abstracts EIC-134, "Accounting for Severance and Termination Benefits," and EIC-135, "Accounting for Costs Associated with Exit and Disposal Activities," which establish standards for recognizing, measuring and disclosing costs relating to an exit or disposal activity. These standards are similar to U.S. GAAP. We have applied these standards to restructuring plans initiated after January 1, 2003. These EICs allow recognition of a liability for an exit or disposal activity only when the costs are incurred and can be measured at fair value. Previously, a commitment to an exit or disposal plan was sufficient to record the majority of costs.

(c)
Effective January 1, 2003, we adopted the revised CICA Handbook Series 3870, "Stock-Based Compensation," which requires that a fair-value method of accounting be applied to all stock-based compensation payments to both employees and non-employees. In accordance with the transitional provisions of Section 3870, we have prospectively applied the fair-value method of accounting for stock option awards granted after January 1, 2003 and, accordingly, have recorded compensation expense of $7.6 million in 2004 ($0.3 million in 2003) and $2.5 million for the three months ended March 31, 2005 (March 31, 2004—$1.6 million). Prior to January 1, 2003, we accounted for our stock options using the settlement method and no compensation expense was recognized.

(d)
Effective January 1, 2004, we retroactively adopted the new CICA Handbook Section 3110, which requires the recognition of liabilities for asset retirement obligations and the associated retirement costs, and have retroactively restated our results of operations for all prior periods. The impact to our cost of sales and net earnings (loss) for Canadian GAAP for the year ended December 31, 2004 was $0.9 million (2003—$0.9 million; 2002—$0.7 million; 2001—$0.5 million; 2000—$0.1 million). See note 2(r)(i) to our 2004 consolidated financial statements.

(e)
Effective December 31, 2004, we adopted the amendment to CICA Handbook Section 3860, "Financial Instruments—Presentation and Disclosure." The revised standard requires obligations of a fixed amount that may be settled, at the issuer's option, by a variable number of the issuer's own equity instruments to be presented as liabilities. Any securities issued by an enterprise that give the issuer unrestricted rights to settle the principal amount in cash or the equivalent value of its own equity instruments will no longer be presented as equity. The standard is effective on a retroactive basis with restatement of prior periods. As a result of adopting this standard, we reclassified the principal component of our LYONs as a debt instrument and recorded all accretion charges, amortization of deferred financing costs, gains and losses on repurchases relating to the principal component and related tax effects as charges to operations. The option component of the LYONs continues to be accounted for as an equity instrument.

	As at December 31
	2000	2001	2002	2003	2004
	(in millions)
(i) Reclassified from equity to debt	$243.1	$269.4	$262.1	$210.5	$124.1
(ii) Reclassified deferred financing costs from equity to other assets	$5.2	$4.9	$4.1	$2.8	$1.3
(iii) Reduced deferred income tax assets and equity	$1.9	$1.9	$1.9	$1.9	$1.9

	Year ended December 31
	2000	2001	2002	2003	2004
(iv) Recorded accretion charges and amortization of deferred financing costs, net of tax	$5.8	$15.6	$17.8	$16.1	$12.0
(v) Reclassified gain on repurchases of LYONs and related tax from equity to other charges and tax expense, net of tax	—	—	$(8.3)	$(16.1)	$(22.0)

  The consolidated statements of earnings (loss) data for:

  •
  2000, 2001, 2002, 2003, 2004 and the three months ended March 31, 2004 and 2005 include the results of IBM Corporation's operations in Minnesota and Italy acquired in February and May 2000, respectively, NDB Industrial Ltda. acquired in June 2000, Bull Electronics Inc. acquired in August 2000, and NEC Technologies (UK) Ltd. acquired in November 2000;

  •
  2001, 2002, 2003, 2004 and the three months ended March 31, 2004 and 2005 include the results of operations of Excel Electronics, Inc. acquired in January 2001, certain assets of Motorola Inc. in Ireland and Iowa acquired in February 2001, certain assets of a repair facility of N.K. Techno Co., Ltd. in Japan acquired in March 2001, certain assets of Avaya Inc. in Arkansas and Colorado acquired in May 2001, Sagem CR s.r.o. acquired in June 2001, certain assets of Avaya Inc. in France acquired in August 2001, certain assets of Lucent Technologies Inc. in Ohio and Oklahoma acquired in August 2001, Primetech Electronics Inc. acquired in August 2001, and Omni Industries Limited acquired in October 2001;

  •
  2002, 2003, 2004 and the three months ended March 31, 2004 and 2005 include the results of operations of certain assets of NEC Corporation in Miyagi and Yamanashi, Japan acquired in March 2002, and certain assets of Corvis Corporation in the United States acquired in August 2002; and

  •
  2004 and the three months ended March 31, 2004 and 2005 include the results of operations of MSL acquired in March 2004 and certain assets of NEC Corporation in the Philippines acquired in April 2004.

(2)
Selling, general and administrative expenses include research and development costs.

(3)
The CICA Handbook Sections 1581, "Business Combinations," and 3062, "Goodwill and Other Intangible Assets," mandate the purchase method of accounting for business combinations and require that the value of the shares issued in a business combination be measured using the average share price for a reasonable period before and after the date in which the terms of the acquisition are agreed to and announced. These standards are substantially consistent with U.S. GAAP.

Effective July 1, 2001, goodwill acquired in business combinations completed after June 30, 2001 has not been amortized and, effective January 1, 2002, we discontinued amortizing all goodwill. We also evaluated existing intangible assets, including estimates of remaining useful lives, and have reclassified $9.1 million from intellectual property to goodwill, as of January 1, 2002, to conform with the standards.

Section 3062 required the completion of a transitional goodwill impairment evaluation within six months of adoption. We completed the transitional goodwill impairment assessment during the second quarter of 2002, and determined that no impairment existed as of the date of adoption.

Effective January 1, 2002, we had unamortized goodwill of $1,137.9 million which was no longer being amortized. This change in accounting policy was not applied retroactively and the amounts presented for prior periods have not been restated for this change. The following table shows the impact of this change as if the policy had been applied retroactively to 2000 and 2001:

	Year ended December 31
	2000	2001
	(in millions, except per share amounts)
Net earnings (loss):
As reported	$200.8	$(55.9)
Add back: goodwill amortization	39.1	39.2

Net earnings (loss) before goodwill amortization	$239.9	$(16.7)

Basic earnings (loss) per share:
As reported	$1.01	$(0.26)
Before goodwill amortization	$1.20	$(0.08)
Diluted earnings (loss) per share:
As reported	$0.98	$(0.26)
Before goodwill amortization	$1.16	$(0.08)
(4)
These costs include costs to implement new information systems and processes, including salary and other costs directly related to the integration activities in newly acquired facilities.

(5)
In 2001, Other charges totaled $273.1 million, comprised of: (a) a $237.0 million restructuring charge; and (b) a non-cash charge of $36.1 million relating to the annual impairment assessment of long-lived assets, comprised primarily of a write-down of goodwill, intangible assets and certain long-term equity investments.

In 2002, Other charges totaled $665.7 million, comprised primarily of: (a) a $385.4 million restructuring charge; (b) a non-cash write-down of $203.7 million relating to the annual goodwill impairment assessment; (c) a non-cash write-down of $81.7 million relating to the annual impairment assessment of long-lived assets, primarily intangible and capital assets; and (d) a $9.6 million charge for the premium paid and related deferred financing costs on the redemption of our senior subordinated notes due 2006; offset, in part, by (e) a $12.1 million gain on repurchase of LYONs.

In 2003, Other charges totaled $151.6 million, comprised primarily of: (a) a $94.9 million restructuring charge; and (b) a non-cash write-down of $82.8 million relating to the annual impairment assessment of long-lived assets, primarily intangible and capital assets; offset, in part, by (c) a $23.8 million gain on repurchase of LYONs.

In 2004, Other charges totaled $603.2 million, comprised primarily of: (a) a $153.7 million restructuring charge; (b) a non-cash write-down of $288.0 million relating to the annual goodwill impairment assessment; (c) a non-cash write-down of $99.3 million relating to the annual impairment assessment of long-lived assets, primarily intangible and capital assets; and (d) a $116.8 million non-cash write-down of receivables for a specific customer risk; offset, in part, by (e) a $32.9 million gain on repurchase of LYONs.

In the normal course of operations, we adjust our allowance for doubtful accounts for specific customer risks and credit factors. During the fourth quarter of 2004, one of our customers experienced a significant deterioration in its financial condition. Although the customer is attempting to recapitalize, there are no assurances that it will be successful. As a result, we have determined that an additional provision was required to reflect estimated recoverable amounts for accounts and notes receivable, inventory and non-cancelable purchase orders. In determining the incremental charges of $116.8 million and $44.6 million recorded in the fourth quarter and included in Other charges and Cost of sales, respectively, management assessed a variety of outcomes and determined the best estimate of the net recoverable amount to be $20.8 million. If the financial condition affecting that customer or our estimates of the customer's cash flows change in future reporting periods, there could be further impairment or a recovery of amounts previously written down. No significant events have occurred during the first quarter of 2005 that would change these provisions.

In the three months ended March 31, 2005, Other charges totaled $31.9 million (March 31, 2004—$10.9), comprised primarily of restructuring charges.

(6)
Interest expense (income), net is comprised of interest expense incurred on indebtedness and debt facilities, less interest income earned on cash and short-term investments.

(7)
The income tax expense for 2004 includes a charge of $248.2 million relating to a valuation allowance for deferred income tax assets. During the fourth quarter of 2004, in the course of finalizing our 2005 business plan, we identified significant developments, which we considered in determining our valuation allowance. Reduced future expected profits and the cost of restructuring actions and planned program transfers negatively impacted previous estimates of taxable income, particularly in the United States and Europe. We determined the more likely than not criteria was no longer met and accordingly increased the valuation allowance.

(8)
In 2001, we retroactively adopted CICA Handbook Section 3500, "Earnings per Share," which requires the retroactive use of the treasury stock method for calculating diluted earnings per share. This standard is consistent with U.S. GAAP.

For purposes of the basic and diluted earnings (loss) per share calculations, the weighted average number of shares outstanding were:

	Year ended December 31					Three months ended March 31
	2000	2001	2002	2003	2004	2004	2005
	(in millions)
Basic	199.8	213.9	229.8	216.5	222.1	213.2	226.9
Diluted	211.8	213.9	229.8	216.5	222.1	213.2	226.9
(9)
The significant differences between the line items under Canadian GAAP and those as determined under U.S. GAAP arise primarily from:

•
For 2000: non-cash charges for compensation expense, interest on the convertible debt we issued in August 2000 and classification of the convertible debt as a long-term liability rather than as a bifurcated instrument;

•
For 2001: non-cash charges for compensation expense, interest on convertible debt classified as a long-term liability rather than as a bifurcated instrument, impairment charges to write-down certain assets and gain on a foreign exchange contract;

•
For 2002: non-cash charges for compensation expense, interest on convertible debt classified as a long-term liability rather than as a bifurcated instrument, impairment charges to write-down certain assets and gain on repurchase of convertible debt;

•
For 2003 and 2004: interest and deferred taxes on convertible debt classified as a long-term liability rather than as a bifurcated instrument, impairment on certain long-lived assets, gain (loss) on repurchase of convertible debt, and the adoption of fair-value accounting for stock compensation expense for Canadian GAAP only; and

•
For 2003: net loss in accordance with U.S. GAAP is after the cumulative effect of a change in accounting policy.

Refer to note 20 of our 2004 consolidated financial statements for additional details.

(10)
Calculated as current assets less current liabilities.

(11)
Long-term debt includes capital lease obligations and the principal component of convertible debt instruments. For convertible debt amounts see note (1)(e)(i) above.

RISK FACTORS

        This offering involves a high degree of risk. You should carefully consider each of the following risks and all of the other information set forth in this prospectus supplement and prospectus, before deciding to invest in our notes. If any of the risks and uncertainties we describe develop into actual events, our business, financial condition and results of operation could be materially adversely affected and you may lose all or part of your investment.

Risks Related to the Notes and the Offering

Our indebtedness could impair our financial condition and prevent us from fulfilling our obligations under the notes.

        After giving effect to the offering and application of the net proceeds therefrom, as reported under Canadian GAAP, we would have had $788.9 million of debt outstanding and shareholders' equity of $2,320.3 million at March 31, 2005, and our deficiency of earnings to cover fixed charges would have been $621.0 million and $7.9 million for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively.

        Our indebtedness could:

  •
  make it more difficult to fulfill our obligations under the notes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general corporate activities;

  •
  limit our ability to obtain additional financing in the future for working capital, capital expenditures and other general corporate activities;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  detract from our ability to successfully withstand a downturn in our business or the economy in general; and

  •
  place us at a competitive disadvantage against other less leveraged competitors.

Despite our debt levels, we may incur additional debt.

        We may be able to incur significant additional indebtedness. Our senior credit facility and the indenture governing the notes due 2011 permit, and the indenture governing the new notes will permit, additional borrowings after the offering of the new notes under certain circumstances. See "Description of Certain Indebtedness" and "Description of the Notes—Certain Covenants." As of March 31, 2005, after giving pro forma effect to the issuance of the new notes, we would have had approximately $340.0 million of additional borrowings available to us under our senior credit facility, subject to compliance with our financial and other covenants under the terms of the agreement governing our senior credit facility.

We may be unable to generate sufficient cash flow or obtain additional financing to meet our debt service obligations, which could impair our ability to repay the notes.

        In recent periods, we have experienced negative cash flow, and we cannot assure you that our future cash flow will be sufficient to meet the payment obligations under the notes or our other indebtedness. Our ability to generate cash flow from operations to make scheduled payments on our indebtedness, including the notes, as they become due will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors. Many of these factors, such as general economic and financial conditions in the computing and communications industry, the economy at large or the initiatives of our competitors, are beyond our control.

        If we do not generate sufficient cash flow from operations to satisfy our debt obligations or fund our liquidity needs, we may have to seek additional capital or undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets or reducing or delaying capital investments. Any of these actions could result in unanticipated costs, disrupt the implementation of our business plan or otherwise hinder our growth. Moreover, we may be unable to take any of these actions on satisfactory terms, in a timely manner or to the extent necessary to enable us to service our debt. Any future downgrades of our credit rating by Standard & Poor's or of our senior implied rating by Moody's could reduce the availability and flexibility of our future financings and increase our financing costs. Our inability to generate sufficient cash flow or to raise additional capital in order to satisfy our debt obligations or to refinance our indebtedness on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations and could impair our ability to repay the notes.

We conduct substantially all of our operations through our subsidiaries, which may affect our ability to make payments on the notes.

        The notes are our obligations and are not obligations of our subsidiaries. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes. In addition, our material subsidiaries provide unsecured guarantees of our obligations under our senior credit facility; however, our subsidiaries are not providing guarantees of our obligations under the notes. Our subsidiaries are not required to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. The indenture will not prohibit restrictions on our subsidiaries making dividend or other payments to us. As a result, our subsidiaries will be able to incur debt subject to financial maintenance and other covenants that, if not satisfied, may restrict these subsidiaries from making dividend and other payments to us. In addition, contractual restrictions and provisions of law, such as those requiring that dividends be paid only out of surplus, and laws limiting the ability of a subsidiary to render "financial assistance" to its parent by way of loan or otherwise, will limit the ability of our subsidiaries to make distributions, loans or other payments to us. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The restrictive covenants in our debt instruments may affect our ability to operate our business successfully.

        Our senior credit facility and the indenture governing the notes due 2011 contain, and the indenture governing the new notes will contain, a number of restrictive covenants that, among other things, limit our ability to incur additional indebtedness, create liens, pay dividends on or redeem capital stock or make certain restricted payments, make certain investments, dispose of assets, engage in transactions with affiliates, engage in certain business activities and engage in mergers or consolidations. In addition, our senior credit facility requires us to meet or exceed specified financial ratios, which are measured on a quarterly basis. These restrictions could limit our ability to obtain future financing, make needed capital expenditures, take advantage of business opportunities, including acquisitions and dispositions, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate or business activities. Our failure to comply with any of these covenants would cause a default under the applicable instrument, which in turn could cause an event of default under instruments governing our other existing and future indebtedness, all of which would have a material adverse effect on our business, financial condition and results of operations. We urge you to read the information under "Description of Certain Indebtedness" and "Description of the Notes—Certain Covenants" for a more detailed discussion of these restrictions and covenants. At March 31, 2005, we were in compliance with these covenants. At March 31, 2005, after giving effect to the offering and application of the net proceeds therefrom, we were limited to approximately $340.0 million of available debt incurrence under our principal revolving credit facility based on minimum financial ratios.

In the event of a default and acceleration of any of our debt, we may be unable to repay the notes.

        If there were an event of default under our senior credit facility, our notes due 2011, the new notes or any other future indebtedness, the holders of the affected indebtedness could declare all of that indebtedness immediately due and payable, which, in turn, could cause the acceleration of the maturity of all of our other indebtedness. We cannot assure you that we would have sufficient funds available, or access to sufficient capital from other sources, to repay any accelerated debt. Even if we could obtain additional financing, we cannot assure you that the terms would be favorable to us. Our senior credit facility ranks senior and the notes due 2011 rank pari passu to the new notes in right of payment. We cannot assure you that our assets would be sufficient to repay borrowings under our senior credit facility and the amounts due under the notes due 2011 and the new notes in full.

Your right to receive payment on the notes will be subordinated to all our existing and future senior debt.

        The notes will be unsecured and subordinated in right of payment to all of our existing and future senior debt, including our obligations under our senior credit facility. The notes will not be secured by any of our assets and, therefore, they will be subordinated to any secured debt or unsecured senior debt that we may have now or may incur in the future. Subject to certain limitations, our senior credit facility permits us to incur additional senior debt in the future. The indebtedness under our senior credit facility, as well as the principal obligations on the notes due 2011, will also become due prior to the time the principal obligations under the new notes become due.

        In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, our assets will be available to pay obligations on the notes only after all of our senior debt and the debt of our subsidiaries has been paid in full. Substantially all of our assets, including the equity we hold in our subsidiaries and our subsidiaries' assets, are pledged to secure the indebtedness under our senior credit facility, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes. Holders of the notes will participate with all other holders of our subordinated indebtedness, including the holders of the notes due 2011, in the assets remaining after we have paid all of our senior debt. We may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt. In addition, all payments on the notes will be blocked in the event of a payment default on certain of our senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on certain of our senior debt.

        As at March 31, 2005, after giving effect to the offering, approximately $340.0 million of senior debt would have been available for borrowing under our senior credit facility, and our subsidiaries, some of which guarantee our borrowings under our senior credit facility but none of which guarantee the notes due 2011 or the new notes, would have had approximately $1.8 billion in outstanding external liabilities.

We may be unable to repurchase the notes following a change of control.

        If a change of control (as defined in the indenture, as supplemented, governing the notes due 2011 and the new notes) occurs, we will be required to make an offer to purchase all the outstanding notes due 2011 and the new notes. Our failure to make this offer upon a change of control or to repurchase notes due 2011 and the new notes tendered pursuant to the offer would cause an event of default under the indenture. Certain events described in the indenture's change of control provisions would also result in an event of default under our senior credit facility and may result in the acceleration of the senior credit facility, in which case we would be required to pay all amounts outstanding under our senior credit facility. A change of control (as defined in the indenture governing the LYONs) on or before August 1, 2005 will also require us to make an offer to repurchase all of the outstanding LYONs. If a change of control were to occur, our available funds could be insufficient to repurchase the notes due 2011, the new notes, the LYONs and any other securities we would be required to purchase, and to repay outstanding borrowings under the senior credit facility. We expect that we would require additional financing to fund any such payments, which may not be available on commercially reasonable terms or at all. We urge you to read the information under "Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control Offer" for more information regarding the treatment of a change of control under the indenture.

You may be unable to sell the notes because there is no active trading market for the notes.

        The notes are a new issue for which there is no established public market. Subsequent to their initial issuance, the notes may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar notes, our performance and other factors. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters of the offering are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the notes will develop or, if one develops, that it will continue.

Canadian bankruptcy and insolvency laws may impair the enforcement of remedies under the notes.

        The rights of the trustee, who represents the holders of the notes, to enforce remedies are likely to be significantly impaired by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to us. For example, both the Canadian Bankruptcy and Insolvency Act and the Canadian Companies' Creditors Arrangement Act contain provisions enabling an insolvent person to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal or plan of compromise or arrangement to be voted on by the various classes of its affected creditors. A proposal, compromise or arrangement, if accepted by the requisite majorities of each affected class of creditors, and if approved by the relevant Canadian court, would be binding on all creditors within each affected class that did not vote to accept the proposal, compromise or arrangement. Moreover, this legislation permits the insolvent debtor to retain possession and administration of its property, subject to court oversight, even though it may be in default under the applicable debt instrument during the period the stay against proceedings remains in place.

        The powers of the court under the Bankruptcy and Insolvency Act and particularly under the Companies' Creditors Arrangement Act have been exercised broadly to protect an entity attempting to restructure its affairs from actions taken by creditors and other parties. Accordingly, we cannot predict whether payments under the notes would be made during any proceedings in bankruptcy, insolvency or other restructuring, whether or when the trustee could exercise its rights under the indenture governing the notes or whether and to what extent holders of the notes would be compensated for any delays in payment, if any, of principal, interest and costs, including the fees and disbursements of the trustee.

The interest of our controlling shareholder may conflict with the interest of our other securityholders.

        Onex Corporation owns, directly or indirectly, all of the outstanding multiple voting shares and, as of June 10, 2005, 1.4% of the outstanding subordinate voting shares. The number of shares owned by Onex, together with those shares Onex has the right to vote, as of June 10, 2005, represented 79.1% of the voting interest in us and less than 1% of the voting interest in our outstanding subordinate voting shares. Accordingly, Onex exercises a controlling influence over our business and affairs and has the power to determine all matters submitted to a vote of our shareholders where our shares vote together as a single class. Onex has the power to elect our directors and to approve significant corporate transactions such as certain amendments to our articles of incorporation, the sale of all or substantially all of our assets and plans of arrangement in certain circumstances. Onex's voting power could have the effect of deterring or preventing a change in control of our company that might otherwise be beneficial to our other securityholders. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex and one of our directors, owns shares with a majority of the voting rights of the shares of Onex. Mr. Schwartz, therefore, effectively controls our affairs. The interests of Onex and Mr. Schwartz may differ from the interests of other securityholders.

Civil liabilities and judgments in the United States may be unenforceable.

        We are incorporated under the laws of the Province of Ontario, Canada. Substantially all of our directors, controlling persons and officers are residents of Canada. Also, a substantial portion of our assets and the assets of these persons are located outside of the United States. As a result, it may be difficult to effect service within the United States upon those directors, controlling persons and officers who are not residents of the United States or to realize in the United States upon a judgment of courts of the United States predicated upon the civil liability provisions of the U.S. federal securities laws.

Holders of the notes are subject to restrictions on the resale of the notes outside of the United States.

        We are selling the notes in reliance on exemptions from applicable Canadian provincial securities laws and the laws of other jurisdictions where the notes are being offered and sold, and therefore the notes may be transferred and resold only in compliance with the laws of those jurisdictions to the extent applicable to the transaction, the transferor and/or the transferee. Although the notes are registered under the U.S. Securities Act, we did not, and do not intend to, qualify by prospectus the notes for sale to the public in Canada and, accordingly, the notes will remain subject to restrictions on resale in Canada. In addition, other non-U.S. holders will remain subject to restrictions imposed by the jurisdiction in which the holder is resident.

Risks Related to our Business

We have had recent operating losses and significant restructuring charges and may experience losses and restructuring charges in future periods.

        We generated net earnings in 1999 and 2000. We recorded net losses of $55.9 million in 2001, $455.4 million in 2002, $266.7 million in 2003, $854.1 million in 2004 and $11.6 million in the three months ended March 31, 2005. In 2001, we incurred $22.8 million of integration costs related to acquisitions, $237.0 million of restructuring charges, and a $36.1 million write-down of certain assets, primarily goodwill, intangible assets and certain long-term equity investments, with these charges totaling $295.9 million ($245.2 million after income taxes). In 2002, we incurred $21.1 million of integration costs related to acquisitions, $385.4 million of restructuring charges, a $285.4 million write-down of certain assets, primarily goodwill and intangible assets, and $9.6 million in deferred financing costs and debt redemption fees, with these charges totaling $701.5 million ($582.2 million after income taxes). In 2003, we incurred $94.9 million of restructuring charges, and an $82.8 million write-down of intangible assets and capital assets, with these charges totaling $177.7 million ($166.8 million after income taxes). In 2004, we incurred $153.7 million of restructuring charges, a $387.3 million write-down of goodwill, capital and intangible assets, and a $116.8 million write-down of doubtful accounts receivable for a specific customer, with these charges totaling $657.8 million (there was no tax benefit recorded on these charges in 2004).

        In January 2005, we announced additional pre-tax restructuring charges of between $225.0 million and $275.0 million, to be recorded over the next 15 months. We have undertaken numerous initiatives to restructure and reduce our capacity in response to the challenging technology end-markets, with the intention of improving utilization and realizing cost savings in the future. These initiatives have included reducing and consolidating the number and location of our production facilities, largely to align our capacity and infrastructure with anticipated customer demand, and to rationalize our operations worldwide. We will continue to evaluate our operations, and may propose future restructuring actions as a result of changes in the marketplace, including the exit from less profitable operations or services no longer demanded by our customers. Any failure to successfully execute these initiatives, including any delay in effecting these initiatives, can have a material adverse impact on our results. Furthermore, we may not be profitable in future periods.

Moving our manufacturing base to lower-cost regions could have a material adverse effect on our financial condition and results of operations.

        With the significant and severe weakness in technology end-markets over the past few years and the highly competitive nature of their businesses, our customers require significant cost reductions in order to maintain sales and improve their financial performance. This environment has resulted in an accelerated movement of our production from higher-cost regions such as North America and Western Europe to lower-cost regions such as Asia, Latin America and Eastern Europe. This accelerated move could have an impact on current and future results by increasing the risks associated with, among other things, transferring production to new regions where skills or experience may be more limited than in higher-cost regions, incurring higher operating expenses during the transition, incurring additional restructuring costs associated with, among other things, the decrease in production levels in higher-cost geographies and operating in new foreign jurisdictions. Product transfers could also result in our inability to retain our existing business or grow future revenue due to potential execution problems resulting from significant head count reductions, plant closures and product transfers associated with major restructuring activities.

We are in a highly competitive industry which has resulted in lower prices, reduced gross margins and loss of revenue.

        We are in a highly competitive industry. We compete on a global basis to provide EMS services to OEMs in the communications, high-end computing, personal computing, storage, aerospace and defense, automotive, industrial and consumer end-markets. Our competitors include major domestic and foreign companies such as Flextronics International Ltd., Hon Hai Precision Industry Co., Ltd., Sanmina-SCI Corporation, Solectron Corporation and Jabil Circuit, Inc., as well as smaller EMS companies that often have a regional product, service or industry specific focus. In addition, in recent years, original design manufacturers (ODMs), which are companies that provide design and manufacturing services to OEMs, have been increasing their share of outsourced manufacturing services provided to OEMs in several markets, such as notebook and desktop computers, personal computer motherboards, and consumer electronic products, such as cell phones. While we have not, to date, encountered significant competition from ODMs, such competition may increase if our business in these markets grows, or if ODMs expand further into or beyond these markets. We also face indirect competition from the manufacturing operations of our current and prospective customers, which could choose to manufacture products internally rather than to outsource to EMS providers.

        Some of our competitors have more geographically diversified international operations, a greater production presence in lower-cost geographies, as well as greater manufacturing, financial, procurement, research and development and marketing resources than we have. Accordingly, our current or potential competitors may develop or acquire services comparable or superior to those we develop, combine or merge to form larger competitors, or adapt more quickly than we will to new technologies, evolving industry trends and changing customer requirements. Competition has caused and may continue to cause excessive pricing pressures, reduced profits or loss of market share, any of which could materially and adversely affect us. In addition, the EMS industry has excess manufacturing capacity and has seen increased competition from Asian competitors. This has and will continue to exert additional pressures on pricing for components and services, thereby increasing the competitive pressures in the EMS industry. We may not be able to compete successfully against our current and future competitors, and the competitive pressures we face may materially adversely affect us.

We are dependent on the computing and communications industries and are exposed to changes in general economic conditions that can continue to adversely impact our business, operating results and financial condition.

        As a result of the unfavorable general economic conditions over the past four years and the reduced demand for technology capital goods, our sales have been negatively affected. Our financial performance depends on our customers' viability, financial stability, and the end-market demand for our customers' products. Most of our customers, in turn, depend substantially on the growth of the computing and communications industries. The computing and communications industries are characterized by rapidly changing technologies and shortening product lifecycles. These industries have experienced severe revenue erosion, pricing and margin pressures, and excess inventories over this period. More recently, many of our communication customers have merged or been acquired by third parties that are not our customers. These mergers and acquisitions could result in a decrease in demand from our customers in the telecommunications industry or our loss of business to our competitors as customers rationalize their business.

We depend on a limited number of customers for a substantial portion of our revenue and declines in sales to these customers could continue to adversely affect our operating results.

        Our two largest customers for the three months ended March 31, 2005 were Cisco Systems, Inc. and IBM, each of which represented more than 10% of our total first quarter 2005 revenue and in the aggregate represented 26% of our total first quarter 2005 revenue.

        Our two largest customers in 2004 were Cisco Systems and IBM, each of which represented more than 10% of our total 2004 revenue and which in the aggregate represented 26% of our total 2004 revenue. Our top ten customers represented 65% of our total 2004 revenue. Our four largest customers in 2003 were Cisco Systems, IBM, Lucent Technologies and Sun Microsystems, each of which represented more than 10% of our total 2003 revenue and in the aggregate represented 44% of our total 2003 revenue. Our top ten customers in 2003 represented

73% of our total 2003 revenue. We expect to continue to depend upon a relatively small number of customers for a significant percentage of our revenue.

        Mergers among our customers or our customers' customers could both increase concentration and/or reduce total demand as the combined entities rationalize their business. In addition, some of our customers have, over the past several years, significantly reduced or delayed the volume of manufacturing services ordered from us. We cannot assure you that present or future large customers will not terminate their manufacturing arrangements with us or significantly change, reduce or delay the amount of manufacturing services ordered from us, any of which would adversely affect our operating results.

        Other than in connection with asset acquisitions, otherwise known as "OEM divestitures," we generally do not enter into long-term supply commitments with our customers. Instead, we bid on a project basis and typically have supply contracts or purchase orders in place for the project. We are dependent on customers to fulfill the terms associated with these orders and/or contracts. Significant reductions in, or the loss of, sales to any of our large customers would have a material adverse effect on us. OEM divestitures often entail long-term supply agreements between ourselves and the OEM customer, and we are similarly dependent on customers to fulfill their obligations under these contracts.

Our customers may be adversely affected by rapid technological change which can have an adverse impact on our business.

        Our customers compete in markets that are characterized by rapidly changing technology, evolving industry standards and continuous improvements in products and services. These conditions frequently result in short product lifecycles. Our success will depend largely on the success achieved by our customers in developing and marketing their products. If technologies or standards supported by our customers' products become obsolete or fail to gain widespread commercial acceptance, our business could be materially adversely affected.

Inherent difficulties in managing capacity utilization and unanticipated changes in customer orders place strains on our planning and may affect our results of operations.

        Our customers are increasingly dependent on EMS providers for new product introductions and rapid response times to changes in volume requirements. Most of our customers typically do not commit to firm production schedules for more than 30 to 90 days in advance and we often experience reduced lead-times in customers' orders. Accordingly, we cannot always forecast the level of customer orders with certainty. This can make it difficult to order appropriate levels of materials and to schedule production and maximize utilization of our manufacturing capacity. In addition, customers may cancel their orders, change production quantities, or delay production for a number of reasons. The uncertain economic condition of our customers' end markets, intense competition with respect to some of our customers' products and general order volume volatility has resulted, and may continue to result, in some of our customers delaying or canceling the delivery of some of the products we manufacture for them, and placing purchase orders for lower volumes of products than previously anticipated. Cancellations, reductions or delays by a significant customer, by a group of customers, or by a single customer whose production is material to an individual facility would seriously harm results of that operation in that period. Such order changes could also cause a delay in the repayment to us for inventory expenditures we incurred in preparation for the customer orders or, in certain circumstances, require us to return the inventory to our suppliers, re-sell the inventory to another customer or continue to hold the inventory. Order cancellations and delays could also lower our asset utilization, resulting in higher levels of unproductive assets and lower margins. In some cases, dramatic changes in circumstances for a customer could also negatively impact the collectability of receivables or carrying value of our inventory for that customer. On other occasions, customers have required rapid and sudden increases in production, which has placed an excessive burden on our manufacturing capacity. Rapid changes in product ramps, weakening financial condition or the deterioration of any single customer's financial condition could prevent us from collecting receivables or realizing inventory on hand. Any of these factors or a combination of these factors could have a material adverse effect on our results of operations.

Any failure to successfully manage our international operations would have a material adverse effect on our financial condition and results of operations.

        During 2004, more than half of our revenue was produced from locations outside of North America. In addition, we purchased material from international suppliers for much of our business, including our North American business. We believe that our future growth depends largely on our ability to increase our business in international markets and, as we describe above, to shift much of our production to lower-cost geographies. We will continue to expand our operations both inside and outside of North America.

        This expansion will require significant management attention and financial resources. International operations are subject to inherent risks, which may adversely affect us, including:

  •
  labor unrest and differences in regulations and statutes governing employee relations;

  •
  changes in regulatory requirements;

  •
  tariffs, import and export duties, value-added taxes and other barriers;

  •
  less favorable intellectual property laws;

  •
  difficulties in staffing and managing foreign sales and support operations;

  •
  longer accounts receivable payment cycles and difficulties in collecting payments;

  •
  changes in local tax rates and other potentially adverse tax consequences, including the cost of repatriation of earnings;

  •
  burdens of complying with a wide variety of foreign laws, including changing import and export regulations, which could erode our profit margins or restrict exports;

  •
  adverse changes in trade policies between countries in which we maintain operations;

  •
  political instability;

  •
  potential restrictions on the transfer of funds;

  •
  inflexible employee contracts that restrict our flexibility in responding to business downturns; and

  •
  foreign exchange risks.

        We have either purchased or built manufacturing facilities in numerous Asian countries, including Thailand, Malaysia, China, Singapore and the Philippines, and could be subject to the political, economic and legal risks associated with doing business in these countries. Each of these regions has a history of promoting foreign investment but has experienced economic and political turmoil and fluctuations in the value of its currencies in the recent past. There is a potential risk that economic and political turmoil may result in the reversal of current policies encouraging foreign investment and trade, restrictions on the transfer of funds overseas, employee turnover, labor unrest or other domestic problems that could adversely affect us.

Our results can be affected by limited availability of components.

        A significant portion of our costs is for electronics components. All of the products we manufacture require one or more components that we order from suppliers of these particular components. In many cases, there may be only one supplier of a particular component. Supply shortages for a particular component can delay production and thus delay the revenue of all products using that component or can cause price increases in the products and services we provide. In the past, we have secured sufficient allocations of constrained components so that revenue was not materially impacted. In addition, at various times there have been industry-wide shortages of electronic components. Such shortages, or future fluctuations in materials costs, may have a material adverse effect on our business or cause our results of operations to fluctuate from period to period.

Restrictions on our ability to restructure quickly enough can delay the timing and affect the benefits we expect of our restructuring efforts.

        We have operations in multiple regions around the world. As a result, we are subject to different regulatory requirements and labor laws governing how quickly we are able to reduce manufacturing capacity and terminate related employees. These requirements are particularly stringent in Europe. Restrictions on our ability to close under-performing facilities will result in higher expenses associated with carrying excess capacity and infrastructure during our restructuring activities. The speed of our restructuring can also be impeded by delays resulting from our customers not agreeing to move their products to one of our other facilities. Since the restructuring of our plants will require some of our customers to move their production from one of our facilities to another, customers may use this opportunity to shift their production to competitors' facilities.

Failure of our customers to pay the amounts owed to us in a timely manner may adversely affect our results of operations.

        We generally provide payment terms ranging from 30 to 60 days. As a result, we generate significant accounts receivable from sales to our customers, historically representing 22% to 39% of current assets. Accounts receivable from sales to customers at December 31, 2004 were $1,023.3 million (December 31, 2003—$771.5 million; and December 31, 2002—$785.9 million). At December 31, 2004, two customers represented 25% of our total accounts receivable (December 31, 2003—one customer represented 18% of total accounts receivable; and December 31, 2002—one customer represented 28% of total accounts receivable). If any of our customers has insufficient liquidity, we may encounter significant delays or defaults in payments owed to us by customers, and may extend our payment terms, which may have a significant adverse effect on our financial condition and results of operations. We regularly review our accounts receivable valuations and make adjustments when necessary. In the fourth quarter of 2004, one of our customers experienced a significant deterioration in its financial condition; as a result, we recorded additional charges of $116.8 million to reflect the estimated recoverable amounts on the assumption that the customer is unable to recapitalize. Our allowance for doubtful accounts at December 31, 2004 was $140.1 million (December 31, 2003—$50.3 million; and December 31, 2002—$62.4 million), which represented 12.0% of the gross accounts receivable balance (December 31, 2003—6.1%; and December 31, 2002—7.4%). Historically, the credit-related accounts receivable adjustments have not been significant to our results of operations. For the year ended December 31, 2004, we wrote off accounts receivable of $2.5 million (December 31, 2003—$14.2 million; and December 31, 2002—$30.0 million) against the allowance for doubtful accounts in the normal course of business.

We may encounter difficulties completing or integrating our acquisitions which could adversely affect our results of operations.

        A significant portion of our growth in prior years was generated through acquisitions. These transactions involve acquisitions of entire companies and acquisitions of selected assets from OEMs. These assets typically consist primarily of equipment, inventory and, in certain cases, facilities or facility leases. OEM asset divestiture transactions also typically involve our entering into new supply agreements with the relevant OEMs. Potential difficulties related to our acquisitions include:

  •
  integrating acquired operations, systems and businesses;

  •
  maintaining customer, supplier or other favorable business relationships of acquired operations and restructuring or terminating unfavorable relationships;

  •
  addressing unforeseen liabilities of acquired businesses;

  •
  lack of experience operating in the geographic market or industry sector of the business acquired;

  •
  losing customers who want to transfer their business because of the change in ownership;

  •
  losing key employees of acquired operations; and

  •
  not achieving the anticipated business volumes.

        Any of these factors could prevent us from realizing the anticipated benefits of the acquisition, including operational synergies and economies of scale. Our failure to realize the anticipated benefits of acquisitions could adversely affect our business and operating results.

Our investment in Six Sigma and lean manufacturing initiatives may not produce the anticipated cost benefits or achieve the working capital benefits we expect.

        We are continually investing in training, business process and information technology tools to eliminate waste, increase quality and reduce defects in the manufacturing process. This investment is becoming more critical in our industry as our customers require our global organization to produce cost savings through the elimination of waste. Failure to deliver these cost savings could affect our relationships with our customers in a manner which would adversely affect our volumes and our operating results. The deployment of Six Sigma and lean manufacturing initiatives are part of the roadmap we are using to improve our own operating margin. Failure to achieve the anticipated benefits could impact our margin improvement.

If our products are subject to warranty claims, our business reputation may be damaged and we may incur significant costs.

        In certain of our manufacturing service contracts, we provide a warranty against defects in our designs or deficiencies with respect to our manufacturing services. A successful claim for damages arising as a result of such defects or deficiencies for which we are not insured or where the damages exceed our insurance coverage, or any material claim for which insurance coverage is denied or limited and for which indemnification is not available, could have a material adverse effect on our business, results of operations and financial condition.

We are subject to the risk of increased income taxes which could adversely affect our financial condition and results of operations.

        We conduct business operations in a number of countries, including countries where:

  •
  tax incentives have been extended to encourage foreign investment; or

  •
  income tax rates are low.

        We develop our tax position based upon the anticipated nature and structure of our business and the tax laws, administrative practices and judicial decisions now in effect in the countries in which we have assets or conduct business, all of which are subject to change or differing interpretations, possibly with retroactive effect. We are subject to audit by local tax authorities of historical information which could result in additional tax expense in future periods relating to prior results. Any such increase in our income tax expense and related interest and penalties could have a significant impact on our future earnings and future cash flows.

        Certain of our subsidiaries provide financing, products and services to, and may from time to time undertake certain significant transactions with, other subsidiaries in different jurisdictions. In general, related party transactions, and in particular related party financing transactions, are subjected to close review by tax authorities. Moreover, several jurisdictions in which we operate have tax laws with detailed transfer pricing rules which require that all transactions with non-resident related parties be priced using arm's length pricing principles, and that contemporaneous documentation must exist to support such pricing.

        International taxation authorities could challenge the validity of our related party financing and related party transfer pricing policies. Such a challenge generally involves a subjective area of taxation and generally involves a significant degree of judgment. If any of these taxation authorities are successful in challenging our financing or transfer pricing policies, our income tax expense may be adversely affected and we could also be subjected to interest and penalty charges. In connection with ongoing audits in the United States and other jurisdictions, we expect the taxing authorities to assess significant deficiencies and related interest and penalties arising from related party transactions, for which we believe we have substantial defenses and adequate reserves. However, there can be no assurance as to the final resolution of these audits and any resulting proceedings, and if these audits and proceedings are determined adversely to us the amounts we may be required to pay may be material.

We face financial risks due to foreign currency fluctuations.

        The principal currency in which we conduct our operations is U.S. dollars. However, some of our subsidiaries transact business in foreign currencies, such as Canadian dollars, Thai baht, Euros, Mexican pesos, Czech koruna, Singapore dollars, Japanese yen, Malaysian ringgits, Chinese renminbi, Brazilian real, Philippine Peso, Romanian Lei and British pounds sterling. We often enter into hedging transactions to minimize our exposure to foreign currency and interest rate risks. Our current hedging activity is designed to reduce the variability of our foreign currency costs and consists of contracts to purchase or sell these foreign currencies at future dates. These contracts generally extend for periods ranging from 12 to 15 months. Our hedging transactions may not successfully minimize foreign currency risk, which could have a material adverse effect on our results of operations.

The efficiency of our operations could be adversely affected by any delay in delivery from our transportation suppliers, including delays caused by work stoppages and natural disasters.

        We rely on a variety of common carriers for materials and product transportation and for routing these through various world ports. A work stoppage, strike or shutdown of any important supplier's facility, or at any major port or airport, could result in manufacturing and shipping delays or expediting charges, which could have a material adverse effect on our results of operations. Natural disasters, such as tsunamis and earthquakes, in the regions where our facilities or our suppliers' facilities are located could have an impact on our ability to deliver products to our customers. Such events could disrupt supply to us, and from us to our customers, and adversely affect our operations.

If we are unable to recruit or retain highly skilled personnel our business could be adversely affected.

        The recruitment of personnel in the EMS industry is highly competitive. We believe that our future success will depend, in part, on our ability to continue to attract and retain highly skilled executive, technical and management personnel. We generally do not have employment or non-competition agreements with our employees. To date we have been successful in recruiting and retaining executive, managerial and technical personnel. However, the loss of services of certain of these employees could have a material adverse effect on our operations.

We may be unable to keep pace with technology changes.

        We continue to evaluate the advantages and feasibility of new manufacturing processes. Our future success will depend in part upon our ability to develop and to market manufacturing services which meet changing customer needs, to maintain technological leadership and to successfully anticipate or respond to technological changes in production, manufacturing and supply chain processes in cost-effective and timely ways. Our manufacturing and supply chain processes, test development efforts and design capabilities may not be successful.

We may be unable to protect our intellectual property.

        We believe that certain of our proprietary intellectual property rights and information give us a competitive advantage. Accordingly, we have taken, and intend to continue to take, appropriate steps to protect this proprietary information. These steps include signing non-disclosure agreements with customers, suppliers, employees, and other parties and implementing rigid security measures. Our protection measures may not be sufficient to prevent the misappropriation or unauthorized disclosure of our property or information.

        There is also a risk that infringement claims may be brought against us, our customers or our suppliers in the future. If someone does successfully assert an infringement claim, we may be required to spend significant time and money to develop a manufacturing process that does not infringe upon the rights of such other person or to obtain licenses for the technology, process or information from the owner. We may not be successful in such development or any such licenses may not be available on commercially acceptable terms, if at all. In addition, any litigation could be lengthy and costly and could adversely affect us even if we are successful in such litigation.

We may not be able to increase revenue if the trend of outsourcing by OEMs slows.

        Future growth in our revenue includes a dependence on new outsourcing opportunities in which we assume additional manufacturing and supply chain management responsibilities from OEMs. Our future growth will be limited to the extent that these opportunities are not available, as a result of OEMs deciding to perform these functions internally or delaying their decisions to outsource, or our inability to win new contracts. Political pressure or negative sentiment by our customers' customers to the movement of production from the United States or the EU to lower-cost geographies could also adversely affect the rate of outsourcing generally or adversely affect the rate of outsourcing to EMS providers, such as Celestica who have shifted substantial capacity to these lower-cost geographies.

Acts of terrorism and other political and economic developments could adversely affect our business.

        Increased international political instability, evidenced by the threat or occurrence of terrorist attacks, enhanced national security measures, conflicts in the Middle East and Asia, strained international relations arising from these conflicts and the related decline in consumer confidence and continued economic weakness, may hinder our ability to do business. Any escalation in these events or similar future events may disrupt our operations or those of our customers and suppliers and may affect the availability of materials needed to manufacture our products or the means to transport those materials to manufacturing facilities and finished products to customers. These events have had and may continue to have an adverse impact on the U.S. and world economy in general and customer confidence and spending in particular, which in turn adversely affects our revenue and results of operations. The impact of these events on the volatility of the U.S. and world financial markets could increase the volatility of the market price of our securities and may limit the capital resources available to us and our customers and suppliers.

Our compliance with environmental laws could be costly.

        We are subject to extensive environmental laws and regulations in numerous jurisdictions. Our environmental approach and practices have been designed to ensure compliance with these laws and regulations in a manner consistent with local practice. Future developments and increasingly stringent regulations could require us to incur additional expenditures relating to environmental matters at our facilities. Achieving and maintaining compliance with present, changing and future environmental laws could restrict our ability to modify or expand our facilities or to continue production. This compliance could also require us to acquire costly equipment or to incur other significant expenses.

        Certain environmental laws impose liability for the costs of removal or remediation of hazardous or toxic substances on an owner, occupier or operator of real estate, even if such person or company was not aware of or responsible for the presence of such substances. In addition, in some countries in which we have operations, any person or company who arranges for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility may be liable for the costs of removal or remediation of such substances at such facility, whether or not the person or company owns or operates the facility.

        Some of our operating sites have a history of industrial use. Soil and groundwater contamination have occurred at some of our facilities. From time to time we investigate, remediate, and monitor soil and groundwater contamination at certain of our operating sites. In certain instances where soil or groundwater contamination existed prior to our ownership or occupation of a site, landlords or former owners have contractually retained responsibility and liability for the contamination and its remediation. However, failure of such former owners or landlords to perform, as a result of financial inability or otherwise, could result in our company being required to remediate such contamination.

        We generally obtained environmental assessments, or reviewed recent assessments initiated by others, for most of the manufacturing facilities that we own or lease at the time we either acquired or leased such facilities. Our assessments may not reveal all environmental liabilities and current assessments were not available for all facilities. Consequently, there may be material environmental liabilities of which we are not aware. In addition, ongoing clean up and containment operations may not be adequate for purposes of future laws. The conditions of our properties could be affected in the future by the condition of the land or operations in the vicinity of the properties, such as the presence of underground storage tanks. These developments and others, such as increasingly stringent environmental laws, increasingly strict enforcement of environmental laws by governmental authorities, or claims for damage to property or injury to persons resulting from the environmental, health or safety impact of our operations may cause us to incur significant costs and liabilities that could have a material adverse effect on us.

We are exposed to interest rate fluctuations.

        The primary objectives of our investment activities are to preserve principal and to maximize yields without significantly increasing risk while not materially restricting short term access to cash. To achieve these objectives, we maintain our portfolio of cash equivalents in a variety of securities, including government and corporate obligations, certificates of deposit and money market funds. As of December 31, 2004, substantially all of our portfolio was scheduled to mature in less than three months. As a result, a 10% change in interest rates would not have a material effect on the fair value of our investment portfolios.

        As of December 31, 2004, we had no cash equivalents that were subject to interest rate risk. The fair value of our cash equivalents approximated the carrying value as of December 31, 2004.

        In June 2004, we issued our notes due 2011 in an aggregate principal amount of $500 million bearing a fixed interest rate of 7.875%. We also entered into agreements which hedge the fair value of the notes due 2011 by swapping the fixed rate of interest for a variable rate based on LIBOR plus a margin, thereby subjecting us to interest rate risk due to fluctuation in the LIBOR rate. The average interest rate on the notes due 2011 was 4.92% for 2004 and 5.6% for the first quarter of 2005, respectively, after reflecting the interest rate swap. A one-percentage point increase in the LIBOR rate would increase our interest expense by $5.0 million annually.

USE OF PROCEEDS

        Our estimated net proceeds from this offering will be $245.8 million after deducting the underwriters' commissions and estimated offering expenses.

        We intend to use the net proceeds to repurchase LYONs, in the open market, upon the exercise of holders' rights to require us to repurchase LYONs on August 2, 2005 or otherwise. At March 31, 2005, we had approximately 614,400 LYONS outstanding, each with a principal amount of $1,000 at maturity on August 1, 2020. The repurchase price for the LYONs on August 2, 2005 will be $572.82 per LYON, or a total of $352.0 million for the LYONs outstanding at March 31, 2005. We may elect to settle our repurchase obligation in cash or subordinate voting shares, or any combination thereof. Pending this use, we will invest the net proceeds in short-term, interest bearing, investment-grade securities.

CAPITALIZATION

        The following table sets forth our actual capitalization and our capitalization as adjusted to give effect to this offering and application of the net proceeds as at March 31, 2005. This table should be read in conjunction with "Selected Financial Data" elsewhere in this prospectus supplement. This table was prepared with Canadian GAAP information.

	As at March 31, 2005
	Actual	As Adjusted
	(in millions)
Cash and short-term investments	$951.4	$951.4
Long-term debt(1)
Senior credit facility(2)	—	—
7 7/8% senior subordinated notes due 2011	500.0	500.0
7 5/8% senior subordinated notes due 2013 offered hereby	—	250.0
Capital lease obligations	0.5	0.5
Principal component of LYONs(3)	127.3	38.4
Other long-term debt	—	—

Total long-term debt	$627.8	$788.9

Shareholders' equity
Capital Stock(4)	3,561.4	3,561.4
Warrants(5)	8.9	8.9
Contributed surplus	148.7	148.7
Option component of LYONs(3)	210.2	63.4
Deficit	(1,485.2)	(1,495.3)
Foreign currency translation adjustment	33.2	33.2

Total shareholders' equity	$2,477.2	$2,320.3

Total capitalization	$3,105.0	$3,109.2

(1)
Includes current portion of capital lease obligations and LYONs.

(2)
As at March 31, 2005, after giving pro forma effect to the offering of the notes, we would have had approximately $340.0 million of additional borrowings available to us under our senior credit facility, subject to compliance with our financial and other covenants.

(3)
Represents $185.3 million aggregate principal amount at maturity, with an aggregate repurchase price of $106.1 million at August 2, 2005. Pursuant to Canadian GAAP, the LYONs are bifurcated into a principal component and an option component. The principal component is recorded as debt and the option component is treated as equity. The accretion charges, amortization of debt issue costs and gains and losses on repurchases relating to the principal component are recorded in the statement of income. See notes 2(r)(ii) and 8 to our 2004 consolidated financial statements. Under U.S. GAAP, the entire LYONs are classified as long-term debt and, accordingly, the accrued yield during any period would be classified as interest expense for that period.

Pending the repurchase of LYONs, net proceeds from this offering will be invested in short-term, interest bearing, investment-grade securities. We intend to use such proceeds to repurchase the LYONs on or before August 2, 2005, as reflected in the adjusted financial information.

(4)
Our authorized capital consists of an unlimited number of preference shares, issuable in series, an unlimited number of subordinate voting shares and an unlimited number of multiple voting shares.

(5)
We have reserved approximately 1.1 million subordinate voting shares issuable upon exercise of outstanding warrants granted by MSL and which we assumed on March 12, 2004.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year ended December 31									Three months ended March 31
	2000	2001		2002		2003		2004		2004		2005
	(unaudited)
Ratio of earnings to fixed charges	7.1x	(0.3x	)	(8.7x	)	(4.8x	)	(12.5x	)	(0.8x	)	0.8x
Deficiency of earnings available to cover fixed charges ($ millions)	—	$69.0		$553.7		$233.2		$601.9		$15.6		$3.1

        For the purposes of computing the ratio of earnings to fixed charges and the deficiency of earnings available to cover fixed charges, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense and discount or premium related to indebtedness, whether expensed or capitalized, the accretion costs related to our LYONs and that portion of rental expense we believe to be representative of interest.

DESCRIPTION OF CERTAIN INDEBTEDNESS

$600.0 Million Revolving Term Credit Facility

        On June 4, 2004, we entered into an agreement governing our senior credit facility.

General

        Our senior credit facility provides for a revolving credit facility of up to $600.0 million, which may be increased to up to $750.0 million if certain conditions are satisfied. The facility has a maturity date of June 4, 2007. Borrowings under the facility may be made in Canadian or U.S. dollars in the form of Canadian prime rate advances, bankers' acceptances, U.S. base rate advances, LIBOR advances or swing line advances (up to a maximum of $25.0 million). The facility also is available to support up to $50.0 million in letters of credit at our option in U.S. dollars, Canadian dollars, pounds sterling or Euros. Borrowed amounts repaid under the facility may be reborrowed up to the amount available from time to time thereunder. As of March 31, 2005, we had no debt outstanding under the senior credit facility.

Guarantees

        Our obligations under our senior credit facility are guaranteed by our "material restricted subsidiaries", which are our designated subsidiaries, and, generally, by any other restricted subsidiary whose assets total greater than $150.0 million on an unconsolidated basis. "Restricted Subsidiaries" are all our subsidiaries that we do not designate as "Unrestricted Subsidiaries" under the agreement. Notwithstanding the foregoing, if the unconsolidated assets of all Restricted Subsidiaries which are not material restricted subsidiaries exceeds, in the aggregate, 10% of the unconsolidated assets of the borrowers and the Restricted Subsidiaries, we must designate additional Restricted Subsidiaries as material restricted subsidiaries so that the unconsolidated assets of all Restricted Subsidiaries which are not material restricted subsidiaries does not exceed the 10% threshold. The agreement also requires that the facility be guaranteed by any future material restricted subsidiaries.

Covenants

        The agreement governing our senior credit facility contains restrictive covenants that, among other things and except as otherwise permitted thereunder, limit our ability to:

  •
  engage in business other than the businesses of conducting a broad range of electronics manufacturing services, a full range of supply chain management services, design services, design, production, distribution and sale of reference design and power products and any incidental businesses conducted by acquired businesses engaged in any one or more of the foregoing businesses;

  •
  create or permit liens;

  •
  dispose of assets;

  •
  merge or amalgamate or consolidate with another person; or

  •
  enter into transactions with identified related parties other than on an arm's length basis.

        The agreement also requires that we satisfy certain financial covenants and tests on a consolidated basis which, among other things, require that we:

  •
  maintain a ratio of EBITDA to interest expense (in each case, as defined in the agreement and calculated on a rolling four quarter basis) of at least 3.5:1.0;

  •
  not permit our ratio of gross funded debt to EBITDA (in each case, as defined in the agreement and calculated on a rolling four quarter basis) to exceed 4.00:1.0 for the fiscal quarter ended June 30, 2004, 3.75:1.0 for the fiscal quarter ended September 30, 2004, 3.50:1.0 for the fiscal quarter ended December 31, 2004 and 3.25:1.0 for any fiscal quarter thereafter; and

  •
  maintain in cash or cash equivalents an amount equal to the lesser of (a) the aggregate net proceeds of any public offering or private placement of securities evidencing indebtedness, and (b) the aggregate principal amount of the then outstanding LYONs issued by us, which shall be reduced by the amount of any payments made by us to repurchase outstanding LYONs, during the period ending on the earlier of (i) August 2, 2005, and (ii) the date on which no LYONs issued by us prior to the date hereof remain outstanding.

Events of Default

        The events of default under the agreement governing our senior credit facility include the following:

  •
  a failure to pay principal when due;

  •
  a failure to pay interest for a period of three days after its due date or to pay any fee or other obligations for a period of five days after its due date;

  •
  a breach of a representation or warranty in any material respect;

  •
  a breach of any covenant or condition that is not cured within 30 days after receipt of notice of the breach;

  •
  a default in the payment when due whether by acceleration or otherwise, of any debt (other than under the facility) of Celestica or any of our restricted subsidiaries aggregating $50.0 million or more;

  •
  various events relating to the bankruptcy or insolvency of Celestica or any of our restricted subsidiaries;

  •
  one or more final judgments or orders shall be rendered against Celestica or any of our restricted subsidiaries in the amount of $25.0 million or more and shall not have been discharged and either an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or there shall have been a period of 30 consecutive days during which a stay of enforcement of such judgment or order by reason of a pending appeal or otherwise was not in effect;

  •
  Onex ceases to control Celestica (unless Celestica becomes widely-held, as defined in the agreement); and

  •
  a declaration, order or proposal for the winding-up of any pension plan which could reasonably be expected to have a material adverse effect.

Liquid Yield Option Notes Due 2020

        As at March 31, 2005, we had $614.4 million aggregate principal amount at maturity of LYONs outstanding. An aggregate of $1,813.6 million principal amount at maturity of LYONs were originally issued at an issue price of $475.66 per LYON (47.566% of the principal amount at maturity) for proceeds of $862.9 million. The issue price of each LYON represents a yield to maturity of 3.75% per year. Through March 31, 2005, we have repurchased LYONs having an aggregate principal amount at maturity of $1,199.2 million, for total cash of $623.5 million. We have pre-approval to repurchase additional LYONs from time to time, at management's discretion.

        The LYONs are subordinated in right of payment to all of our existing and future senior indebtedness, and any other senior subordinated indebtedness of the Company, including the notes due 2011 and the notes we are issuing in this offering.

        Holders may convert their LYONs at any time prior to the maturity date, unless the LYONs have previously been redeemed or repurchased, into 5.6748 subordinate voting shares per LYON. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued original issue discount. Holders may require us to repurchase all or a portion of their LYONs on August 2, 2005, at a price of $572.82 per LYON, on August 1, 2010 at a price of $689.68 per LYON, and on August 1, 2015 at a price of $830.47 per LYON. We may choose to pay the repurchase price in cash or subordinate voting shares or a combination of cash and subordinate voting shares.

        If we undergo a change in control or a delisting event (in each case as defined in the indenture) on or before August 1, 2005, we will be required to make an offer to repurchase all of the LYONs at a price equal to the issue price of the LYONs plus accrued original discount to the date of repurchase. We may choose to pay the repurchase price upon a change in control in cash or subordinate voting shares or a combination of cash and subordinate voting shares, except in certain events. We will pay the purchase price upon a delisting event in cash.

7 7/8% Senior Subordinated Notes due 2011

        In June 2004, we issued US$500.0 million aggregate principal amount of our notes due 2011. We may, subject to compliance with certain limitations, issue an unlimited principal amount of additional notes at later dates under the same indenture. The additional notes may be issued as part of the same series or as an additional series. Any additional notes we issue under that indenture will be substantially identical in all respects to the notes due 2011, except that additional notes will have different issuance dates and may have different issuance prices.

        The notes due 2011 are:

  •
  senior subordinated, unsecured obligations of the Company;

  •
  subordinated in right of payment to all existing and future senior debt of the Company and effectively subordinated in right of payment to indebtedness and other liabilities of the Company's subsidiaries;

  •
  equal in right of payment ("pari passu") with all future senior subordinated debt of the Company; and

  •
  senior in right of payment to all existing and future subordinated obligations of the Company.

        At any time on or after July 1, 2008, we may redeem all or a part of the notes at the redemption price specified under that indenture. At any time prior to July 1, 2008, we may redeem all or a part of the notes by paying a make-whole premium based on U.S. Treasury rates. At any time prior to July 1, 2007, we may redeem up to 35% of the notes with the net proceeds of certain equity offerings, at a price equal to 107.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the aggregate principal amount of the notes outstanding immediately prior to the redemption date remains outstanding after the redemption.

        Following a change of control as defined in the indenture, as supplemented, governing the notes due 2011, we will be required to make an offer to purchase all of the notes due 2011 at a purchase price of 101% of their principal amount, plus accrued and unpaid interest to the date of the repurchase. However, our ability to repurchase the notes due 2011 may be limited by the terms of our senior credit facility or future credit agreements or other agreements related to our debt.

        We may redeem the notes in whole but not in part at any time at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date in the event of certain changes in the law or the interpretation or administration thereof affecting Canadian withholding taxes.

        The indenture governing the notes contains covenants that, prior to the date, if ever, that the notes are rated at least Baa3 by Moody's Investors Service, Inc. and at least BBB- by Standard & Poor's Ratings Service, will restrict our ability and the ability of our restricted subsidiaries to, among other things:

  •
  incur additional indebtedness;

  •
  pay dividends or make other restricted payments;

  •
  apply the proceeds of asset sales;

  •
  create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

  •
  enter into transactions with affiliates; or

  •
  consolidate, merge or sell all or substantially all of our assets.

        The indenture also contains covenants that apply even if the notes are rated at least Baa3 by Moody's Investors Service, Inc. and at least BBB– by Standard & Poor's Ratings Service, including covenants that restrict our ability to:

  •
  create or permit liens; or

  •
  incur layered indebtedness.

        The foregoing summaries describe certain provisions of the agreements governing our outstanding indebtedness. The summaries do not purport to be complete and are subject to and are qualified in their entirety by reference to the agreements.

DESCRIPTION OF THE NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Company" refers only to Celestica Inc., and not to any of its subsidiaries.

        The Company will issue the notes (referred to in this section as the "Notes") under an indenture, dated as of June 16, 2004 (the "Base Indenture"), between the Company and JPMorgan Chase Bank (formerly, The Chase Manhattan Bank), as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture, dated as of June 16, 2004, between the Company and the Trustee (the "First Supplemental Indenture"), the Second Supplemental Indenture, dated as of December 31, 2004, between the Company and the Trustee (the "Second Supplemental Indenture"), and the Third Supplemental Indenture, to be dated as of June 23, 2005, between the Company and the Trustee (the "Third Supplemental Indenture" and, together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the "Indenture"). The Indenture complies with the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

        The Company urges you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes. A copy of the form of Base Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement forms a part. A copy of the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture are available upon request as set forth under "Where You Can Find More Information."

Principal, Maturity and Interest

        The Company is issuing US$250.0 million aggregate principal amount of Notes in this offering and may, subject to compliance with the limitations described under "—Certain Covenants—Limitation on Debt and Preferred Stock," issue an unlimited principal amount of additional Notes at later dates under the same Indenture (the "Additional Notes"). The Company can issue the Additional Notes as part of the same series or as an additional series. Any Additional Notes that the Company issues in the future will be substantially identical in all respects to the Notes that the Company is issuing now, except that Additional Notes issued in the future will have different issuance dates and may have different issuance prices. The Company will issue Notes only in fully registered form without coupons, in denominations of US$1,000 and integral multiples of US$1,000.

        The Notes will mature on July 1, 2013.

        Interest on the Notes will accrue at a rate of 7.625% per annum and will be payable semi-annually in arrears on January 1 and July 1 of each year, commencing on January 1, 2006. The Company will pay interest to those persons who were holders of record on the December 15 or June 15 immediately preceding each interest payment date.

        Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Subordination

        The Notes will be:

  •
  senior subordinated, unsecured obligations of the Company;

  •
  subordinated in right of payment to all existing and future Senior Debt of the Company and effectively subordinated in right of payment to indebtedness and other liabilities of the Company's subsidiaries;

  •
  equal in right of payment ("pari passu") with all future Senior Subordinated Debt of the Company; and

  •
  senior in right of payment to all existing and future Subordinated Obligations of the Company.

        The payment of principal of, premium, if any, interest on, and all other amounts payable in respect of, the Notes will be subordinated in right of payment to the payment when due in cash of all Senior Debt of the

Company. As a result of this subordination, holders of Senior Debt will be entitled, in any of the following situations, to receive full payment in cash on all obligations owed to them before any kind of payment (other than in certain events, payment in Permitted Junior Securities) can be made to holders of the Notes:

  •
  liquidation, dissolution or winding-up of the Company;

  •
  bankruptcy, reorganization, insolvency, receivership or similar proceedings of or with respect to the Company or its Property;

  •
  an assignment for the benefit of the Company's creditors; or

  •
  any marshaling of the Company's assets and liabilities.

        As of March 31, 2005, after giving effect to the offering of the Notes, the Company would have had no Senior Debt, US$598.7 million of unused commitments made by lenders under the Credit Agreement and other Senior Debt, and US$750.0 million of Senior Subordinated Debt, consisting of the Notes and the Existing Notes.

        The Notes are obligations exclusively of the Company. All of the operations of the Company are conducted through subsidiaries. Therefore, the Company's ability to service its debt, including the Notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other distributions or payments to the Company. Although the Indenture contains certain limitations that restrict subsidiaries from making dividend and other payments to the Company, the Indenture does not prohibit further restrictions of that nature. As a result, subsidiaries may incur Debt that contains financial maintenance and other covenants that, if not satisfied, may restrict such subsidiaries from making dividend and other payments to the Company. Provisions of law, such as those requiring that dividends be paid only out of surplus and laws limiting the ability of a subsidiary to render "financial assistance" to its parent, by way of loan or otherwise, will also limit the ability of our subsidiaries to make distributions, loans or other payments to the Company.

        In addition, the Company only has a stockholder's claim on the assets of its subsidiaries. This stockholder's claim is junior to the claims that creditors of the Company's subsidiaries have against those subsidiaries. Holders of the Notes will only be creditors of the Company and not of its subsidiaries. As a result, all the existing and future liabilities of the Company's subsidiaries, including any claims under Guarantees of Unregistered Senior Debt and any claims of trade creditors and preferred stockholders of such subsidiaries, will effectively rank senior to the Notes.

        The external liabilities of the Company's subsidiaries, after giving effect to the offering of the Notes, as of March 31, 2005, excluding unused commitments made by lenders, would have been approximately US$1.8 billion. The Company's subsidiaries have other liabilities, including Guarantees of the Company's obligations under the Credit Agreement and other contingent liabilities, that may be significant. Although the Indenture contains limitations on the amount of additional Debt that the Company and the Restricted Subsidiaries may Incur, the amount of such Debt could be substantial. In addition, such Debt may be Debt of subsidiaries, in which case such Debt would be effectively senior in right of payment to amounts owing in respect of the Notes. See "—Certain Covenants—Limitation on Debt and Preferred Stock."

        The Notes are unsecured obligations of the Company. Secured Debt of the Company will be effectively senior to the Notes to the extent of the value of the assets securing such Debt, as well as by virtue of its ranking in the case of secured Debt that constitutes Senior Debt. As of March 31, 2005, after giving effect to the offering of the Notes, the Company would have had no secured Debt.

        The Company may not pay principal of, or premium, if any, interest on, or any other amounts payable in respect of, the Notes (other than a payment in Permitted Junior Securities), or make any deposit in respect of the Notes pursuant to the provisions described under "—Defeasance" or "—Satisfaction and Discharge," and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes"), if:

          (a)    any principal, premium, interest or any other amount payable in respect of any Senior Debt is not paid within any applicable grace period (including at maturity), or

          (b)   any other default on Senior Debt occurs and is continuing and the maturity of such Senior Debt is accelerated in accordance with its terms, unless, in either case,

            (1)   the failure to pay or default has been cured or waived and any such acceleration has been rescinded, or

            (2)   such Senior Debt has been paid in full in cash;

provided, however, that the Company may pay amounts owing under or in respect of the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative(s) of the relevant Senior Debt.

        During the continuance of any default (other than a default described in clause (a) or (b) above) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice required to effect the acceleration) or upon the expiration of any applicable grace period, the Company may not pay any amounts outstanding under or in respect of the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter, unless such Payment Blockage Period is earlier terminated by written notice to the Trustee and the Company from the Representative that gave such Payment Blockage Notice:

          (a)    because such default is no longer continuing, or

          (b)   because such Designated Senior Debt has been repaid in full in cash.

        Unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt and not rescinded such acceleration, the Company may (unless otherwise prohibited as described in the first sentence of this paragraph) resume payments on the Notes after the end of such Payment Blockage Period.

        Not more than one Payment Blockage Notice with respect to all issues of Designated Senior Debt may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of Designated Senior Debt during such period.

        Upon any payment or distribution of the assets of the Company upon a total or partial liquidation, dissolution or winding up of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its Property or upon an assignment for the benefit of creditors or marshaling of assets and liabilities:

          (a)    the holders of Senior Debt will be entitled to receive payment in full in cash of the principal of, interest on and all other amounts payable in respect of Senior Debt before the holders of the Notes are entitled to receive any payment of principal of, or interest on, or any other amount payable to holders in respect of the Notes, except that holders of Notes may receive and retain Permitted Junior Securities; and

          (b)   until all principal of, interest on and other amounts payable in respect of the Senior Debt is paid in full in cash, any distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Debt, except that the holders of Notes may receive Permitted Junior Securities. If a payment or distribution is made to holders of Notes or the Trustee for the benefit of the holders of Notes that, due to the subordination provisions, should not have been made to them, such holders or the Trustee will be required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

        If payment of the Notes is accelerated in accordance with their terms while any Designated Senior Debt is outstanding, the Company may not pay any amounts owing under or in respect of the Notes until three business days after the Representatives of all issues of Designated Senior Debt receive notice of such acceleration and, thereafter, the Company may pay amounts owing under or in respect of the Notes only if the Indenture otherwise permits payment at that time.

        Because of the Indenture's subordination provisions, holders of Senior Debt of the Company and holders of other Debt of the Company that otherwise ranks pari passu with the Notes who have not subordinated their claims to the claims of holders of Senior Debt may recover disproportionately more than the holders of the Notes recover in a bankruptcy or similar proceeding relating to the Company. In such a case, there may be insufficient assets, or no assets, remaining to pay the principal of or interest on the Notes.

        Payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust pursuant to the provisions described under "—Defeasance" and "—Satisfaction and Discharge" will not be subject to the subordination provisions described above.

        See "Risk Factors—We conduct substantially all of our operations through our subsidiaries, which may affect our ability to make payments on the notes", "—Our indebtedness could impair our financial condition and prevent us from fulfilling our obligations under the notes" and "Description of Certain Indebtedness."

Optional Redemption

        Starting on July 1, 2009, the Company may redeem all or any portion of the Notes, at once or over time, after giving the required notice under the Indenture. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, to but excluding the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Notes redeemed during the 12-month period commencing on July 1 of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption Price
2009	103.813%
2010	101.906%
2011 and thereafter	100.000%

        In addition, at any time and from time to time prior to July 1, 2009, the Company may elect to redeem all or any portion of the Notes, after giving the notice required under the Indenture, at a redemption price equal to the greater of:

          (a)    100% of the principal amount of Notes to be redeemed, and

          (b)   the sum of the present values of (1) the redemption price of the Notes to be redeemed at July 1, 2009 (as set forth in the prior paragraph), and (2) the remaining scheduled payments of interest from the redemption date to July 1, 2009, but excluding accrued and unpaid interest to the redemption date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        In addition, at any time and from time to time, prior to July 1, 2008, the Company may redeem up to 35% of the aggregate principal amount of the Notes (including any Additional Notes) then outstanding with the net cash proceeds of one or more Public Equity Offerings, at a redemption price equal to 107.625% of the principal amount, plus accrued and unpaid interest to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Notes (including any Additional Notes) remains outstanding. Any such redemption shall be made within 90 days of the closing of such Public Equity Offering and upon not less than 30 nor more than 60 days' prior notice.

Selection and Notice

        If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not listed on any national securities exchange, on a pro rata basis; provided, that no Notes of US$1,000 or less may be redeemed in part.

        Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. All amounts owing under or in respect of Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the principal amounts of Notes called for redemption.

Redemption for Tax Reasons

        The Company may, at its option, at any time redeem in whole but not in part the outstanding Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest (if any) to but excluding the date of redemption if it has become or would become obligated to pay on the next date on which any amount would be payable under or in respect of the Notes any Additional Amounts (as defined below) in respect of the Notes as a result of:

          (a)    any change in or amendment to the laws (or regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or

          (b)   any change in or amendment to any official position regarding the application or interpretation of such laws or regulations,

        in either case, which change or amendment is announced or is effective on or after the Issue Date (unless announced prior to the Issue Date).

        It shall be a condition to the Company's right to redeem the Notes pursuant to the provisions set forth in the immediately preceding paragraph that, prior to giving any notice of redemption of the Notes, the Company shall have delivered to the Trustee:

          (a)    an Officers' Certificate stating that the obligation to pay such Additional Amounts cannot be avoided by the Company taking reasonable measures available to it; and

          (b)   an Opinion of Counsel that the Company has or will become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts in respect of the Notes as a result of an amendment or change of the type described in the immediately preceding paragraph, which opinion, in the case of an announced amendment or change, may assume that the announced amendment or change will become effective as of the date specified in such announcement and in the form announced and, where the change or amendment is one described in (b) above, may assume such official position accurately reflects the relevant law.

        See "—Additional Amounts." Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes at its registered address.

Additional Amounts

        The Indenture provides that payments made by the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, interest, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax ("Taxes"), unless the Company is required to withhold or deduct Taxes under Canadian law or by the interpretation or administration thereof by the relevant taxing authority. If, after the Issue Date, the Company is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, the Company will pay to each holder of Notes that are outstanding on the date of the required payment or to the Trustee (as paying agent with respect to the Notes), such additional amounts ("Additional Amounts") as may be necessary so that the net amount (including the Additional Amounts) received by such holders of Notes or the Trustee, as the case may be, after such withholding or deduction will not be less than the amount such holders or the Trustee, as the case may be, would have received if such Taxes had not been withheld or deducted and similar payments (the term "Additional Amounts" shall also include any such similar payments) will also be made by the Company to holders of Notes or the Trustee, as the case may be, that are not subject to withholding but are required to pay tax directly on amounts otherwise not subject to withholding; provided that no Additional Amounts will be payable with respect to a payment made to a holder of the Notes in respect of the beneficial owner thereof (an "Excluded Holder"):

          (a)    with which the Company does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment,

          (b)   which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere holding of the Notes, receipt of payments thereunder or enforcement of its rights in respect thereof,

          (c)    to the extent that such holder is subject to such Taxes by reason of the holder's failure to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Taxes but only to the extent that such holder is legally able to comply with such requirements,

          (d)   in circumstances where presentation of the Notes for payment is required, if the Notes are presented for payment more than 15 days after the date on which such payment became due and payable or the date on which such payment is duly provided for, whichever is later (except to the extent that the holder would have been entitled to such Additional Amounts had the Notes been presented on the last day of such 15-day period), or

          (e)    that is a fiduciary, a partnership or a person other than the beneficial owner of any payment on a Note, if and to the extent that, as a result of an applicable tax treaty, no Additional Amounts would have been payable had the applicable beneficiary, partner or beneficial owner owned the Notes directly (but only if there is no material cost or expense associated with transferring such Notes to such beneficiary, partner or beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or beneficial owner).

        The Company will also:

          (a)    make such withholding or deduction, and

          (b)   remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

        The Company will cause to be furnished to the Trustee upon written request by the Trustee, after the payment of any Taxes becomes due pursuant to applicable law, copies of tax receipts evidencing such payment by the Company in such form as is provided in the normal course by the taxing authority imposing such Taxes and which is reasonably available to the Company.

        The Company will indemnify and hold harmless each holder of Notes that are outstanding on the date of the required payment (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of:

          (a)    any Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes,

          (b)   any expenses arising therefrom or with respect thereto, and

          (c)    any Taxes imposed with respect to any reimbursement under clause (a) above.

        If the Company becomes obligated to pay Additional Amounts with respect to any payment under or in respect of the Notes, at least 30 days prior to the date on which such payment becomes due and payable (unless such obligations arise after such date), the Company will deliver to the Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable, and setting forth the amounts so payable, including Additional

Amounts, and such other information as is necessary to enable the Trustee to pay such Additional Amounts to the holders of the Notes on the payment date. Whenever in the Indenture there is mentioned, in any context:

          (a)    the payment of principal (and premium, if any),

          (b)   purchase prices in connection with a repurchase or redemption of Notes,

          (c)    interest, or

          (d)   any other amount payable on or with respect to any of the Notes (including in connection with a Change of Control Offer or Prepayment Offer),

such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

        The Indenture will provide that the covenant described under "—Additional Amounts" shall survive any termination, defeasance, covenant defeasance or discharge of the Indenture and shall survive the repayment of all or any of the Notes.

Sinking Fund

        There will be no mandatory sinking fund payments for the Notes.

Repurchase at the Option of Holders Upon a Change of Control Offer

        Upon the occurrence of a Change of Control, the Company shall be required to make an offer to each holder of Notes to repurchase all (or, at the option of the holder, any portion) of the Notes (equal to US$1,000 or an integral multiple thereof) pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control, the Company shall:

          (a)    cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

          (b)   send, by first-class mail, with a copy to the Trustee, to each holder of Notes, at such holder's address appearing in the Security Register, a notice stating:

            (1)   that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control Offer" and that all Notes timely tendered will be accepted for payment;

            (2)   the Change of Control Purchase Price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

            (3)   the circumstances and relevant facts regarding the Change of Control; and

            (4)   the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for purchase, and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for purchase.

        The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance.

        Management has no present intention to engage in a transaction involving a Change of Control. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

        The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Property of the Company and the Restricted Subsidiaries, considered as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, if the Company and the Restricted Subsidiaries, considered as a whole, dispose of less than all this Property by any of the means described above, the ability of a holder of Notes to require the Company to repurchase its Notes may be uncertain. In such a case, holders of the Notes may not be able to resolve this uncertainty without resorting to legal action.

        The Credit Agreement provides that the occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Credit Agreement. Future credit agreements or other agreements relating to debt of the Company may contain provisions that restrict the Company from purchasing Notes prior to their maturity. In the event any such restrictions would prevent the Company from repurchasing Notes upon a Change of Control, the Company could seek the consent of its lenders to the repurchase or could attempt to refinance the indebtedness that is governed by such restrictions. If the Company does not obtain such consents or refinance such indebtedness, it will remain prohibited from repurchasing the Notes. In addition, to the extent other debt of the Company, such as Debt under the Credit Agreement, is subject to similar repurchase obligations in the event of a Change of Control and ranks senior in right of payment to the Notes, all available funds will first be expended for the repurchase of such indebtedness. Moreover, the Company's repurchase of Notes pursuant to a Change of Control Offer could cause a default under existing or future debt of the Company, even if the Change of Control itself does not cause such a default, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to holders of Notes upon a repurchase may be limited by the Company's then existing financial resources. The Company cannot assure you that sufficient funds will be available when necessary to make any required repurchases or that any such repurchase will otherwise be allowed. The Company's failure to make a Change of Control Offer or to repurchase Notes tendered in connection with a Change of Control Offer would result in a Default under the Indenture. Such a Default would, in turn, constitute a default under existing Debt of the Company and may constitute a default under future indebtedness as well. If such Debt constitutes Designated Senior Debt, the subordination provisions in the Indenture would likely restrict payment to holders of Notes. The Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of at least a majority in aggregate principal amount of the Notes. See "—Amendments and Waivers."

Certain Covenants

        Covenant Termination.    The following restrictive covenants will be applicable to the Company and the Restricted Subsidiaries unless the Company reaches Investment Grade Status. After the Company has reached Investment Grade Status, and notwithstanding that the Company may later cease to have an Investment Grade Rating from either or both of the Rating Agencies, the Company and the Restricted Subsidiaries will be released automatically and without any action on the part of the Company from their obligations to comply with the restrictive covenants described below, except for those described under the following headings:

  •
  "—Limitation on Liens,"

  •
  "—Limitation on Layered Debt," and

  •
  "—Designation of Restricted and Unrestricted Subsidiaries" (other than clause (x) of the third paragraph (and such clause (x) as referred to in the first paragraph thereunder)).

        The Company will, upon reaching Investment Grade Status, remain obligated to comply with the provisions described under "—Merger, Consolidation and Sale of Property" (other than clause (d) of the first paragraph thereunder) and under "—Repurchase at the Option of Holders upon a Change of Control Offer."

        Limitation on Debt and Preferred Stock.    The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt, and the Company shall not permit any Restricted Subsidiary to issue any Preferred Stock; provided, however, that the Company and its Restricted Subsidiaries may Incur Debt and the Restricted Subsidiaries may issue Preferred Stock if either:

          (1)   after giving effect to the Incurrence of such Debt or issuance of such Preferred Stock and the application of the proceeds thereof, the Consolidated Fixed Charge Coverage Ratio would be at least 2.0 to 1.0, or

          (2)   such Debt or Preferred Stock is Permitted Debt.

        The term "Permitted Debt" is defined to include the following:

          (a)    Debt of the Company evidenced by the Notes issued in this offering;

          (b)   Debt of the Company or a Restricted Subsidiary under Credit Facilities, provided that the aggregate principal amount of all such Debt under Credit Facilities at any one time outstanding shall not exceed the greater of US$1,250.0 million and the Borrowing Base as at the most recently ended fiscal quarter for which audited or unaudited consolidated financial statements of the Company are available, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under Credit Facilities and not subsequently reinvested in Additional Assets or used to purchase Notes or Repay other Debt, pursuant to the covenant described under "—Limitation on Asset Sales";

          (c)    Debt of the Company or a Restricted Subsidiary under a Receivables Program in an aggregate amount at any one time outstanding not to exceed, together with the amounts outstanding under clause (b) above, the greater of US$1,250.0 million and the Borrowing Base as at the most recently ended fiscal quarter for which audited or unaudited consolidated financial statements of the Company are available;

          (d)   Debt of the Company or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

            (1)   the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased, and

            (2)   the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (d) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (d)) does not exceed 10% of Total Assets;

          (e)    Debt of the Company owing to and held by any Wholly Owned Restricted Subsidiary, Debt of a Restricted Subsidiary owing to and held by the Company or any Wholly Owned Restricted Subsidiary and Preferred Stock of a Restricted Subsidiary issued to and held by the Company or any Wholly Owned Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of any such Debt or Preferred Stock (except to the Company or a Wholly Owned Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

          (f)    Acquired Indebtedness;

          (g)   Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of managing interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

          (h)   Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of managing currency exchange rate risks in the ordinary course of business and not for speculative purposes;

          (i)    Guarantees by the Company or any Restricted Subsidiary of Debt or any other obligation or liability of the Company or any Restricted Subsidiary Guarantor that the Company or such Restricted Subsidiary could otherwise have Incurred pursuant to this covenant;

          (j)    Debt in connection with one or more standby letters of credit or performance or surety bonds issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit not to exceed 5.0% of Total Assets at any time outstanding;

          (k)   Debt of the Company or any Restricted Subsidiary arising from the honoring of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within five business days of its Incurrence;

          (l)    Debt of the Company or a Restricted Subsidiary outstanding on the Issue Date not otherwise described in clauses (a) through (k) above;

          (m)  Debt of the Company or a Restricted Subsidiary in an aggregate principal amount outstanding at any one time (including any Permitted Refinancing Debt Incurred pursuant to clause (n) below with respect thereto) not to exceed US$250.0 million; and

          (n)   Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (d), (f), (l) and (m) above.

        For purposes of this covenant, accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt or Preferred Stock, will not be deemed to be an Incurrence of Debt. For purposes of determining compliance with this covenant, in the event that any item of Debt or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (n) above or is entitled to be incurred pursuant to clause (l) of the first paragraph of this covenant, the Company shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Debt or Preferred Stock in any manner that complies with this covenant; provided, that any Debt outstanding under Credit Facilities after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (b) above and any Debt outstanding under a Receivables Program after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (c) above.

        Limitation on Restricted Payments.    The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

          (a)    a Default or Event of Default shall have occurred and be continuing,

          (b)   the Company could not Incur at least US$1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described above under "—Limitation on Debt and Preferred Stock," or

          (c)    the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value at the time of such Restricted Payment) would exceed an amount equal to the sum of:

            (1)   50% of the aggregate amount of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recently ended fiscal quarter for which internal financial statements are available (or if the aggregate amount of Consolidated Net Income for such period shall be a loss, minus 100% of such loss), plus

            (2)   100% of Capital Stock Sale Proceeds, plus

            (3)   the sum of:

              (A)  the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

              (B)   the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on or after the Issue Date on the Company's most recent audited or unaudited consolidated balance sheet upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (A) or (B):

              (x)   any such Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees, and

              (y)   the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange, plus

            (4)   an amount equal to the sum of:

              (A)  the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person, and

          (B)   the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

      provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person.

    Notwithstanding the foregoing limitation, the Company may:

          (a)    pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the Indenture, provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

          (b)   purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock or Subordinated Obligations of the Company or any Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees); provided, however, that

            (1)   any payments made in connection with such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

            (2)   the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

          (c)    purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Permitted Refinancing Debt; provided, however, that payments made in connection with such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

          (d)   make payments at Stated Maturity on inter-company Debt and Preferred Stock, the Incurrence or issuance of which was permitted pursuant to the covenant described under "—Limitation on Debt and Preferred Stock;" provided, however, that, except with respect to inter-company Debt Incurred by the

  Company, no Default or Event of Default has occurred and is continuing or would otherwise result therefrom; and provided further that any such payments shall be excluded in the calculation of the amount of Restricted Payments made after the Issue Date;

          (e)    purchase, repurchase, redeem, legally defease, acquire or retire for value Existing Convertible Securities; provided, however, that immediately prior to and after giving effect to such purchase, repurchase, redemption, defeasance, acquisition or retirement, no Default or Event of Default shall have occurred and be continuing; and provided further, that any payment made in connection with such purchase, repurchase, redemption, defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments; and

          (f)    make additional Restricted Payments in an aggregate amount not to exceed US$50.0 million; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments.

        Limitation on Liens.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens or Liens securing Senior Debt) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless:

          (a)    if such Lien secures Senior Subordinated Debt, the Notes are secured on an equal and ratable basis with such Debt, and

          (b)   if such Lien secures Subordinated Obligations, such Lien shall be subordinated to a Lien securing the Notes in the same Property as that securing such Lien to the same extent as such Subordinated Obligations are subordinated to the Notes.

        Limitation on Asset Sales.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

          (a)    the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

          (b)   at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of one or more of (i) cash or Cash Equivalents, (ii) the assumption of liabilities of the Company or any Restricted Subsidiary (other than contingent liabilities or liabilities that are by their terms subordinated to the Notes) by the transferee of any such assets pursuant to a customary novation agreement or other agreement that releases or indemnifies the Company or such Restricted Subsidiary from further liability with respect to such liabilities, or (iii) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee to the extent converted by the Company or such Restricted Subsidiary into cash within 30 days of receipt thereof by the Company or such Restricted Subsidiary; and

          (c)    the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

        The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):

          (d)   to Repay Senior Debt of the Company or Debt of any Restricted Subsidiary (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company); or

          (e)    to invest in Additional Assets (including the making of any capital expenditure by the Company or such Restricted Subsidiary (in each case for or on behalf of the Company or any Restricted Subsidiary) or by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary).

        Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt by the Company or such Restricted Subsidiary of such Net Available Cash shall constitute "Excess Proceeds."

        When the aggregate amount of Excess Proceeds exceeds US$10.0 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to repurchase (the "Prepayment Offer") the Notes, which offer shall be in the amount of the Allocable Excess Proceeds (rounded to the nearest US$1,000), on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Notes have been given the opportunity to tender their Notes for repurchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount of Net Available Cash for any purpose permitted by the Indenture, and the amount of Excess Proceeds will be reset to zero.

        The term "Allocable Excess Proceeds" shall mean the product of:

          (a)    the Excess Proceeds, and

          (b)   a fraction,

            (1)   the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer, and

            (2)   the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to this covenant and requiring the Company to make an offer to repurchase such Debt at substantially the same time as the Prepayment Offer.

        Within ten business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    Except for the restrictions set forth herein or imposed by law, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

          (a)    pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary,

          (b)   make any loans or advances to the Company or any other Restricted Subsidiary, or

          (c)    transfer any of its Property to the Company or any other Restricted Subsidiary.

        The foregoing limitations will not apply:

          (1)   with respect to clauses (a), (b) and (c), to restrictions:

            (A)  in effect on the Issue Date (including, without limitation, restrictions pursuant to the Notes, the Indenture, a Receivables Program and the Credit Agreement),

            (B)   relating to Acquired Indebtedness, or

            (C)   that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided that such restrictions are not more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreement evidencing the Debt so refinanced (as determined by the Board of Directors in its good faith judgment), and

          (2)   with respect to clause (c) only, to restrictions:

            (A)  relating to Debt that is permitted to be Incurred and secured without also securing the Notes pursuant to the covenants described under "—Limitation on Debt and Preferred Stock" and "—Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt,

            (B)   encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restrictions relate solely to the Property so acquired and were not created in connection with or in anticipation of such acquisition,

            (C)   resulting from customary provisions restricting the subletting or assignment of leases or customary provisions in other agreements that restrict the assignment of such agreements or rights or other non-cash assets thereunder, including, without limitation, customary restrictions imposed on the transfer of copyrighted or patented materials,

            (D)  customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale,

            (E)   contained in Purchase Money Debt for Property acquired in the ordinary course of business,

            (F)   included in customary provisions and agreements with respect to Permitted Joint Ventures,

            (G)  contained in any Debt or any agreement pursuant to which such Debt was issued if (i) the encumbrance or restriction applies only upon a payment default or financial covenant default or event of default contained in such Debt or agreement and (ii) the encumbrance or restriction is not materially more disadvantageous to holders of the Notes than is customary in comparable financings (as determined by the Board of Directors in its good faith judgment), or

            (H)  resulting from the application of reasonable and customary borrowing base, net worth and similar covenants set forth in agreements entered into by the Company or a Restricted Subsidiary in respect of Permitted Debt.

        Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") if such Affiliate Transaction or series of Affiliate Transactions involves aggregate consideration in excess of US$5.0 million, unless:

          (a)    the terms of such Affiliate Transaction are:

            (1)   set forth in writing,

            (2)   fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and

            (3)   no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could reasonably be expected to be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company, and

          (b)   if such Affiliate Transaction involves aggregate payments or value in excess of US$10.0 million, the Board of Directors (including at least a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, determines that such Affiliate Transaction complies with clauses (a)(2) and (3) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee.

        Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

          (a)    any transaction or series of transactions between the Company and one or more Restricted Subsidiaries not otherwise prohibited by any provisions of the Indenture (excluding, for greater certainty, the provisions described under "—Certain Covenants—Limitation on Transactions with Affiliates") or between two or more Restricted Subsidiaries, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

          (b)   any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments" or any Permitted Investment;

          (c)    any employment, compensation or indemnification agreement entered into by the Company or a Restricted Subsidiary with an employee, officer or director in the ordinary course of business and substantially consistent with industry practice that is not otherwise prohibited by the Indenture;

          (d)   any transaction or series of transactions relating to a Receivables Program; and

          (e)    agreements in effect on the Issue Date and described in the Company's Form 20-F for the year ended December 31, 2004 as filed with the Commission and any modifications, extensions or renewals thereto that are no less favorable, taken as a whole, to the Company or any Restricted Subsidiary than such agreements as in effect on the Issue Date.

        Limitation on Layered Debt.    The Company shall not Incur, directly or indirectly, any Debt that is subordinate or junior in right of payment to any Senior Debt unless such Debt is Senior Subordinated Debt or constitutes Subordinated Obligations.

        Designation of Restricted and Unrestricted Subsidiaries.    The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

          (a)    either (1) the Company or a Restricted Subsidiary, as the case may be, is permitted to make an Investment in such Subsidiary equal to the sum of the (A) Fair Market Value of the Capital Stock of such Subsidiary plus (B) the amount of any Debt owed by such Subsidiary to the Company, in each case pursuant to the first paragraph of the covenant under the caption "—Limitation on Restricted Payments," or (2) such Investment constitutes a Permitted Investment,

          (b)   immediately after giving pro forma effect to such designation, the Company could Incur at least US$1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "—Limitation on Debt and Preferred Stock," and

          (c)    such Subsidiary does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any Restricted Subsidiary.

        Notwithstanding the foregoing, following the Issue Date the Company may designate any Subsidiary of the Company, at or prior to the time it becomes a Subsidiary of the Company, to be an Unrestricted Subsidiary, and unless designated by the Company as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.

        Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary, and neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary). Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the Trustee, be released from any Subsidiary Guarantee previously made by such Restricted Subsidiary.

        An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary by the Board of Directors or, if the Company's interest in the Fair Market Value of the net assets of such Subsidiary is less than US$10.0 million, the Company, so long as, immediately after giving pro forma effect to such designation,

          (x)   the Company could Incur at least US$1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "—Limitation on Debt and Preferred Stock," and

          (y)   no Default or Event of Default shall have occurred and be continuing or would result therefrom.

        Any such designation or redesignation will be evidenced to the Trustee by filing with the Trustee an Officers' Certificate that:

          (a)    certifies that such designation or redesignation complies with the foregoing provisions, and

          (b)   gives the effective date of such designation or redesignation,

and, if applicable, a Board Resolution giving effect to such designation or redesignation, such filing with the Trustee to occur within 60 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

        Future Subsidiary Guarantors.    The Company shall not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee the payment, or pledge any of its Property to secure the payment, of other Debt of the Company (other than Unregistered Senior Debt) unless such Restricted Subsidiary concurrently executes and delivers a supplemental indenture providing for the Guarantee, on a senior subordinated basis, of the payment of principal of, and premium, if any, and interest on the Notes.

        Notwithstanding the preceding paragraph, any such Guarantee of the Notes will provide by its terms that it will be automatically and unconditionally released and discharged:

          (a)    in connection with any sale or other disposition of all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with the provisions described under "—Limitation on Asset Sales"; or

          (b)   in connection with any sale of all or substantially all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale complies with the provisions described under "—Limitation on Asset Sales" and such Guarantor ceases to be a Subsidiary of the Company;

provided, however, that any such release and discharge shall occur only to the extent that all obligations of such Guarantor under all of its Guarantees of the Company's or its Restricted Subsidiaries' Debt shall also terminate upon such release, sale or transfer and none of such Guarantor's equity interests are pledged for the benefit of any holder of any such Debt of the Company or its Restricted Subsidiaries. See "—Limitation on Asset Sales."

Merger, Consolidation and Sale of Property

        The Company shall not effect an arrangement or merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary with or into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

          (a)    the Company shall be the Surviving Person in such arrangement, merger, consolidation or amalgamation, or the Surviving Person (if other than the Company) formed by such arrangement, merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of Canada or any province or territory thereof or the United States of America, any State thereof or the District of Columbia;

          (b)   the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company;

          (c)    immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (c) and clause (d) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

          (d)   other than in the case of any merger, sale, transfer, assignment, lease, conveyance or other disposal between or among the Company and its Wholly Owned Restricted Subsidiaries, immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least US$1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Debt and Preferred Stock"; and

          (e)    the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the supplemental indenture, if any, with respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied, including, where a supplemental indenture is required, receipt of the opinions described in clause (2) of the third paragraph under "—Amendments and Waivers."

        The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture; provided that the predecessor company in the case of:

          (a)    a sale, transfer, assignment, conveyance or other disposition of all or substantially all of its Property (unless such sale, transfer, assignment, conveyance or other disposition is of all the Property of the Company as an entirety or virtually as an entirety), or

          (b)   a lease,

shall not be released from any of the obligations or covenants under the Indenture, including with respect to the payment of the Notes.

Payments for Consents

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SEC Reports

        The Company shall provide the Trustee and holders of Notes (in each case to the extent not filed electronically with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System (or any successor system)), within 15 days after it files with, or furnishes to, the Commission, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or is required to furnish to the Commission pursuant to the Indenture. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Company will continue to file with, or furnish to, the Commission and, to the extent not filed electronically with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System (or any successor system), provide the Trustee and holders of Notes:

          (a)    within 90 days after the end of each fiscal year (or such shorter period as the Commission may in the future prescribe), annual reports on Form 20-F or Form 40-F (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), and

          (b)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as the Commission may in the future prescribe) and promptly from time to time after the occurrence of an event other reports on Form 6-K (or any successor or comparable form) containing the information required to be contained therein (or required in any successor or comparable form);

provided, however, that the Company shall not be so obligated to file such reports with the Commission if the Commission does not permit such filings.

Events of Default

        Events of Default in respect of the Notes include:

          (1)   failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

          (2)   failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

          (3)   failure to comply with the covenants described under "—Certain Covenants—Limitation on Debt and Preferred Stock," "—Certain Covenants—Restricted Payments," "—Certain Covenants—Asset Sales," "—Certain Covenants—Merger, Consolidation and Sale of Property," and "—Repurchase at the Option of Holders Upon a Change of Control Offer," and such failure continues for 30 days after written notice is given to the Company as provided below;

          (4)   failure to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)), and such failure continues for 60 days after written notice is given to the Company as provided below;

          (5)   a default under any Debt by the Company or any Restricted Subsidiary (other than any Debt of the Company owed to any Wholly Owned Restricted Subsidiary or any Debt of any Restricted Subsidiary owed to the Company or any Wholly Owned Restricted Subsidiary) that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than US$50.0 million or its foreign currency equivalent at the time (the "cross acceleration provisions");

          (6)   any judgment or judgments for the payment of money in an aggregate amount in excess of US$25.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied, discharged or acknowledged by a third party insurer to be its exclusive liability for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions"); and

          (7)   certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions").

        A Default under clause (4) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

        The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

        If an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of at least a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of at least a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

        No holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

          (a)    such holder has previously given to the Trustee written notice of a continuing Event of Default;

          (b)   the holders of at least 25% in aggregate principal amount of the Notes then outstanding have made a written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee; and

          (c)    the Trustee shall not have received from the holders of at least a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

        However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

Amendments and Waivers

        Subject to certain exceptions, the Company and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) may amend the Indenture and the Notes, and the holders of at least a majority in aggregate principal amount of the Notes outstanding may waive any past default or compliance with any provisions of the Indenture and the Notes (except a default in the payment of principal, premium, interest, and certain covenants and provisions of the Indenture which cannot be amended without the consent of each holder of an outstanding Note). However, without the consent of each affected holder of an outstanding Note, no amendment may, among other things,

          (1)   reduce the amount of Notes whose holders must consent to an amendment or waiver,

          (2)   reduce the rate of, or extend the time for payment of, interest on any Note,

          (3)   reduce the principal of, or extend the Stated Maturity of, any Note,

          (4)   make any Note payable in money other than that stated in the Note,

          (5)   impair the right of any holder of the Notes to receive payment of principal of, premium, if any, and interest on, such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes,

          (6)   release any security interest that may have been granted in favor of the holders of the Notes other than pursuant to the terms of such security interest,

          (7)   reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, as described under "—Optional Redemption,"

          (8)   reduce the premium payable pursuant to a Change of Control Offer or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer; provided, that, prior to the occurrence of a Change of Control, the holders of a majority in aggregate principal amount of the Notes then outstanding may waive the requirement to complete a Change of Control Offer or otherwise change such requirements other than to reduce the premium payable pursuant to a Change of Control Offer,

          (9)   at any time after the Company is obligated to make a Prepayment Offer in respect of Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto, or

          (10) amend or modify the provisions described under "—Additional Amounts."

        In addition, any amendment to the subordination provisions of the Indenture that would adversely affect the rights of holders of the Notes will require the consent of holders of at least 75% in aggregate principal amount of the Notes then outstanding.

        The Indenture and the Notes may be amended by the Company and the Trustee without the consent of any holder of the Notes to:

          (1)   cure any ambiguity, omission, defect or inconsistency in any manner that is not adverse in any material respect to any holder of the Notes,

          (2)   provide for the assumption by a Surviving Person of the obligations of the Company under the Indenture, provided, that the Company delivers to the Trustee: (a) an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such assumption by a successor corporation and will be subject to U.S. Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such assumption had not occurred, and (b) an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Canadian federal, provincial and territorial tax purposes as a result of such assumption by a successor corporation and will be subject to Canadian federal, provincial and territorial taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such assumption had not occurred,

          (3)   provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code),

          (4)   add Guarantees with respect to the Notes,

          (5)   secure the Notes, add to the covenants of the Company for the benefit of the holders of the Notes or surrender any right or power conferred upon the Company,

          (6)   make any change that does not adversely affect the rights of any holder of the Notes,

          (7)   make any change to the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Debt under such provisions,

          (8)   comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act, or

          (9)   provide for the issuance of Additional Notes in accordance with the Indenture.

        The Credit Agreement will provide that no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or their Representative) consent to such change. The consent of the holders of the Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to each holder of the Notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

        The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes and its obligations to pay Additional Amounts. The Company at any time may terminate:

          (1)   its obligations under the covenants described under "—Repurchase at the Option of Holders Upon a Change of Control Offer" and "—Certain Covenants,"

          (2)   the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions with respect to Significant Subsidiaries described under "—Events of Default" above, and

          (3)   the limitation contained in clause (d) under the first paragraph of "—Merger, Consolidation and Sale of Property" above ("covenant defeasance").

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

        If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under "—Certain Covenants"), (5), (6) or (7) (with respect only to Significant Subsidiaries) under "—Events of Default" above or because of the failure of the Company to comply with clause (d) under the first paragraph of "—Merger, Consolidation and Sale of Property" above.

        The legal defeasance option or the covenant defeasance option may be exercised only if:

          (a)    the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to maturity or redemption, as the case may be;

          (b)   the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to be defeased to maturity or redemption, as the case may be;

          (c)    123 days pass after the deposit is made, and during the 123-day period, no Default described in clause (7) under "—Events of Default" occurs with respect to the Company or any other Person making such deposit which is continuing at the end of the period;

          (d)   no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

          (e)    such deposit does not constitute a default under any other agreement or instrument binding on the Company;

          (f)    the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

          (g)   in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that:

            (1)   the Company has received from the Internal Revenue Service a ruling, or

            (2)   since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred;

          (h)   in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (i)    in the case of either the legal defeasance option or the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel in Canada to the effect that holders of the Notes will not recognize income, gain or loss for Canadian tax purposes as a result of such deposit and defeasance and will be subject to Canadian federal, territorial and provincial taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

          (j)    the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

          (a)    either:

            (1)   all Notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

            (2)   all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

          (b)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

          (c)    the Company has paid or caused to be paid all sums payable by it under the Indenture; and

          (d)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

        In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

        The Indenture and the Notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

Enforceability of Judgments

        Because substantially all of the assets of the Company are outside the United States, any judgments obtained in the United States against the Company, including judgments with respect to the payment of principal, premium, interest, or other amounts payable under the Notes, may not be collectible within the United States.

        The Company has been informed by its Canadian counsel, Davies Ward Phillips & Vineberg LLP, that the laws of the Province of Ontario permit an action to be brought in a court of competent jurisdiction in the Province of Ontario (an "Ontario Court") on any final and conclusive judgment in personam of any Federal or state court located in the Borough of Manhattan in the City of New York (a "New York Court") that is not impeachable as void or voidable under the internal laws of the State of New York for a sum certain if (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by an Ontario Court (submission by the Company in the Indenture to the non-exclusive jurisdiction of the New York Court being sufficient for such purpose); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice or in contravention of the fundamental principles of procedure, and the decision and enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of the Province of Ontario and the federal laws of Canada applicable therein; (iii) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws; and (iv) the action or motion to enforce such judgment is commenced within the applicable limitation period. The Company has been advised by its Canadian counsel that they have no reason to believe, based upon public policy, as that term is understood under the laws of the Province of Ontario and the federal laws of Canada applicable in that province, as that term is applied by Ontario Courts on the date of the Indenture, for avoiding recognition of a judgment of a New York Court to enforce the Indenture or the Notes.

        In addition, under the Currency Act (Canada), a Canadian Court may only render judgment for a sum of money in Canadian currency, and in enforcing a foreign judgment for a sum of money in a foreign currency, a Canadian Court will render its decision in the Canadian currency equivalent of such foreign currency.

Consent to Jurisdiction and Service of Process

        The Company will irrevocably appoint CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the Indenture or the Notes brought in any Federal or state court located in New York City and will submit to the non-exclusive jurisdiction thereof.

The Trustee

        JPMorgan Chase Bank, N.A. is the Trustee under the Indenture.

        Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

        "2004 Restructuring" means the Company's restructuring programs publicly announced during the Company's fiscal year 2004.

        "2005 Restructuring" means the Company's restructuring programs publicly announced during the Company's fiscal year 2005 prior to the Issue Date.

        "Acquired Indebtedness" means Debt of any Person (i) which is outstanding at the time that such Person becomes a Restricted Subsidiary or is amalgamated with, or merged or consolidated with or into, the Company or a Restricted Subsidiary; or (ii) which is outstanding at the time that assets of a Person are acquired by the Company or a Restricted Subsidiary and the obligation for repayment of which is assumed by the Company or such Restricted Subsidiary in connection with the acquisition of such assets; in any such case that is not Incurred by such Person in connection with, or in contemplation of, such amalgamation, merger, consolidation or acquisition and assumption.

        "Additional Amounts" shall have the definition set forth under "—Additional Amounts." All references in this prospectus supplement to payments of principal of, premium, if any, and interest on the Notes shall be deemed to include any applicable Additional Amounts that may become payable in respect of the Notes.

        "Additional Assets" means:

          (a)    any Property (other than cash, Cash Equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

          (b)   Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company; provided, however, that, in the case of clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means:

          (a)    any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

          (b)   any other Person who is a director or officer of:

            (1)   such specified Person,

            (2)   any Subsidiary of such specified Person, or

            (3)   any Person described in clause (a) above.

        For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Sale" means any sale, lease, transfer, issuance, conveyance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including, any disposition by means of a merger, amalgamation, arrangement, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of

          (a)    any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), or

          (b)   any other Property of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary.

        Notwithstanding the foregoing, each of the following shall be deemed not to be an Asset Sale:

            (1)   any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary,

            (2)   any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "—Certain Covenants—Limitation on Restricted Payments,"

            (3)   any disposition effected in compliance with the first paragraph of the covenant described under "—Merger, Consolidation and Sale of Property",

            (4)   any disposition of assets in connection with a Receivables Program,

            (5)   any disposition of obsolete equipment consistent with industry practice,

            (6)   any disposition of Property in connection with the 2004 Restructuring or 2005 Restructuring, and

            (7)   any disposition in a single transaction or a series of related transactions of assets that have a Fair Market Value of less than US$10.0 million or for aggregate consideration of less than US$10.0 million.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination,

          (a)    if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligations," and

          (b)   in all other instances, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

        "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

          (a)    the sum of the products of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the respective dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

          (b)   the sum of all such payments.

        "Board of Directors" means the board of directors of the Company or any committee of the board of directors of the Company acting within the scope of the authority duly delegated to it by the board of directors of the Company and any reference to a majority of the Board of Directors shall be construed, where appropriate, to mean a majority of such committee.

        "Borrowing Base" means an amount equal to the sum of (i) 85% of the value of accounts receivable (before giving effect to any related reserves) that are not more than 90 days past due reflected in the Company's most recent audited or unaudited consolidated balance sheet and (ii) 60% of the value of the inventory reflected in the Company's most recent audited or unaudited consolidated balance sheet.

        "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "—Certain Covenants—Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

        "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership or trust interests or any other participations, rights, warrants, options or other interests in the nature of an equity interests in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interests.

        "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees, to the extent that such issuance or sale is funded by contributions (not including contributions made in the form of payroll deductions) made by the Company or a Subsidiary under such plan or trust) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Cash Equivalents" means any of the following:

          (a)    United States dollars, Canadian dollars, Euros, Pounds Sterling or Japanese Yen;

          (b)   securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by (i) the United States of America or any state, commonwealth or territory thereof and rated "A-3" or "A–" or higher according to Moody's or S&P, (ii) Canada or any commonwealth, territory or province thereof and rated in the "R-1" category by the Dominion Bond Rating Service Limited, (iii) any member of the European Economic Area or Switzerland, or any agency or instrumentality thereof, provided that such country, agency or instrumentality has a credit rating at least equal to that of the United States of America and the full faith and credit of such country is pledged in support thereof, or (iv) Japan, provided that the full faith and credit of Japan is pledged in support thereof;

          (c)    certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank organized in the United States, Canada, any member of the European Economic Area, Switzerland or Japan and having capital, and surplus in excess of US$500.0 million (or the foreign currency equivalent thereof);

          (d)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

          (e)    commercial paper, having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Service and in each case maturing within one year after the date of acquisition and, with respect to commercial paper in the United States, with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and, with respect to commercial paper in Canada, having a rating in the "R-1" category by the Dominion Bond Rating Service Limited;

          (f)    money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

        "Change of Control" means the occurrence of any of the following events:

          (a)    for so long as (i) the Company's Voting Stock is registered under Section 12 of the Securities Act, any Person, including its Affiliates and associates, other than a Permitted Holder, files a Schedule 13D or a Schedule TO (or any successor schedule, form or report) under the Exchange Act disclosing that such person has become the beneficial owner of more than 50% of the total number of votes attached to the Voting Stock of the Company, or (ii) the Voting Stock of the Company is listed on the Toronto Stock Exchange, any offeror, as defined in the Ontario securities laws, other than a Permitted Holder, files a report with any securities commission or securities regulatory authority in Canada, disclosing that the offeror has acquired beneficial ownership, as defined in Ontario securities laws, of or the power to exercise control or direction over more than 50% of the total number of votes attached to the Voting Stock of the Company; and, in the case of either of the foregoing clauses (i) and (ii), thereafter, any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than a Permitted Holder, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total number of votes attached to the Voting Stock of the Company; or

          (b)   the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the Property of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such Property as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary, shall have occurred, or the Company effects an arrangement or merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

            (1)   the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the Surviving Person, and

            (2)   the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the Surviving Person immediately after such transaction and in substantially the same proportion as before the transaction; or

          (c)    during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors (i) whose appointment by such Board or whose proposed nomination for election by the shareholders of the Company was included in a management information circular approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose appointment or proposed nomination for election was previously so approved or (ii) for whose election all Permitted Holders voted in favor) cease for any reason to constitute at least a majority of the Board of Directors then in office; or

          (d)   the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commission" means the U.S. Securities and Exchange Commission.

        "Comparable Treasury Issue" means the United States treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

        "Comparable Treasury Price" means, with respect to any redemption date:

          (a)    the average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated "H.15(519)" (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," or

          (b)   if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

        "Consolidated Cash Flow" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

          (a)    the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

            (1)   the provision for taxes based on income or profits or utilized in computing net loss,

            (2)   Consolidated Fixed Charges,

            (3)   depreciation,

            (4)   amortization of intangibles, and

            (5)   restructuring charges, write-downs and reserves taken by the Company or its Restricted Subsidiaries during such period, provided that:

              (A)  up to a maximum aggregate amount of US$213.3 million of restructuring charges payable in cash taken in connection with the 2004 Restructuring may be included in Consolidated Cash Flow for all periods if incurred on or prior to June 30, 2005 (and such charges in excess of such amount or incurred after such date shall not be so included); and

              (B)   up to a maximum aggregate amount of US$220.0 million of restructuring charges payable in cash taken in connection with the 2005 Restructuring may be included in Consolidated Cash Flow for all periods if incurred on or prior to June 30, 2006 (and such charges in excess of such amount or incurred after such date shall not be so included),

            (6)   any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period), minus

          (b)   all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

        Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

        "Consolidated Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio of:

          (a)    the aggregate amount of Consolidated Cash Flow for the most recent four consecutive fiscal quarters for which internal financial statements are available to

          (b)   Consolidated Fixed Charges for such four fiscal quarters;

        provided, however, that:

          (1)   if

            (A)  since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

            (B)   the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an Incurrence or Repayment of Debt,

  Consolidated Fixed Charges for such four-quarter period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such four-quarter period, provided that, in the event of any such Repayment of Debt, Consolidated Cash Flow for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

          (2)   if

            (A)  since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

            (B)   the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is such an Asset Sale, Investment or acquisition, or

            (C)   since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, then Consolidated Cash Flow for such four-quarter period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition had occurred on the first day of such four-quarter period.

        If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

        "Consolidated Fixed Charges" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries,

          (a)    interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

          (b)   amortization of debt discount and debt issuance cost, including commitment fees,

          (c)    capitalized interest,

          (d)   non-cash interest expense,

          (e)    commissions, discounts and other fees and charges owed with respect to letters of credit and banker's acceptance financing,

          (f)    the net effective cost of interest after giving effect to Interest Rate Agreements (including amortization of fees but not any income or loss resulting from the marked-to-market value of such Interest Rate Agreements),

          (g)   Disqualified Stock Dividends,

          (h)   Preferred Stock Dividends,

          (i)    interest Incurred in connection with Investments in discontinued operations,

          (j)    interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary, and

          (k)   the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (a)    any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that, subject to the exclusion contained in clause (d) below, equity of the Company and its Consolidated Restricted Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below),

          (b)   any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that, subject to the exclusion contained in clause (c) below, the equity of the Company and its Consolidated Restricted Subsidiaries in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the greater of (i) the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause (b)) and (ii) the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause(b)),

          (c)    any gain or loss realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

          (d)   any unusual, non-recurring or extraordinary gain or loss,

          (e)    any non-cash restructuring charges,

          (f)    the cumulative effect of a change in accounting principles, and

          (g)   any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock).

        Notwithstanding the foregoing, for purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of Property from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

        "Credit Agreement" means the Third Amended and Restated Revolving Term Credit Agreement, made as of June 4, 2004, among the Company, the Subsidiaries specified as Designated Subsidiaries therein, CIBC World Markets, as Joint Lead Arranger, RBC Capital Markets, as Joint Lead Arranger and Co-Syndication Agent, Canadian Imperial Bank of Commerce, as Administrative Agent, The Bank of Nova Scotia, as Documentation Agent, Banc of America Securities LLC, as Co-Syndication Agent and the Lenders named therein.

        "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the Credit Agreement) providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade or standby letters of credit, in each case as any such facility may be revised, restructured or Refinanced from time to time, including to extend the maturity thereof, to increase the amount of commitments thereunder (provided that any such increase is permitted under the covenant described under "—Limitation on Debt and Preferred Stock"), or to add Restricted Subsidiaries as additional borrowers or guarantors thereunder, whether by the same or any other agent, lender or group of lenders or investors and whether such revision, restructuring or Refinancing is under one or more Debt facilities or commercial paper facilities, indentures or other agreements, in each case with banks or other institutional lenders or trustees or investors providing for revolving credit loans, term loans, notes or letters of credit, together with documents related thereto (including, without limitation, any guaranty agreements and security documents).

        "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt" means, with respect to any Person on any date of determination (without duplication):

          (a)    the principal of and premium (if any) in respect of:

            (1)   debt of such Person for money borrowed, and

            (2)   debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

          (b)   all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

          (c)    all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (d)   all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed or Refinanced no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

          (e)    the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (f)    all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (g)   all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property and the amount of the obligation so secured; and

          (h)   to the extent not otherwise included in this definition, Hedging Obligations of such Person,

        in each case, if and to the extent any of the foregoing items, other than letters of credit and Hedging Obligations, would appear as a liability on the balance sheet of such Person prepared in accordance with GAAP. The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

            (1)   zero if such Hedging Obligation has been Incurred pursuant to clause (g) or (h) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Debt and Preferred Stock," or

            (2)   the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Senior Debt" means:

          (a)    any Senior Debt that has, at the time of determination, an aggregate principal amount outstanding (or accreted value in the case of Debt issued at a discount) of at least US$25.0 million (including the amount of all undrawn commitments and matured and contingent reimbursement obligations pursuant to letters of credit thereunder) that is specifically designated in the instrument evidencing such Senior Debt and is designated in a notice delivered by the Company to the holders or a Representative of the holders of such Senior Debt and in an Officers' Certificate delivered to the Trustee as "Designated Senior Debt" of the Company for purposes of the Indenture, and

          (b)   any Senior Debt outstanding under Credit Facilities, including the Credit Agreement.

        "Disqualified Stock" means any Capital Stock of the Company or any of its Restricted Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

          (a)    matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

          (b)   is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

          (c)    is convertible or exchangeable at the option of the holder thereof for cash, Debt or Disqualified Stock,

        on or prior to, in the case of clause (a), (b) or (c), more than three months following the Stated Maturity of the Notes. Notwithstanding the foregoing, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence if a change of control or asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under "—Certain Covenants—Limitation on Restricted Payments".

        "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

        "Event of Default" has the meaning set forth under "—Events of Default."

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Existing Convertible Securities" means the Liquid Yield Option Notes due 2020 of the Company in aggregate principal amount at maturity outstanding and as in effect on the Issue Date.

        "Existing Notes" means the 7 7/8% Senior Subordinated Notes due 2011 of the Company.

        "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

          (a)    if such Property has a Fair Market Value equal to or less than US$25.0 million, by any Officer of the Company, or

          (b)   if such Property has a Fair Market Value in excess of US$25.0 million, by at least a majority of the Board of Directors and evidenced by a Board Resolution dated within 30 days of the relevant transaction, delivered to the Trustee.

        "GAAP" means generally accepted accounting principles as in effect in Canada on the Issue Date.

        "Guarantee" means, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (a)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

          (b)   entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

    provided, however, that the term "Guarantee" shall not include:

            (1)   endorsements for collection or deposit in the ordinary course of business, or

            (2)   a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (c) of the definition of "Permitted Investment."

        The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

        "holder" means a Person in whose name a Note is registered in the Security Register.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, arrangement, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "—Certain Covenants—Limitation on Debt and Preferred Stock," amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

        "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under "—Certain Covenants—Limitation on Restricted Payments" and "—Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment," the term "Investment" shall include (a) upon the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary as a result of which such Restricted Subsidiary ceases to be a Restricted Subsidiary, the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Company or such other Restricted Subsidiary, and (b) at the time that a Subsidiary of the Company is designated an Unrestricted

Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to:

          (a)    the Company's "Investment" in such Subsidiary at the time of such redesignation, less

          (b)   the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

        In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment. For purposes of the covenant described under "—Certain Covenants—Limitation on Asset Sales," "Investment" shall include the entering into of a binding agreement to make an Investment.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB–(or the equivalent) by S&P.

        "Investment Grade Status" shall be deemed to have been reached on the date that the Notes have an Investment Grade Rating from both Rating Agencies.

        "Issue Date" means June _, 2005.

        "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form (except to the extent converted into cash)), in each case net of:

          (a)    all direct costs relating to the Asset Sale, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,

          (b)   all payments made on or in respect of any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

          (c)    all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and

          (d)   the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President or any Senior Vice President of the Company.

        "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the Chief Executive Officer, Chief Financial Officer or Corporate Treasurer of the Company, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee, acting reasonably. The counsel may be General Counsel to the Company or in-house counsel of the Trustee.

        "Permitted Holder" means Onex Corporation and its Affiliates and successors.

        "Permitted Investment" means any Investment by the Company or a Restricted Subsidiary in:

          (a)    the Company or any Restricted Subsidiary,

          (b)   any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Related Business;

          (c)    any Person if as a result of such Investment such Person is merged, amalgamated or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that such Person's primary business is a Related Business;

          (d)   Cash Equivalents;

          (e)    receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

          (f)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (g)   loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be; provided that such loans and advances, excluding loans to employees identified in the Company's annual report on Form 20-F for the year ended December 31, 2004, do not exceed US$2.0 million in the aggregate at any one time outstanding;

          (h)   stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

          (i)    any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "—Certain Covenants—Limitation on Asset Sales";

          (j)    Permitted Joint Ventures and suppliers of the Company or a Restricted Subsidiary that do not exceed 10% of Total Assets in the aggregate outstanding at any one time;

          (k)   Hedging Obligations Incurred in accordance with clause (g) or (h) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Debt and Preferred Stock";

          (l)    assets solely in exchange for Capital Stock, other than Disqualified Stock, of the Company;

          (m)  any Investment by the Company or any Restricted Subsidiary in a Securitization Subsidiary in connection with a Receivables Program; provided, however, that the only assets transferred to such Securitization Subsidiary consist of Receivables Program Assets; and

          (n)   other Investments made for Fair Market Value (measured on the date of such Investment) that do not exceed US$100.0 million in the aggregate outstanding at any one time.

        "Permitted Joint Venture" means any Person which is, directly or indirectly, engaged principally in a Related Business, and the capital stock, or securities convertible into capital stock, of which is owned by the Company and one or more Persons other than the Company or any of its Affiliates.

        "Permitted Junior Securities" means:

          (a)    Capital Stock in the Company; or

          (b)   debt securities that are subordinated to all Senior Debt and debt securities that are issued in exchange for Senior Debt and are subordinated to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt under the Senior Indenture.

        "Permitted Liens" means any one or more of the following with respect to the assets of the Company or any Restricted Subsidiary:

          (a)    inchoate or statutory Liens for taxes, assessments and other governmental charges or levies which are not delinquent (taking into account any relevant grace periods) or the validity of which are currently being contested in good faith by appropriate proceedings and in respect of which there shall have been set aside a provision or reserve (to the extent required by GAAP) in an amount which is adequate therefor;

          (b)   inchoate or statutory Liens of contractors, sub-contractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of construction, maintenance, repair or operation of assets of the Company or the relevant Restricted Subsidiary, or otherwise arising in the ordinary course provided that such Liens are related to obligations not due or delinquent (taking into account any applicable grace or cure periods), are not registered as encumbrances against title to any of the assets of the Company or the relevant Restricted Subsidiary and adequate holdbacks are being maintained as required by applicable legislation or such Liens are being contested in good faith by appropriate proceedings and in respect of which there shall have been set aside a provision or reserve (to the extent required by GAAP) in an amount which is adequate with respect thereto and provided further that such Liens do not, in the aggregate, materially detract from the value of the assets of the Company or any Restricted Subsidiary encumbered thereby or materially interfere with the use thereof in the operation of the business of the Company or any Restricted Subsidiary;

          (c)    easements, rights-of-way, servitudes, restrictions and similar rights in real property comprised in the assets of the Company or the relevant Restricted Subsidiary or interests therein granted or reserved to other persons, provided that such rights do not, in the aggregate, materially detract from the value of the assets of the Company or any Restricted Subsidiary or materially interfere with the use thereof in the operation of the business of the Company or any Restricted Subsidiary;

          (d)   title defects or irregularities which are of a minor nature and which do not, in the aggregate, materially detract from the value of the assets of the Company or any Restricted Subsidiary or materially interfere with the use thereof in the operation of the business of the Company or any Restricted Subsidiary;

          (e)    Liens incidental to the conduct of the business or the ownership of the assets of the Company or the relevant Restricted Subsidiary (other than those described in clauses (f) and (g) below) which were not incurred in connection with the borrowing of money or the obtaining of advances of credit (including, without limitation, unpaid purchase price), and which do not, in the aggregate, materially detract from the value of the assets of the Company or any Restricted Subsidiary or materially interfere with the use thereof in the operation of the business of the Company or any Restricted Subsidiary;

          (f)    Liens securing appeal bonds or other similar Liens arising in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instrument serving a similar purpose;

          (g)   attachments, judgments and other similar Liens arising in connection with court proceedings; provided, however, that such Liens are in existence for less than 30 days after the entry thereof or the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

          (h)   Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Company or the relevant Restricted Subsidiary, provided that such Liens do not have a material adverse effect on (i) the business, assets, operations, prospects or condition, financial or otherwise, of the Company and of the Restricted Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform any of its obligations under the Notes or this Indenture, or (iii) the rights of the Trustee or the Holders;

          (i)    the right reserved to or vested in any governmental entity by any statutory provision or by the terms of any lease, license, franchise, grant or permit of any of the Company or the relevant Restricted Subsidiary, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

          (j)    the extension, renewal or refinancing of any Permitted Lien, provided that the amount so secured does not exceed the original amount secured immediately prior to such extension, renewal or refinancing;

          (k)   Liens granted over the assets securitized in connection with any Receivables Program;

          (l)    Liens granted by the Company and/or any Restricted Subsidiary pursuant to future subsidized financing by development entities;

          (m)  the interest of lessors (including, without limitation, security interests granted in favor of lessors) pursuant to all leases, including Capital Lease Obligations, under which the Company or the relevant Restricted Subsidiary is the lessee;

          (n)   Liens granted to secure Acquired Indebtedness, to the extent that (i) such Liens exist at the time such person or the assets subject to such Lien are acquired by the Company or a Restricted Subsidiary; (ii) such Liens were not created in contemplation of the transaction by which the subject Debt became Acquired Indebtedness; and (iii) such Liens either (A) only extend to the assets acquired or the assets of the Person acquired, as applicable, in the transaction pursuant to which the Acquired Indebtedness became an obligation of a borrower under the Credit Agreement or a Restricted Subsidiary or (B) are discharged within 60 days of such acquisition;

          (o)   Liens of the nature contemplated in clauses (b), (c), (d) or (e) above, but exceeding the materiality thresholds specified therein, securing Debt in an aggregate amount not to exceed US$25.0 million;

          (p)   pledges or deposits by the Company or any Restricted Subsidiary under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

          (q)   Liens existing on the Issue Date not otherwise described in clauses (a) through (p) above; and

          (r)    Liens not otherwise described in clauses (a) through (q) above in an aggregate amount not to exceed US$25.0 million.

        "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

          (a)    such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

            (1)   the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

            (2)   an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

          (b)   the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

          (c)    the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being
  Refinanced, and

          (d)   the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

  provided, however, that Permitted Refinancing Debt shall not include:

          (x)   Debt of a Subsidiary that Refinances Debt of the Company, or

          (y)   Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

        "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

        "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

        "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

        "Public Equity Offering" means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

        "Purchase Money Debt" means Debt:

          (a)    consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

          (b)   Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of such Property, including additions and improvements thereto;

        provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Company or such Restricted Subsidiary.

        "Rating Agencies" means Moody's and S&P.

        "Receivables Program" means, with respect to any Person, a transaction or series of transactions (including amendments, supplements, extensions, renewals, replacements, refinancings or modifications thereof) pursuant to which a Securitization Subsidiary purchases Receivables Program Assets from the Company or any Restricted Subsidiary and finances such Receivables Program Assets or a fractional undivided interest in the Receivables Program Assets; provided that:

          (a)    the Board of Directors of the Company shall have determined in good faith that such Receivables Program is economically fair and reasonable to the Company and the Securitization Subsidiary,

          (b)   all sales of Receivables Program Assets to or by the Securitization Subsidiary are made at fair market value (as determined in good faith by the Board of Directors in connection with its approval of the Receivables Program),

          (c)    the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors of the Company),

          (d)   no portion of the Indebtedness of the Securitization Subsidiary is guaranteed by or is recourse to the Company or any Restricted Subsidiary (other than recourse for customary representations, warranties, covenants and indemnities, none of which shall relate to the collectibility of the Receivables Program
  Assets), and

          (e)    neither or the Company nor any Restricted Subsidiary has any obligation to maintain or preserve the Securitization Subsidiary's financial condition.

        "Receivables Program Assets" means all of the following Property and interests in Property, including any undivided interest in any pool of any such Property or interests, whether now existing or existing in the future or hereafter arising or acquired:

            (1)   accounts;

            (2)   accounts receivable, general intangibles, instruments, contract rights, documents and chattel paper (including, without limitation, all rights to payment created by or arising from sales of goods or merchandise, leases of goods or merchandise or the rendition of services, no matter how evidenced, whether or not earned by performance);

            (3)   all unpaid sellers' or lessors' rights (including, without limitation, rescission, replevin, reclamation and stoppage in transit) relating to any of the foregoing or arising therefrom;

            (4)   all rights to any goods or merchandise represented by any of the foregoing;

            (5)   all reserves and credit balances with respect to any accounts receivable or account debtors;

            (6)   all letters of credit, security interests or Guarantees in respect of any of the foregoing;

            (7)   all insurance policies or reports relating to any of the foregoing;

            (8)   all collection or deposit accounts relating to any of the foregoing;

            (9)   all books and records relating to any of the foregoing;

            (10) inventory and/or contractual rights related thereto; and

            (11) all proceeds of any of the foregoing.

        "Reference Treasury Dealer" means Citigroup Global Markets Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotation" means, with respect to each the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

        "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund or Repay, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Related Business" means any business that is related, ancillary or complementary to, or a reasonable extension or expansion of, the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

        "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "—Certain Covenants—Limitation on Asset Sales" and the definition of "Consolidated Fixed Charge Coverage Ratio," Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

        "Representative" means the trustee, agent or representative expressly authorized to act in such capacity, if any, for an issue of Senior Debt, or, if no such Person is so authorized, the holders or lenders of that percentage of the principal amount of such Senior Debt that are permitted to act in such capacity under the terms of such Senior Debt.

        "Restricted Payment" means:

          (a)    any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Capital Stock (other than Disqualified Stock);

          (b)   the purchase, repurchase, redemption, reduction, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company or a Restricted Subsidiary that is not Disqualified Stock);

          (c)    the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

          (d)   any Investment (other than Permitted Investments) in any Person.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services or any successor to the rating agency business thereof.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Securitization Subsidiary" means any Unrestricted Subsidiary created for the limited purpose of acquiring and financing Receivables Program Assets and engaging in activities ancillary thereto.

        "Senior Debt" means:

          (a)    all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such post-filing interest is allowed in such proceeding) in respect of:

            (1)   Debt of the Company for money borrowed, and

            (2)   Debt of the Company evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable;

          (b)   all Capital Lease Obligations of the Company and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Company;

          (c)    all obligations of the Company

            (1)   for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

            (2)   under Hedging Obligations, or

            (3)   issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under the Indenture; and

          (d)   all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which the Company is responsible or liable as Guarantor;

  provided, however, that Senior Debt shall not include:

          (A)  Debt of the Company that is by its terms expressly subordinate or pari passu in right of payment to the Notes, including any Senior Subordinated Debt or any Subordinated Obligations;

          (B)   any Debt Incurred in violation of the provisions of the Indenture;

          (C)   accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

          (D)  any liability for Federal, state, provincial, local or other taxes owed or owing by the Company;

          (E)   any obligation of the Company to any Subsidiary; or

          (F)   any obligations with respect to any Capital Stock of the Company.

        To the extent that any payment of Senior Debt (whether by or on behalf of the Company as proceeds of security or enforcement or any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

        "Senior Subordinated Debt" means the Notes and any Additional Notes that may be issued under the Third Supplemental Indenture, the Existing Notes and any additional Existing Notes that may be issued under the First Supplemental Indenture and any other subordinated Debt of the Company that specifically provides that such Debt is to rank pari passu with the Notes and is not subordinated by its terms to any other subordinated Debt or other obligation of the Company which is not Senior Debt.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Article 1 of Rule 1-02 under Regulation S-X promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

        "Stated Maturity" means, with respect to any Debt or security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subordinated Obligation" means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is, by its terms, expressly subordinate or junior in right of payment to the Notes.

        "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, trust, joint venture or other business entity of which at least a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

          (a)    such Person,

          (b)   such Person and one or more Subsidiaries of such Person, or

          (c)    one or more Subsidiaries of such Person.

        "Surviving Person" means the surviving Person formed by a merger, consolidation or amalgamation and, for purposes of the covenant described under "—Merger, Consolidation and Sale of Property," a Person to whom all or substantially all of the Property of the Company is sold, transferred, assigned, leased, conveyed or otherwise disposed.

        "Total Assets" means, with respect to any date of determination, our total assets shown on our consolidated balance sheet in accordance with GAAP on the last day of the fiscal quarter prior to the date of determination.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Unregistered Senior Debt" means any Senior Debt of the Company that is not registered under the Securities Act.

        "Unrestricted Subsidiary" means:

          (a)    any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries" and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

          (b)   any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests and interests in a trust) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Restricted Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other wholly owned Subsidiaries.

Book-Entry System

        The Notes will be initially issued in the form of one or more Global Securities registered in the name of The Depository Trust Company ("DTC") or its nominee.

        Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the Notes represented by such Global Security purchased by such Persons in the Offering. Such accounts shall be designated by the Underwriters. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal of and interest on Notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated Notes only if:

          (a)    DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, and

          (b)   there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes represented by such Global Security.

        Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes,

          (a)    certificated Notes will be issued only in fully registered form in denominations of US$1,000 or integral multiples thereof,

          (b)   payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of the Company maintained for such purposes, and

          (c)    no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

        So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture and the Notes, except as required by law. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Underwriters, banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the Underwriters will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material Canadian federal income tax considerations generally applicable to a person (a "U.S. Holder") who acquires notes pursuant to this prospectus supplement and who, for purposes of the Income Tax Act (Canada) (the "Canadian Tax Act"), at all relevant times is resident in the United States and is neither resident nor deemed to be resident in Canada, deals at arm's length with us, holds such notes as capital property, and does not use or hold, and is not deemed to use or hold, the notes in carrying on business in Canada. Special rules, which are not discussed in this summary, may apply to a U.S. Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

        This summary is based on the current provisions of the Canadian Tax Act and the regulations thereunder in force on the date hereof, all specific proposals to amend the Canadian Tax Act or the regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and our understanding of the current published administrative practices of the Canada Revenue Agency.

        This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account the tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada, which may differ significantly from the considerations described in this summary.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder, and no representation is made with respect to the Canadian income tax consequences to any particular holder. Consequently, prospective U.S. Holders of notes should consult their own tax advisors with respect to the income tax consequences to them having regard to their particular circumstances.

        Under the Canadian Tax Act, payments by us to a U.S. Holder of principal, interest and premium, if any, on the notes will be exempt from Canadian withholding tax. No other taxes on income (including taxable capital gains) will be payable by a U.S. Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain material U.S. federal income tax considerations generally applicable to purchasers of the notes. The federal income tax considerations set forth below are based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the Code), and final, proposed and temporary U.S. Treasury regulations, and administrative and judicial interpretations thereof, all as of the date of this prospectus supplement. We cannot assure you that the U.S. Internal Revenue Service (the IRS) will not take a contrary view, and no ruling from the IRS has been, or will be, sought on the issues discussed below. Legislative, administrative or judicial changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth below. Any such changes or interpretations may or may not be retroactive and could affect the tax considerations discussed below.

        This summary is not a complete analysis or description of all potential U.S. federal tax considerations that may be relevant to, or of the actual tax effect that any of the matters described below will have on, particular holders, and does not address non-U.S., state, local or other tax considerations. This summary applies only to a person who is an initial beneficial owner of a note, and who purchases the note at its "issue price," and it does not discuss the tax considerations applicable to subsequent purchasers of the notes. This summary does not address the U.S. federal income tax considerations applicable to (a) special classes of taxpayers (such as S corporations, mutual funds, insurance companies, banks and other financial institutions, small business investment companies, partnership or other pass-through entities or persons holding interests in partnerships or other pass-through entities that hold the notes, regulated investment companies, real estate investment trusts, dealers in securities or currencies, broker-dealers and tax-exempt organizations) who are subject to special treatment under U.S. federal income tax laws, (b) holders that hold the notes as part of a position in a "straddle," or as part of a "hedging," "conversion," or other integrated investment transaction for U.S. federal income tax purposes, (c) holders that do not hold the notes as capital assets within the meaning of Section 1221 of the Code or (d) holders whose functional currency is not the U.S. dollar. Furthermore, we do not discuss estate and gift tax consequences.

        BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH PROSPECTIVE PURCHASER OF A NOTE IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER PARTICULAR TAX SITUATION AND AS TO ANY FEDERAL, NON-U.S., STATE, LOCAL OR OTHER TAX CONSIDERATIONS (INCLUDING ANY POSSIBLE CHANGES IN TAX LAW) AFFECTING THE PURCHASE, HOLDING AND DISPOSITION OF THE NOTES.

        For purposes of this discussion, a U.S. person means any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or entity treated as a corporation created or organized under the laws of the United States or any state or political subdivision thereof;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a U.S. court and which has one or more U.S. fiduciaries who have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        As used herein, the term "U.S. Holder" means a beneficial owner of a note that is a U.S. person and the term "Non-U.S. Holder" means a beneficial owner of a note that is not a U.S. person.

        If a partnership (or limited liability company that is treated as a partnership) holds a note, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding a note, we suggest that you consult with your tax advisor.

Interest on the Notes

        Interest on a note (including any taxes withheld) will be taxable to a holder as ordinary interest income at the time such amounts are accrued or received, in accordance with the holder's method of accounting for U.S. federal income tax purposes. It is expected that the notes will be issued without original issue discount for U.S. federal income tax purposes. If Additional Amounts are paid, such payment will be includable as ordinary interest income in accordance with the holder's regular method of tax accounting. Interest (and Additional Amounts) will be income from sources outside the United States for foreign tax credit limitation purposes. Subject to generally applicable limitations, a U.S. Holder may elect to claim either a deduction or foreign tax credit in computing its U.S. federal income tax liability for withholding taxes, if any, withheld from interest (and Additional Amounts) paid on the note.

Disposition of the Notes

        Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by Celestica) or other disposition of a note will be a taxable event for U.S. federal income tax purposes. In such event, in general, a holder of a note will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of property received (except to the extent attributable to accrued interest on the note which will be treated as such if not previously included in income) and (ii) the holder's tax basis in the note. Any such gain or loss generally will be long-term capital gain or loss if the holder has held the note for more than 12 months at the time of disposition of the note. Long-term capital gains realized by individual holders during taxable years beginning before December 31, 2008 from the sale of capital assets are taxable at a maximum rate of 15%. Gain generally will be income from U.S. sources for foreign tax credit limitation purposes. The deductibility of capital losses is subject to certain limitations. Generally, any loss will be allocated to reduce U.S. source income. However, loss, or a portion of the loss, may be used to offset foreign source income if attributable to accrued but unpaid interest. If a holder receives any foreign currency on the sale, redemption or other taxable disposition of a note, the holder may recognize ordinary gain or loss due to the currency fluctuation. We suggest that prospective investors consult their tax advisors regarding the treatment of capital gains and losses.

Information Reporting and Backup Withholding

        Under Section 3406 of the Code and applicable Treasury regulations, a noncorporate holder of a note may be subject to backup withholding (currently at the rate of 28%) with respect to "reportable payments," which include interest paid on, or the proceeds of a sale, exchange or redemption of, a note. The payor will be required to deduct and withhold the prescribed amounts if (i) the payee fails to furnish a Taxpayer Identification Number (TIN) to the payor in the manner required, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a "notified payee underreporting" described in Section 3406(c) of the Code or (iv) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under Section 3406(a)(l)(C) of the Code. As a result, if any one of the events listed above occurs, the payor will be required to withhold an amount equal to the then applicable rate of backup withholding from any interest payment made with respect to a note or any payment of proceeds of a redemption of a note to a noncorporate holder. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's U.S. federal income tax liability, so long as the required information is timely provided to the IRS. No Additional Amounts will be payable to the holder as a result of amounts paid as backup withholding.

        Pursuant to information reporting requirements under Chapter 61 of the Code, the payor generally will also report to the holders of the notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payment on the notes.

Tax Considerations to Non-U.S. Holders

        The following discussion is limited to the material U.S. federal income tax considerations applicable to Non-U.S. Holders.

Payment of Interest; Sale or Exchange of the Notes

        Except as described in "—Information Reporting and Backup Withholding" below, a Non-U.S. Holder of a note will not be subject to U.S. federal income or withholding tax on the payment of interest (and Additional Amounts) on, or the proceeds from the disposition of the note unless:

  •
  the income is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and, in the case of a resident of a country that has an income tax treaty with the

    United States, such item is attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States;

  •
  the Non-U.S. Holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met and does not qualify for an exemption; or

  •
  the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

Information Reporting and Backup Withholding

        Non-U.S. Holders generally are not subject to information reporting or backup withholding with respect to interest (and Additional Amounts) paid on, or proceeds received upon the disposition of, a note, provided in some instances that the Non-U.S. Holder certifies to his foreign status or otherwise establishes an exemption.

        The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to particular tax considerations applicable to you of purchasing, holding and disposing of a note, including the applicability and effect of any state, local or non-U.S. tax laws, and of any proposed changes in applicable laws.

UNDERWRITING

        We are offering the notes described in this prospectus supplement through a number of underwriters. Banc of America Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., CIBC World Markets Corp., RBC Capital Markets Corporation, Scotia Capital (USA) Inc., Wachovia Capital Markets, LLC, and KeyBanc Capital Markets, a Division of McDonald Investments Inc., are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase, the principal amount of notes listed next to its name in the following table.

Underwriters	Principal Amount of Notes
Banc of America Securities LLC	$59,168,000
Citigroup Global Markets Inc.	59,166,000
Deutsche Bank Securities Inc.	59,166,000
CIBC World Markets Corp.	20,000,000
RBC Capital Markets Corporation	20,000,000
Scotia Capital (USA) Inc.	20,000,000
Wachovia Capital Markets, LLC	10,000,000
KeyBanc Capital Markets, a Division of McDonald Investments, Inc.	2,500,000

Total	$250,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the notes to the public, the representatives may change the public offering price.

        We are to pay the underwriters a commission, equal to 1.5% of the aggregate principal amount of the notes, in connection with this offering.

        The notes have not been and will not be qualified for sale to the public under applicable Canadian securities laws. The notes may not be offered or sold, and the underwriters have agreed not to offer or sell the notes, directly or indirectly, in Canada or to or for the benefit of any person in Canada, except in compliance with applicable Canadian securities laws. Any resale of the notes in Canada, or to or by residents of Canada must be made in accordance with, or pursuant to an exemption from, the registration and prospectus requirements of applicable Canadian securities laws and will be subject to restrictions on resale under these laws.

        The notes will constitute a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange or to arrange for any quotation system to quote them. We cannot assure you that the prices at which the notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the notes will develop and continue after this offering. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the notes at any time without notice. In addition, market-making activity will be subject to limits imposed by the U.S. Securities Act and the U.S. Exchange Act. We cannot assure you that a liquid market will develop for the notes.

        We have agreed that, for a period of 60 days from the date of this prospectus supplement, we will not, without the prior written consent of Banc of America Securities LLC, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us, other than the notes.

        In connection with the offering, Banc of America Securities LLC, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Banc of America Securities LLC, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses for this offering will be $0.5 million.

        It is expected that delivery of the notes will be made against payment therefore on the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required by virtue of the fact that the notes initially will settle in five business days, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next succeeding business day should consult their own advisor.

        The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Affiliates of each of the underwriters are lenders under our senior credit facility.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated expenses payable by us in connection with the offering and distribution of the notes sold in this offering (excluding the underwriter's commissions):

Nature of Expense	Amount
Accounting fees and expenses	$100,000
Legal fees and expenses	300,000
Printing expenses	100,000

Total	$500,000

LEGAL MATTERS

        Certain legal matters in connection with the notes offered hereby will be passed upon for us by Kaye Scholer LLP, our U.S. counsel, and Davies Ward Phillips & Vineberg LLP, our Canadian counsel. Weil Gotshal & Manges LLP, U.S. counsel for the underwriters, and Osler, Hoskin & Harcourt LLP, Canadian counsel for the underwriters, advised the underwriters in connection with the offering of the notes. As of the date hereof, certain lawyers with Davies Ward Phillips & Vineberg LLP and Kaye Scholer LLP own, directly or indirectly, in the aggregate, less than one percent of our outstanding subordinate voting shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our auditors are KPMG LLP, Suite 200, Yonge Corporate Centre, 4100 Yonge Street, Toronto, Ontario M2P 2H3. Our consolidated financial statements as at December 31, 2003 and 2004 and for each of the years in the three year period ended December 31, 2004 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We incorporate by reference in this prospectus supplement information from other documents that we file with or furnish to the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the following documents which we have filed with or furnished to the SEC:

  •
  our annual report on Form 20-F for the fiscal year ended December 31, 2004;

  •
  our current report on Form 6-K filed on May 4, 2005; and

  •
  our current report on Form 6-K filed on May 17, 2005.

        We also incorporate by reference into this prospectus supplement, from the date of filing, all documents we file with the SEC under Sections 13(a), 14 or 15(d) of the U.S. Exchange Act and any reports on Form 6-K we furnish to the SEC and specifically identify as being incorporated by reference into this prospectus supplement, in each case after the date of this prospectus supplement and on or before the date we complete this offering.

        You may review a copy of our filings with the SEC, including exhibits and schedules filed with this prospectus supplement, or obtain copies of such materials at prescribed rates, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. We began to file electronically with the SEC in November 2000.

        You may read and copy any reports, statements or other information that we file with the SEC at the addresses indicated above and you may also access some of them electronically at the web-site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

        You may request a copy of information we incorporate by reference into this prospectus supplement by contacting our investor relations department at:

Celestica Inc. 1150 Eglinton Avenue East Toronto, Ontario M3C 1H7 Canada
Attention:	Investor Relations (416) 448-2211

        We also file reports, statements and other information with the Canadian Securities Administrators (CSA) and these can be accessed electronically at the CSA's System for Electronic Document Analysis and Retrieval website (http://www.sedar.com).

PROSPECTUS

         CELESTICA INC.

$4,000,000,000

SUBORDINATE VOTING SHARES
PREFERENCE SHARES
DEBT SECURITIES
WARRANTS

        We will provide the specific terms of the securities we are offering in a supplement to this prospectus. We may not use this prospectus to sell subordinate voting shares, preference shares, debt securities or warrants to purchase subordinate voting shares, preference shares, debt securities or other securities unless we also give prospective investors a supplement to this prospectus. You should read this prospectus and the supplement carefully before you invest.

        This prospectus may also be used by our shareholders to offer subordinate voting shares. Any selling shareholders will be named in a supplement to this prospectus.

        Our shares are traded on The New York Stock Exchange and The Toronto Stock Exchange under the symbol "CLS".

        See "Risk Factors" beginning on page 4 for information you should consider before buying the securities.

        Each prospectus supplement will describe additional risk factors. These factors may concern the securities we are offering or our company.

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 10, 2001

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer to sell, or seeking offers to buy, these securities in any state where offers and sales are not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

        In this prospectus, "Celestica," the "Company," "We," "Us" and "Our" refer to Celestica Inc. and its subsidiaries.

        We furnish our shareholders with annual reports containing financial statements prepared in accordance with Canadian generally accepted accounting principles audited by our independent accountants, with a reconciliation of those financial statements to U.S. generally accepted accounting principles. We will make available copies of quarterly reports for each of the first three quarters of each fiscal year containing interim unaudited consolidated financial information.

        All dollar amounts in this prospectus are expressed in United States dollars, except where we state otherwise. In this prospectus, unless we state otherwise, all references to "U.S.$" or "$" are to U.S. dollars.

        Canada has no system of exchange controls. There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian public company to non-resident investors. There are no laws of Canada or exchange restrictions affecting the remittance of dividends, interest, royalties or similar payments to non-resident holders of our securities, except as described under the caption "Description of Capital Stock—Certain Canadian Federal Income Tax Considerations."

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        We include this disclosure to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

        This prospectus (and any prospectus supplement) and the documents incorporated by reference in this prospectus (and in any prospectus supplement) include "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, or the Securities Act, and section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements may be identified by the use of words like "believes," "intends," "expects," "may," "will," "should" or "anticipates," or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties.

        Given the risks and uncertainties of our business, actual results may differ materially from those expressed or implied by forward-looking statements. In addition, we base forward-looking statements on assumptions about future events, which may not prove to be accurate. In light of these risks, uncertainties and assumptions, you should be aware that the forward-looking events described in this prospectus (and in any prospectus supplement) and the documents incorporated by reference in this prospectus (and in any prospectus supplement) may not occur.

        We cannot assure you that our future results, levels of activity and achievements will occur as we expect, and neither we nor any other person assumes responsibility for the accuracy and completeness of our forward-looking statements. We have no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT THIS PROSPECTUS

        This prospectus is part of registration statements that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may offer any combination of the securities described in this prospectus, and our shareholders may offer subordinate voting shares, in one or more offerings up to the total dollar amount of $4,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus, we will provide a prospectus supplement that will contain specific information about the securities to be sold and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may identify one or more selling shareholders. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with any additional information described under the heading "Where You Can Find More Information" in making your investment decision.

CELESTICA INC.

        We are a leading provider of electronics manufacturing services, or EMS, to original equipment manufacturers, or OEMs, worldwide. We are the third largest EMS provider in the world with revenue for the year ended December 31, 2000 of approximately $9.8 billion. We have operations in the United States, Canada, Mexico, United Kingdom, Ireland, Italy, Thailand, China, Hong Kong, Czech Republic, Brazil, Singapore, Malaysia and Japan. We provide a wide variety of products and services to our customers, including manufacture, assembly and test of complex printed circuit assemblies and full system assembly of final products. In addition, we provide a broad range of EMS services from product design to worldwide distribution and after-sales support.

        We target industry leading OEMs primarily in the computer and communications sectors. We supply products and services to more than 50 OEMs, including the following industry leaders:

— Avaya Inc. — Cisco Systems Inc. — Dell Computer Corporation — EMC Corporation — Fujitsu-ICL Systems Inc. — Hewlett-Packard Company	— International Business Machines Corporation — Lucent Technologies Inc. — Motorola, Inc. — NEC Corporation — Nortel Networks Corporation — Sun Microsystems Inc.

        The products we manufacture include, or can be found in, a wide range of end-products, such as:

— hubs and switches — LAN and WAN networking cards — laser printers — mainframe computers — mass storage devices — medical ultrasound devices — modems	— multimedia peripherals — PBX switches — personal computers — photonic devices — routers — scalable processors — servers	— switching products — token ring products — video broadcasting cards — wireless base stations — wireless loop systems — workstations

        Our principal competitive advantages are our advanced capabilities in the areas of technology, quality and supply chain management. We are an industry leader in a wide range of advanced manufacturing technologies, using established and newly emerging processes. Our state-of-the-art manufacturing facilities are organized as customer-focused factories, which have dedicated manufacturing lines and customer teams. This approach enhances customer satisfaction and manufacturing flexibility. We believe our test capabilities are among the best in the industry and enable us to produce highly reliable products, including products that are critical to the functioning of our customers' products and systems. Our size, geographic reach and leading expertise in supply chain management allow us to purchase materials effectively and to deliver products to customers faster, thereby reducing overall product costs and reducing the time to market.

        We also believe that our highly skilled workforce gives us a distinct competitive advantage. Through innovative compensation and broad-based employee stock ownership, we have developed a unique entrepreneurial, participative and team-based culture. We employ over 2,500 engineers.

        Our goal is to be the "partner of choice" in EMS. Our strategy is to:

    •
    maintain our leadership position in the areas of technology, quality and supply chain management;

    •
    develop profitable, strategic relationships with industry leaders primarily in the computer and communications sectors;

    •
    continually expand the range of the services we provide to OEMs;

    •
    diversify our customer base, serving a wide variety of end-markets;

    •
    selectively pursue strategic acquisitions; and

    •
    steadily improve our operating margins.

        Our industry is growing rapidly. EMS industry growth is being fueled by increased outsourcing of manufacturing and related functions by OEMs worldwide and by the growth of the overall electronics industry.

        We see numerous industry vectors that are fueling continued growth in the EMS industry. These include:

    •
    the growing trend by telecommunications companies and electronics firms to outsource their manufacturing and divest of their manufacturing assets;

    •
    the impact the growth of the Internet is having on the development of faster and more powerful hardware, such as networking devices and servers;

    •
    the growing trend for Japanese-based companies to outsource manufacturing; and

    •
    the increasing number of acquisition opportunities in the area of EMS, including OEM divestitures.

        Our industry is highly fragmented. Because of the advantages of size and geographic diversity in servicing global OEMs, our industry is poised for significant consolidation.

        Since the beginning of 1997, we have completed 26 acquisitions. These acquisitions have significantly enhanced our geographic reach, expanded our customer base of leading OEMs and broadened our service offering capabilities. We continue to seek strategic acquisitions and opportunities to establish greenfield operations.

        Our principal executive office is located at 12 Concorde Place, Toronto, Ontario, Canada MC3 3R8 and our telephone number is (416) 448-5800.

ABOUT THE OFFERINGS

        We may offer subordinate voting shares, preference shares, secured or unsecured general obligations of our company in the form of senior or subordinated debt securities or warrants to purchase subordinate voting shares, preference shares, debt securities or other securities, and our shareholders may offer subordinate voting shares.

        Debt securities will consist of bonds, debentures, notes or other secured or unsecured evidences of indebtedness. For each type of debt security we offer, the price and terms will be determined at or prior to the time of sale.

        These securities may be offered directly to one or more purchasers, through agents designated from time to time, or to or through underwriters or dealers. The names of these parties, any securities to be purchased by or through these parties, the compensation of these parties and other special terms in connection with the offering and sale of these securities will be detailed in the supplement to this prospectus. Please turn to "Plan of Distribution."

RISK FACTORS

        The securities being offered by this prospectus involve a degree of risk. You should carefully consider the following risk factors and all of the other information contained in this prospectus, in the applicable prospectus supplement and in the additional information described under the heading "Where You Can Get More Information" before you buy any of the securities sold pursuant to this prospectus.

Our Operating Results Fluctuate

        Our annual and quarterly results have fluctuated in the past. The reasons for these fluctuations may similarly affect us in the future. Our operating results may fluctuate in the future as a result of many factors, including:

    •
    The volume of orders received relative to our manufacturing capacity;

    •
    Fluctuations in material costs and the mix in material costs versus labor and manufacturing overhead costs;

    •
    Variations in the level and timing of orders placed by a customer due to the customer's attempts to balance its inventory, changes in the customer's manufacturing strategy and variation in demand for the customer's products. These changes can result from life cycles of customer products, competitive conditions and general economic conditions; and

    •
    The mix of revenue derived from consignment and turnkey manufacturing (consignment manufacturing, where the customer purchases materials, tends to result in higher gross margins but lower revenue, and turnkey manufacturing, where we purchase materials, tends to result in lower gross margins but higher revenue).

        Any one of the following factors or combinations of these factors could also affect our results for a financial period:

    •
    The level of price competition;

    •
    Our past experience in manufacturing a particular product;

    •
    The degree of automation we use in the assembly process;

    •
    Whether we are managing our inventories and fixed assets efficiently;

    •
    The timing of our expenditures in anticipation of increased sales;

    •
    Customer product delivery requirements and shortages of components or labor; and

    •
    The timing of, and the price we pay for, our acquisitions and related integration costs.

        In addition, most of our customers typically do not commit to firm production schedules for more than 30 to 90 days in advance. Accordingly, we cannot forecast the level of customer orders with certainty. This makes it difficult to schedule production and maximize utilization of our manufacturing capacity. In the past, we have been required to increase staffing, purchase materials and incur other expenses to meet the anticipated demand of our customers. Sometimes these anticipated orders from certain customers have failed to materialize, and sometimes delivery schedules have been deferred as a result of changes in the customer's business needs. On other occasions, customers have required rapid and sudden increases in production which have placed an excessive burden on our manufacturing capacity.

        Any of these factors or a combination of these factors could have a material adverse effect on our results of operations.

        Historically, our fourth quarter revenue has been highest and our first quarter revenue has been lowest. Prospective investors should not rely on results of operations in any past period to indicate what our results will be for any future period.

We Have Had Recent Operating Losses

        We generated net earnings in each of the years from 1993 through 1996 and in 1999 and 2000. We recorded net losses of $6.9 million and $48.5 million in 1997 and 1998, respectively. In 1997, we incurred $13.3 million of integration costs related to acquisitions and a $13.9 million credit loss, with these charges totaling $27.2 million ($17.0 million after income taxes). In 1998, we incurred $8.1 million of integration costs related to acquisitions, a $41.8 million write-down of intellectual property and goodwill, a write-off of deferred financing fees and debt redemption fees of $17.8 million and $5.1 million of charges related to the acquisition of International Manufacturing Services, Inc., or IMS, with these charges totaling $72.8 million ($56.5 million after income taxes). We may not be profitable in future periods.

Our Results are Affected by Changes in Material Costs and Limited Availability of Components

        Substantially all of our revenue is derived from turnkey manufacturing. In turnkey manufacturing, we purchase directly most or all of the components we need for production and we assemble products. We typically bear a portion of the risk of component price changes, which could have a material adverse effect on our gross profit margin. Our results of operations have, under past practices, been adversely affected by substantial component price reductions. A majority of the products we manufacture require one or more components that we order from sole-source suppliers of these particular components. Supply shortages for a particular component can delay production of all products using that component or cause price increases in the services we provide. In addition, at various times there have been industry-wide shortages of electronic components. Such shortages, or future fluctuations in material costs, may have a material adverse effect on our business or cause our results of operations to fluctuate from period to period. Also, we rely on a variety of common carriers for materials transportation and route materials through various world ports. A work stoppage, strike or shutdown of a major port or airport could result in manufacturing and shipping delays or expediting charges, which could have a material adverse effect on our results of operations.

We Depend On Certain Industries

        Our financial performance depends on our customers' continued growth, viability and financial stability. Our customers, in turn, substantially depend on the growth of the computer and communications industries. These industries are characterized by rapidly changing technologies and short product life cycles. Recently these industries have experienced pricing and margin pressures. These factors affecting the computer and communications industries in general, and the impact these factors might have from time to time on our customers in particular, could have a material adverse effect on our business.

We Depend On A Limited Number of Customers

        Our two largest customers in 2000 were IBM and Sun Microsystems Inc., which each represented more than 10% of our total 2000 revenue and collectively represented 46% of our 2000 revenue. Our next five largest customers collectively represented 32% of our total revenue in 2000. Our three largest customers in 1999 were Hewlett-Packard Company, Sun Microsystems Inc. and Cisco Systems Inc., which each represented more than 10% of our total 1999 revenue and collectively represented 55% of our total 1999 revenue. Our next five largest customers collectively represented 23% of our total revenue in 1999. We expect to continue to depend upon a relatively small number of customers for a significant percentage of our revenue.

        Generally, we do not enter into long-term supply commitments with our customers. Instead, we bid on a project basis and have supply contracts in place for each project. Significant reductions in sales to any of our largest customers would have a material adverse effect on us. In addition, we generate significant accounts receivable and inventory balances in connection with providing manufacturing services to our customers. A customer's inability to pay for the manufacturing services provided by us could have a material adverse effect on our results of operations.

We Face Risks Due to Expansion of Our Operations

        New operations, whether foreign or domestic, can require significant start-up costs and capital expenditures. As we continue to expand our domestic and international operations, we may not be able to successfully generate revenue necessary to recover start-up and operating costs. The successful operation of an acquired business requires effective communication and cooperation between us and our new employees, including cooperation in product development and marketing. This cooperation may not occur or a disruption in one or more sectors of our business may result. In addition, we may not be able to retain key technical, management, sales and other personnel of an acquired business for any significant length of time, and we may not realize any of the other anticipated benefits of an acquisition. Furthermore, additional acquisitions would require investment of financial resources and may require debt financing or dilutive equity financing. We may not consummate any acquisitions in the future. If we do, any debt or equity financing required for any acquisition may not be available on terms acceptable to us.

We Face Additional Risks Due to Our International Operations

        During 2000, approximately 35% of our revenue was derived from locations outside of North America. In addition, we purchased material from international suppliers for much of our business, including our North American business. We believe that our future growth depends in large part on our ability to increase our business in international markets. We will continue to expand our operations outside of North America. This expansion will require significant management attention and financial resources. To increase international sales in subsequent periods, we must establish additional foreign operations, hire additional personnel and establish additional international facilities. We may not expand or even maintain our international sales. If the revenue we generate from foreign activities is inadequate to offset the expense of maintaining foreign offices and activities, our profitability will be adversely affected. International operations are subject to inherent risks, which may adversely affect us, including:

    •
    Labor unrest;

    •
    Unexpected changes in regulatory requirements;

    •
    Tariffs and other barriers;

    •
    Less favorable intellectual property laws;

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    Difficulties in staffing and managing foreign sales and support operations;

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    Longer accounts receivable payment cycles and difficulties in collecting payments;

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    Changes in local tax rates and other potentially adverse tax consequences, including the cost of repatriation of earnings;

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    Lack of acceptance of localized products in foreign countries;

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    Burdens of complying with a wide variety of foreign laws, including changing import and export regulations;

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    Adverse changes in Canadian and U.S. trade policies with the other countries in which we maintain operations; and

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    Political instability.

        The operations we acquired in the IMS acquisition in December 1998 are subject to significant political, economic, legal and other uncertainties in Hong Kong, China and Thailand. Under its current leadership, the Chinese government has instituted a policy of economic reform which has included encouraging foreign trade and investment and greater economic decentralization. However, the Chinese government may discontinue or change these policies, and these policies may not be successful. Moreover, despite progress in developing its legal system, China does not have a comprehensive and highly developed system of laws, particularly as it related to foreign investment activities and foreign trade. Enforcement of existing and future laws and contracts is uncertain, and implementation and interpretation of such laws may be inconsistent. As the Chinese legal system develops, new laws and changes to existing laws may adversely affect foreign operations in China. While Hong Kong has had a long history of promoting foreign investment, its incorporation into China means that the uncertainty related to China and its policies may now also affect Hong Kong. Thailand has also had a long history of promoting foreign investment but it has experienced economic turmoil and a significant devaluation of its currency in the recent past. There is a risk that this period of economic turmoil may result in the reversal of current policies encouraging foreign investment and trade, restrictions on the transfer of funds overseas, employee turnover, labor unrest or other domestic economic problems that could adversely affect us.

We Face Financial Risks Due to Foreign Currency Fluctuations

        The principal currencies in which we conduct our operations are U.S. dollars, Canadian dollars, Mexican pesos, British pounds sterling, Euros and related currencies under the European Monetary Union, Thai baht and Brazilian real. We may sometimes enter into hedging transactions to minimize our exposure to foreign currency and interest rate risks. Our current hedging activity is designed to reduce the variability of our foreign currency costs and consists of contracts to sell U.S. dollars and to purchase Canadian dollars, British pounds sterling, Mexican pesos, Euros and Thai baht at future dates. In general, these contracts extend for periods of less than 18 months. Our hedging transactions may not successfully minimize foreign currency risk.

We Depend On Highly Skilled Personnel

        Recruiting personnel for the EMS industry is highly competitive. We believe that our future success will depend, in part, on our ability to continue to attract and retain highly skilled executive, technical and management personnel. We generally do not have employment or non-competition agreements with our employees. To date we have been successful in recruiting and retaining executive, managerial and technical personnel. However, the loss of services of certain of these employees could have a material adverse effect on us.

We Are in A Highly Competitive Industry

        We are in a highly competitive industry. We compete against numerous domestic and foreign companies. Three of our competitors, Solectron Corporation, SCI Systems, Inc. and Flextronics International, each have annual revenues in excess of $5 billion. We also face indirect competition from the manufacturing operations of our current and prospective customers, which continually evaluate the merits of manufacturing products internally rather than using EMS providers. Some of our competitors have more geographically diversified international operations, as well as substantially greater manufacturing, financial, procurement, research and development and marketing resources than we have. These competitors may create alliances and rapidly acquire significant market share. Accordingly, our current or potential competitors may develop or acquire services comparable or superior to those we develop, combine or merge to form significant competitors, or adapt more quickly than we will to new technologies, evolving industry trends and changing customer requirements. Competition could cause price reductions, reduced profits or losses or loss of market share, any of which could materially and adversely affect us. We may not be able to compete successfully against current and future competitors and the competitive pressures that we face may materially adversely affect us.

We May be Unable to Keep Pace with Process and Test Development Change

        We continue to evaluate the advantages and feasibility of new manufacturing processes. Our future success will depend in part upon our ability to develop and to market manufacturing services which meet changing customer needs, to maintain technological leadership and to successfully anticipate or respond to technological changes in manufacturing processes in cost-effective and timely ways. Our process and test development efforts may not be successful.

Our Customers may be Adversely Affected by Rapid Technological Change

        Our customers compete in markets that are characterized by rapidly changing technology, evolving industry standards and continuous improvements in products and services. These conditions frequently result in short product life cycles. Our success will depend largely on the success achieved by our customers in developing and marketing their products. If technologies or standards supported by our customers' products become obsolete or fail to gain widespread commercial acceptance, our business could be materially adversely affected.

We May Be Unable to Protect Our Intellectual Property

        We believe that certain of our proprietary intellectual property rights and information give us a competitive advantage. Accordingly, we have taken, and intend to continue to take, appropriate steps to protect this proprietary information. These steps include signing non-disclosure agreements with customers, suppliers, employees and other parties and implementing rigid security measures. Our protection measures may not be sufficient to prevent the misappropriation or unauthorized disclosure of our property or information.

        There is also a risk that infringement claims may be brought against us or our customers in the future. If someone does successfully assert an infringement claim, we may be required to spend significant time and money to develop a manufacturing process that does not infringe upon the rights of such other person or to obtain licenses for the technology, process or information from the owner. We may not be successful in such development or any such licenses may not be available on commercially acceptable terms, if at all. In addition, any litigation could be lengthy and costly and could adversely affect us even if we are successful in such litigation.

Our Compliance With Environmental Laws Could Be Costly

        Like others in similar businesses, we are subject to extensive environmental laws and regulations in numerous jurisdictions. Our environmental policies and practices have been designed to ensure compliance with these laws and regulations consistent with local practice. Future developments and increasingly stringent regulation could require us to make additional expenditures relating to environmental matters at any of the facilities. Achieving and maintaining compliance with present and changing future environmental laws could restrict our ability to modify or expand our facilities or continue production. This compliance could also require us to acquire costly equipment or to incur other significant expenses.

        Some of our operating sites have a history of industrial use. Soil and groundwater contamination have occurred at some of our facilities, including our Toronto site. Certain environmental laws impose liability for the costs of removal or remediation of hazardous or toxic substances on an owner, occupier or operator of real estate, even if such person or company was not aware of or responsible for the presence of such substances. In addition, any person or company who arranges for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility may be liable for the costs of removal or remediation of such substances at such facility, whether or not the person or company owns or operates the facility. Pursuant to these environmental laws, from time to time we investigate, remediate and monitor soil and groundwater contamination at certain of our operating sites and we are currently remediating contamination at the Toronto site. Also, we may undertake limited compliance-related activities at some of our recently acquired facilities, particularly in Asia.

        We obtained Phase I or similar environmental assessments for most of the manufacturing facilities that we own or lease at the time we either acquired or leased such facilities, or reviewed recent assessments initiated by others. Typically, these assessments include general inspections without soil sampling or ground water analysis. The assessments have not revealed any environmental liability that, based on current information, we believe will have a material adverse effect on us. Nevertheless, our assessment may not reveal all environmental liabilities and current assessments are not available for all facilities. Consequently, there may be material environmental liabilities we are not aware of. In addition, ongoing clean up and containment operations may not be adequate for purposes of future laws. The conditions of our properties could be affected in the future by the conditions of the land or operations in the vicinity of the properties (such as the presence of underground storage tanks). These developments and others (such as increasingly stringent environmental laws, increasingly strict enforcement of environmental laws by governmental authorities, or claims for damage to property or injury to persons resulting from the environmental, health or safety impact of our operations) may cause us to incur significant costs and liabilities that could have a material adverse effect on us.

Our Loan Agreements Contain Restrictive Covenants

        Certain of our outstanding loan agreements contain financial and operating covenants that limit our management's discretion with respect to certain business matters. Among other things, these covenants restrict our ability and our subsidiaries' ability to incur additional debt, create liens or other encumbrances, make certain payments (including dividends) and investments, sell or otherwise dispose of assets and merge or consolidate with other entities.

Our Company Is Controlled By Onex Corporation

        Onex Corporation, or Onex, owns, directly or indirectly, all of the multiple voting shares and approximately 1.0% of the outstanding subordinate voting shares. The number of shares owned by Onex, together with those shares Onex has the right to vote, represent 84.9% of the voting interest in our company and include 2.4% of the outstanding subordinate voting shares. Accordingly, Onex exercises a controlling influence over our business and affairs and has the power to determine all matters submitted to a vote of our shareholders where our shares vote together as a single class. Onex has the power to elect our directors and to approve significant corporate transactions such as certain amendments to our articles of incorporation, mergers, amalgamations, plans of arrangement and the sale of all or substantially all of our assets. Onex's voting power could have the effect of deterring or preventing a change in control of our company that might otherwise be beneficial to our other shareholders. Under our revolving credit facilities, if Onex ceases to control Celestica, our lenders could demand repayment. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex and one of our directors, owns shares with a majority of the voting rights of the shares of Onex. Mr. Schwartz, therefore, effectively controls our affairs.

        In private placements outside of the United States, certain subsidiaries of Onex have offered exchangeable debentures due 2025 that are exchangeable and redeemable under certain circumstances during their 25-year term for an aggregate 9,214,320 subordinate voting shares of Celestica. In addition, 1,757,467 subordinate voting shares may be delivered, at the option of Onex or certain persons related to Onex, to satisfy the obligations of such persons under equity forward agreements. If the issuers of the exchangeable debentures elect or the party to the equity forward agreements elects to deliver solely subordinate voting shares and no cash upon the exchange or redemption, or at maturity or acceleration, of the debentures or the settlement of the equity forward agreements, as the case may be, the number of shares owned by Onex, together with those shares Onex has the right to vote, would, if such delivery had occurred on August 13,

2001, represent in the aggregate 80% of the voting interest in our company and 1.4% of our outstanding subordinate voting shares.

Potential Unenforceability of Civil Liabilities and Judgments

        We are incorporated under the laws of the Province of Ontario, Canada. Most of our directors, controlling persons and officers and certain of the experts named in this prospectus are residents of Canada. Also, a substantial portion of our assets and the assets of these persons are located outside of the United States. As a result, it may be difficult for shareholders to initiate a lawsuit within the United States against these non-U.S. residents, or to enforce judgments in the United States against us or these persons which are obtained in a U.S. court. It may also be difficult for shareholders to enforce a U.S. judgment in Canada or to succeed in a lawsuit in Canada based only on U.S. securities laws.

USE OF PROCEEDS

        Unless we tell you otherwise in an accompanying prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes. From time to time we evaluate the acquisition of businesses, products and technologies and a portion of the net proceeds may be used for such acquisitions. We will not receive any proceeds from the sale of subordinate voting shares by any selling shareholders.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

        This table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

	Fiscal Year Ended December 31,
	1996	1997	1998	1999	2000
Ratio of earnings to fixed charges (unaudited) (1)(2)	4.30x	0.90x	0.07x	5.05x	9.27x
Deficiency of earnings available to cover fixed charges ($millions)	—	$4.7	$50.5	—	—

(1)
For the purposes of calculating the ratio of earnings to fixed charges and the deficiency, if any, of earnings available to cover fixed charges, (i) "earnings" means the sum of (a) income before taxes and (b) fixed charges during the period and (ii) "fixed charges" means the sum of (a) interest expensed, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest included in rental expense. The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. Celestica has not capitalized interest during any of the periods reflected in the table. These computations include Celestica and our subsidiaries.

(2)
In August 2000, we issued 20-year Liquid Yield Option(TM) Notes ("LYONs") with an aggregate principal amount at maturity of U.S.$1,813,550,000. We have recorded the LYONs as an equity instrument pursuant to Canadian GAAP. In accordance with Canadian GAAP, the LYONs are bifurcated into a principal equity component (representing the present value of the notes) and an option component (representing the value of the conversion features of the notes). The principal equity component is accreted over the 20-year term through periodic charges to retained earnings. The ratio of earnings to fixed charges set out in this prospectus has been calculated without including the carrying charges for the LYONs in the calculation of our interest obligations. If the LYONs were recorded as debt, the carrying charges for the LYONs would be included in the calculation of our interest obligations, and our ratio of earnings to fixed charges for the fiscal year ended December 31, 2000 would have been 7.10x.

        If we use this prospectus to offer debt securities or preference shares, the prospectus supplement will include a ratio of earnings to fixed charges or a ratio of combined fixed charges and preference dividends to earnings, as appropriate.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. In addition, Celestica files such reports with the Canadian securities authorities (the "CSAs"). As a foreign private issuer, Celestica is exempt from the rules and regulations under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations and, with respect to their purchases and sales of Celestica securities, Celestica's officers, directors and principal shareholders are exempt from the reporting and "short swing" profit recovery provisions contained in Section 16 of the Exchange Act and the rules and regulations thereunder.

        You may read and copy any document we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference room. You are also invited to read and copy any reports, statements or other information that Celestica files with the CSAs at the respective CSAs' public reference rooms. The Quebec Securities Commission's public reference room is located in Montreal, Quebec. These Celestica filings are also electronically available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov and the Canadian System for Electronic Document Analysis and Retrieval ("SEDAR"), the Canadian equivalent of the Commission's electronic document gathering and retrieval system. Our subordinate voting shares are listed on The New York Stock Exchange and The Toronto Stock Exchange under the trading symbol "CLS." You can also obtain information about us from the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        The Commission allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below:

    •
    Our Annual Report on Form 20-F for the fiscal year ended December 31, 2000.

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    Our Current Reports on Form 6-K filed with the Commission on May 25, 2001, June 4, 2001, June 22, 2001, July 20, 2001, August 3, 2001 and August 9, 2001.

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    The description of our subordinate voting shares contained in our Registration Statement on Form 8-A filed with the Commission on June 9, 1998, and any amendment or report filed for the purpose of updating that description.

        We also incorporate by reference any future filings we make with the Commission under the Exchange Act on Form 20-F, Form 40-F, Form 10-K, Form 10-Q and Form 8-K, and any Form 6-K we file in the future with the Commission unless we state in the Form 6-K that it is not incorporated by reference into this prospectus. Each document is incorporated by reference from the date we file it with the Commission until we sell all of these securities.

        You may request a copy of these filings at no cost, by writing or calling us at the following address:

  Celestica Inc.
  12 Concorde Place
  Toronto, Ontario M3C 3R8
  (416) 448-5800
  Attention: Investor Relations

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

PLAN OF DISTRIBUTION

        We may sell the securities separately or together:

    •
    to one or more underwriters or dealers for public offering and sale by them;

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    directly to investors; or

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    through agents.

        We may price any of the securities at:

    •
    a fixed price or prices, which may be changed from time to time;

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    market prices prevailing at the times of sale;

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    prices related to prevailing market prices; or

    •
    negotiated prices.

        We will describe the method of distribution of the securities in the prospectus supplement.

By Agents

        The securities may be sold through agents designated by us. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

By Underwriters Or Dealers

        If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If dealers are used, and if so specified in the applicable prospectus supplement, we will sell such securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of any such transaction will be set forth in the applicable prospectus supplement.

Direct Sales

        Securities may also be sold directly by us. In this case, no underwriters, dealers or agents would be involved.

Selling Shareholders

        Any selling shareholder may offer subordinate voting shares using any of the methods described above, through agents, underwriters, dealers or in direct sales. The applicable prospectus supplement will describe the selling shareholder's method of distribution, will name any agent, underwriter or dealer of the selling shareholder and will describe the compensation to be paid to any of these parties.

General Information

        We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

        Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital consists of an unlimited number of preference shares issuable in series, an unlimited number of subordinate voting shares and an unlimited number of multiple voting shares. At August 13, 2001, no preference shares, 180,782,116 subordinate voting shares and 39,065,950 multiple voting shares were issued and outstanding.

Multiple Voting Shares and Subordinate Voting Shares

  Voting Rights

        The holders of subordinate voting shares and multiple voting shares are entitled to notice of and to attend all meetings of shareholders and to vote at all such meetings together as a single class, except in respect of matters where only the holders of shares of one class or series of shares are entitled to vote separately pursuant to applicable law. The subordinate voting shares carry one vote per share and the multiple voting shares carry 25 votes per share. Generally, all matters to be voted on by shareholders must be approved by a simple majority (or, in the case of election of directors, by a plurality, and in the case of an amalgamation or amendments to the articles of the Company, by two-thirds) of the votes cast in respect of multiple voting shares and subordinate voting shares held by persons present in person or by proxy, voting together as a single class. The holders of multiple voting shares are entitled to one vote per share held at meetings of holders of multiple voting shares at which they are entitled to vote separately as a class.

  Dividends

        The subordinate voting shares and the multiple voting shares are entitled to share ratably, as a single class, in any dividends declared by the board of directors of the Company, subject to any preferential rights of any outstanding preference shares in respect of the payment of dividends. Dividends consisting of subordinate voting shares and multiple voting shares may be paid only as follows: (i) subordinate voting shares may be paid only to holders of subordinate voting shares, and multiple voting shares may be paid only to holders of multiple voting shares; and (ii) proportionally with respect to each outstanding subordinate voting share and multiple voting share.

  Conversion

        Each multiple voting share is convertible at any time at the option of the holder thereof into one subordinate voting share.

        Multiple voting shares will be converted automatically into subordinate voting shares upon any transfer thereof, except (i) a transfer to Onex or any affiliate of Onex or (ii) a transfer of 100% of the outstanding multiple voting shares to a purchaser who also has offered to purchase all of the outstanding subordinate voting shares for a per share consideration identical to, and otherwise on the same terms as, that offered for the multiple voting shares and the multiple voting shares held by such purchaser thereafter shall be subject to the provisions relating to conversion as if all references to Onex were references to such purchaser. In addition, if (i) any holder of any multiple voting shares ceases to be an affiliate of Onex or (ii) Onex and its affiliates cease to have the right, in all cases, to exercise the votes attached to, or to direct the voting of, any of the multiple voting shares held by Onex and its affiliates, such multiple voting shares shall convert automatically into subordinate voting shares on a one-for-one basis. For these purposes, (i) "Onex" includes any successor corporation resulting from an amalgamation, merger, arrangement, sale of all or substantially all of its assets, or other business combination or reorganization involving Onex, provided that such successor corporation beneficially owns directly or indirectly all multiple voting shares beneficially owned directly or indirectly by Onex immediately prior to such transaction and is controlled by the same person or persons as controlled Onex prior to the consummation of such transaction; (ii) a corporation shall be deemed to be a subsidiary of another corporation if, but only if (a) it is controlled by that other, or that other and one or more corporations each of which is controlled by that other, or two or more corporations each of which is controlled by that other, or (b) it is a subsidiary of a corporation that is that other's subsidiary;

(iii) "affiliate" means a subsidiary of Onex or a corporation controlled by the same person or company that controls Onex; and (iv) "control" means beneficial ownership of, or control or direction over, securities carrying more than 50% of the votes that may be cast to elect directors if those votes, if cast, could elect more than 50% of the directors. For these purposes, a person is deemed to beneficially own any security which is beneficially owned by a corporation controlled by such person.

        In addition, if at any time the number of outstanding multiple voting shares shall represent less than 5% of the aggregate number of the outstanding multiple voting shares and subordinate voting shares, all of the outstanding multiple voting shares shall be automatically converted at such time into subordinate voting shares on a one-for-one basis.

        Onex, which owns all of the outstanding multiple voting shares, has entered into an agreement with Computershare Trust Company of Canada, as trustee for the benefit of the holders of the subordinate voting shares, that has the effect of preventing transactions that otherwise would deprive the holders of subordinate voting shares of rights under applicable provincial take-over bid legislation to which they would have been entitled in the event of a take-over bid for the multiple voting shares if the multiple voting shares had been subordinate voting shares.

  Modification, Subdivision and Consolidation

        Any modification to the provisions attaching to either the subordinate voting shares or the multiple voting shares requires the separate affirmative vote of two-thirds of the votes cast by the holders of subordinate voting shares and multiple voting shares, respectively, voting as separate classes. The Company may not subdivide or consolidate the subordinate voting shares or the multiple voting shares without at the same time proportionally subdividing or consolidating the shares of the other class.

  Creation of Other Voting Shares

        The Company may not create any class or series of shares, or issue any shares of any class or series (other than subordinate voting shares) having the right to vote generally on all matters that may be submitted to a vote of shareholders (except matters for which applicable law requires the approval of holders of another class or series of shares voting separately as a class or series) without the separate affirmative vote of two-thirds of the votes cast by the holders of the subordinate voting shares and the multiple voting shares, respectively, voting as separate classes.

  Rights On Dissolution

        With respect to a distribution of assets in the event of a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company for the purposes of winding up its affairs, holders of subordinate voting shares and multiple voting shares will share ratably as a single class in assets available for distribution to holders of subordinate voting shares and multiple voting shares after payment in full of the amounts required to be paid to holders of preference shares, if any.

  Other Rights

        Neither the subordinate voting shares nor the multiple voting shares will be redeemable nor will the holders of such shares have pre-emptive rights to purchase additional shares.

Certain Canadian Federal Income Tax Considerations

        The following is a summary of the material Canadian federal income tax considerations generally applicable to a person (a "U.S. Holder"), who acquires subordinate voting shares and who, for purposes of the Income Tax Act (Canada) (the "Canadian Tax Act") and the Canada-United States Income Tax Convention (1980) (the "Tax Treaty"), at all relevant times, is resident in the United States and is neither resident nor deemed to be resident in Canada, deals at arm's length and is not affiliated with the Company, holds such subordinate voting shares as capital property, and does not use or hold, and is not deemed to use or hold, the subordinate voting shares in carrying on business in Canada. Special rules, which are not discussed in this summary, may apply to a U.S. Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

        This summary is based on the current provisions of the Tax Treaty, the Canadian Tax Act and the regulations thereunder, all specific proposals to amend the Canadian Tax Act or the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof, and the Company's understanding of the current published administrative practices of the Canada Customs and Revenue Agency.

        This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account the tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder, and no representation with respect to the Canadian federal income tax consequences to any particular holder is made. Consequently, U.S. holders of subordinate voting shares should consult their own tax advisors with respect to the income tax consequences to them having regard to their particular circumstances.

        All amounts relevant in computing a U.S. Holder's liability under the Canadian Tax Act are to be computed in Canadian dollars.

  Taxation of Dividends

        By virtue of the Canadian Tax Act and the Tax Treaty, dividends (including stock dividends) on subordinate voting shares paid or credited or deemed to be paid or credited to a U.S. Holder who is the beneficial owner of such dividend will be subject to Canadian non-resident withholding tax at the rate of 15% of the gross amount of such dividends. Under the Tax Treaty, the rate of withholding tax on dividends is reduced to 5% if that U.S. Holder is a company that beneficially owns at least 10% of the voting stock of the Company. Moreover, under the Tax Treaty, dividends paid to certain religious, scientific, literary, educational or charitable organizations that are resident in, and exempt from tax on the dividends in, the U.S. and to certain pension organizations that are resident in, and generally exempt from tax in, the U.S., are exempt from Canadian non-resident withholding tax. Provided that certain administrative procedures are observed by such an organization, the Company would not be required to withhold such tax from dividends paid or credited to such organization.

  Disposition of Subordinate Voting Shares

        A U.S. Holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized on the disposition or deemed disposition of subordinate voting shares unless the subordinate voting shares constitute or are deemed to constitute "taxable Canadian property" (as defined in the Canadian Tax Act) (other than treaty-protected property, as defined in the Canadian Tax Act) at the time of such disposition. Shares of a corporation resident in Canada that are listed on a prescribed stock exchange for purposes of the Canadian Tax Act will be "taxable Canadian property" under the Canadian Tax Act if, at any time during the five-year period immediately preceding the disposition or deemed disposition of the share, the non-resident, persons with whom the non-resident did not deal at arm's length, or the non-resident together with such persons, owned 25% or more of the issued shares of any class or series of shares of the corporation that issued the shares. For this purpose, a person is considered to own any shares in respect of which the person has or had an option or other interest therein. Provided they are listed on a prescribed stock exchange for purposes of the Canadian Tax Act, subordinate voting shares acquired by a U.S. Holder generally will not be taxable Canadian property to a U.S. Holder unless the foregoing 25% ownership threshold applies to the U.S. Holder with respect to the Company. Even if the subordinate voting shares are taxable Canadian property to a U.S. Holder, they generally will be treaty-protected property if the value of such shares at the time of disposition is not derived principally from real property situated in Canada. Consequently, any gain realized by the U.S. Holder upon the disposition of the subordinate voting shares generally will be exempt from tax under the Canadian Tax Act.

Certain United States Federal Income Tax Considerations

        The following discussion describes the material United States federal income tax consequences to United States Holders (as defined below) of subordinate voting shares. A United States Holder is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or a trust, if either (i) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has made an election under applicable U.S. Treasury regulations to be treated as a U.S. Person. This summary is for general information purposes only. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to your decision to purchase subordinate voting shares. This summary considers only United States Holders who will own subordinate voting shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). In this context, the term "capital assets" means, in general, assets held for investment by a taxpayer. Material aspects of U.S. federal income tax relevant to non-United States Holders are also discussed below.

        This discussion is based on current provisions of the Internal Revenue Code, current and proposed Treasury regulations promulgated thereunder and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular United States Holder based on the United States Holder's individual circumstances. In particular, this discussion does not address the potential application of the alternative minimum tax or U.S. federal income tax consequences to United States Holders who are subject to special treatment, including taxpayers who are broker-dealers or insurance companies, taxpayers who have elected mark-to-market accounting, individual retirement and other tax-deferred accounts, tax-exempt organizations, financial institutions or "financial services entities," taxpayers who hold subordinate voting shares as part of a straddle, "hedge" or "conversion transaction" with other investments, taxpayers owning directly, indirectly or by attribution at least 10% of the voting power of our share capital, and taxpayers whose functional currency (as defined in Section 985 of the Internal Revenue Code) is not the U.S. dollar.

        This discussion does not address any aspect of U.S. federal gift or estate tax or state, local or non-U.S. tax laws. Additionally, the discussion does not consider the tax treatment of persons who hold subordinate voting shares through a partnership or other pass-through entity. You are advised to consult your own tax advisor with respect to the specific tax consequences to you of purchasing, holding or disposing of the subordinate voting shares.

  Taxation of Dividends Paid On Subordinate Voting Shares

        In the event that we pay a dividend, and subject to the discussion of the passive foreign investment company (PFIC) rules below, a United States Holder will be required to include in gross income as ordinary income the amount of any distribution paid on subordinate voting shares, including any Canadian taxes withheld from the amount paid, on the date the distribution is received, to the extent that the distribution is paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. In addition, distributions of our current or accumulated earnings and profits will be foreign source passive income for U.S. foreign tax credit purposes and will not qualify for the dividends-received deduction available to corporations. Distributions in excess of such earnings and profits will be applied against and will reduce the United States Holder's tax basis in the subordinate voting shares and, to the extent in excess of such basis, will be treated as capital gain.

        Distributions of current or accumulated earnings and profits paid in Canadian dollars to a United States Holder will be includible in the income of the United States Holder in a dollar amount calculated by reference to the exchange rate on the date the distribution is received. A United States Holder who receives a distribution of Canadian dollars and converts the Canadian dollars into U.S. dollars subsequent to receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the

Canadian dollar against the U.S. dollar. Such gain or loss will generally be ordinary income and loss and will generally be U.S. source gain or loss for U.S. foreign tax credit purposes. United States Holders should consult their own tax advisors regarding the treatment of a foreign currency gain or loss.

        United States Holders will generally have the option of claiming the amount of any Canadian income taxes withheld either as a deduction from gross income or as a dollar-for-dollar credit against their U.S. federal income tax liability, subject to specified conditions and limitations. Individuals who do not claim itemized deductions, but instead utilize the standard deduction, may not claim a deduction for the amount of the Canadian income taxes withheld, but these individuals generally may still claim a credit against their U.S. federal income tax liability. The amount of foreign income taxes that may be claimed as a credit in any year is subject to complex limitations and restrictions, which must be determined on an individual basis by each shareholder. The total amount of allowable foreign tax credits in any year cannot exceed the pre-credit U.S. tax liability for the year attributable to some foreign source taxable income. A United States Holder will be denied a foreign tax credit with respect to Canadian income tax withheld from dividends received on subordinate voting shares to the extent that he has not held the subordinate voting shares for at least 16 days of the 30-day period beginning on the date which is 15 days before the ex-dividend date or to the extent that he or she is under an obligation to make related payments with respect to substantially similar or related property. Instead, a deduction may be allowed. Any days during which a United States Holder has substantially diminished his or her risk of loss on his or her subordinate voting shares are not counted toward meeting the 16-day holding period.

  Taxation of Disposition of Subordinate Voting Shares

        Subject to the discussion of the PFIC rules below, upon the sale, exchange or other disposition of subordinate voting shares, a United States Holder will recognize capital gain or loss in an amount equal to the difference between his or her adjusted tax basis in his or her shares and the amount realized on the disposition. A United States Holder that uses the cash method of accounting calculates the dollar value of the proceeds received on the sale date as of the date that the sale settles, while a United States Holder who uses the accrual method of accounting is required to calculate the value of the proceeds of the sale as of the "trade date," unless he or she has elected to use the settlement date to determine his or her proceeds of sale. Capital gain from the sale, exchange or other disposition of shares held more than one year is long-term capital gain and is eligible for a maximum 20% rate of taxation for individuals. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. Further preferential tax treatment may be available for individuals who dispose of subordinate voting shares held for over five years. Gain or loss recognized by a United States Holder on a sale, exchange or other disposition of subordinate voting shares generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The deductibility of a capital loss recognized on the sale, exchange or other disposition of subordinate voting shares is subject to limitations. A United States Holder who receives foreign currency upon disposition of subordinate voting shares and converts the foreign currency into U.S. dollars subsequent to receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the U.S. dollar. United States Holders should consult their own tax advisors regarding the treatment of a foreign currency gain or loss.

  Tax Consequences if We are a Passive Foreign Investment Company

        A non-U.S. corporation will be a PFIC if, in general, either (i) 75% or more of its gross income in a taxable year, including the pro rata share of the gross income of any U.S. or foreign company in which it is considered to own 25% or more of the shares by value, is passive income or (ii) 50% or more of its assets in a taxable year, averaged over the year and ordinarily determined based on fair market value and including the pro rata share of the assets of any company in which it is considered to own 25% or more of the shares by value, are held for the production of, or produce, passive income. Passive income includes amounts derived by reason of the temporary investment of funds raised in a public offering. If we were a PFIC and, a United States Holder did not make an election to treat the company as a "qualified electing fund" and did not make a mark-to-market election, each as described below, then:

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    Excess distributions by us to a United States Holder would be taxed in a special way. "Excess distributions" are amounts received by a United States Holder with respect to subordinate voting shares in any taxable year that exceed 125% of the average distributions received by the United States Holder from the company in the shorter of either the three previous years or his or her holding period for his or her shares before the present taxable year. Excess distributions must be allocated ratably to each day that a United States Holder has held subordinate voting shares. A United States Holder must include amounts allocated to the current taxable year and to any non-PFIC years in his or her gross income as ordinary income for that year. A United States Holder must pay tax on amounts allocated to each prior taxable PFIC year at the highest rate in effect for that year on ordinary income and the tax is subject to an interest charge at the rate applicable to deficiencies for income tax.

    •
    The entire amount of gain that is realized by a United States Holder upon the sale or other disposition of shares will also be considered an excess distribution and will be subject to tax as described above.

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    A United States Holder's tax basis in shares that were acquired from a decedent will not receive a step-up to fair market value as of the date of the decedent's death but instead will be equal to the decedent's tax basis, if lower.

        The special PFIC rules will not apply to a United States Holder if the United States Holder makes an election to treat the company as a "qualified electing fund" in the first taxable year in which he or she owns subordinate voting shares and if we comply with reporting requirements. Instead, a shareholder of a qualified electing fund is required for each taxable year to include in income a pro rata share of the ordinary earnings of the qualified electing fund as ordinary income and a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. We have agreed to supply United States Holders with the information needed to report income and gain pursuant to this election in the event that we are classified as a PFIC. The election is made on a shareholder-by-shareholder basis and may be revoked only with the consent of the Internal Revenue Service. A shareholder makes the election by attaching a completed IRS Form 8621, including the PFIC annual information statement, to a timely filed U.S. federal income tax return. Even if an election is not made, a shareholder in a PFIC who is a United States Holder must file a completed IRS Form 8621 every year.

        A United States Holder who owns PFIC shares that are publicly traded could elect to mark the shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the PFIC shares and the United States Holder's adjusted tax basis in the PFIC shares. If the mark-to-market election were made, then the rules set forth above would not apply for periods covered by the election. The subordinate voting shares would be treated as publicly traded for purposes of the mark-to-market election and, therefore, such election would be made if the Company were classified as a PFIC. A mark-to-market election is, however, subject to complex and specific rules and requirements, and United States Holders are strongly urged to consult their tax advisors concerning this election if we are classified as a PFIC.

        We believe that we will not be a PFIC for 2001. Based on our current business plan, we do not expect to become a PFIC in the foreseeable future. These conclusions rest at least in part on factual issues, including a determination as to value of assets and projections as to our revenue. We cannot assure you that our actual revenues, including our revenues for the remainder of 2001, will be as projected or that a determination as to non-PFIC status would not be challenged by the Internal Revenue Service. Moreover, the tests for determining PFIC status are applied annually, and it is difficult to make accurate predictions of future income and assets, which are relevant to the determination as to whether we will be a PFIC in the future. A United States Holder who holds subordinate voting shares during a period in which we are a PFIC will be subject to the PFIC rules, even if we cease to be a PFIC, unless he or she has made a qualifying electing fund election. If we were determined to be a PFIC with respect to a year in which we had not thought that we would be so treated, the information needed to enable United States Holders to make a qualifying electing fund election would not have been provided. United States Holders are strongly urged to consult their tax advisors about the PFIC rules, including the consequences to them of making a mark-to-market or qualifying electing fund elections with respect to subordinate voting shares in the event that we are treated as a PFIC.

Tax Consequences for Non-United States Holders of Subordinate Voting Shares

        Except as described in "Information Reporting and Back-up Withholding" below, a non-United States Holder of subordinate voting shares will not be subject to U.S. federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, subordinate voting shares unless:

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    the item is effectively connected with the conduct by the non-United States Holder of a trade or business in the United States and, in the case of a resident of a country that has a treaty with the United States, such item is attributable to a permanent establishment, or, in the case of an individual a fixed place of business, in the United States;

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    the non-United States Holder is an individual who holds the subordinate voting shares as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and does not qualify for an exemption; or

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    the non-United States Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to U.S. expatriates.

Information Reporting and Back-up Withholding

        United States Holders are subject to information reporting and back-up withholding at a rate of 30.5% (subject to adjustment in future years) on dividends and proceeds paid from the disposition of shares, unless the United States Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact when so required, or (ii) provides a correct taxpayer identification number, certifies that it is not subject to backup withholdings, and otherwise complies with applicable requirements of the backup withholding rules.

        Non-United States Holders generally are not subject to information reporting or back-up withholding with respect to dividends paid on or upon the disposition of shares, provided in some instances that the non-United States Holder provides a taxpayer identification number, certifies to his foreign status or otherwise establishes an exemption.

        The amount of any back-up withholding will be allowed as a credit against U.S. federal income tax liability and may entitle the Holder to a refund, provided that required information is furnished to the Internal Revenue Service.

Preference Shares

        Our articles permit the issuance of preference shares in series, without further approval of shareholders. The number of preference shares of each series and the designation, rights, privileges, restrictions and conditions attaching to the shares of each series including, without limitation, any voting rights (other than general voting rights), any rights to receive dividends or any terms of redemption shall be determined by the board of directors. The holders of the preference shares are entitled to dividends in priority to the holders of multiple voting shares, the subordinate voting shares or other shares ranking junior to the preference shares. With respect to a distribution of assets in the event of a liquidation, dissolution or winding-up of the company, whether voluntary or involuntary, or any other distribution of the assets of the company for the purposes of winding up its affairs, the preference shares rank in priority to the multiple voting shares, the subordinate voting shares and any other shares ranking junior to the preference shares.

DESCRIPTION OF DEBT SECURITIES

General

        We may issue debt securities in one or more series under an indenture that we will enter into with The Chase Manhattan Bank, as trustee, that will be described in the prospectus supplement for the debt securities. The following summary of the indenture and the debt securities is not complete. For a more complete description, you should refer to the indenture and the terms of the debt securities, which we have filed or which we will file with the Commission. Please read "Where You Can Find More Information." The terms of debt securities we offer may differ from the general information we have provided below. You should rely only on information in the prospectus supplement if it is different from the following information.

        References to the "issuer", "us" or "we" in this description of debt securities mean Celestica but not any of our subsidiaries.

        The indenture does not limit the amount of debt securities we can issue under the indenture and does not limit the amount of other indebtedness we may incur. We may issue debt securities from time to time in separate series.

        The prospectus supplement for any series of debt securities we offer will describe the specific terms of the debt securities and may include any of the following:

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    the title of the debt securities

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    any limit on the aggregate principal amount of the debt securities

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    whether payment on the debt securities will be senior or subordinated to our other liabilities or obligations

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    whether the payment of the debt securities will be secured by any of our assets or guaranteed by any other person

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    the dates on which we may issue the debt securities and the date or dates on which we will pay the principal and any premium on the debt securities

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    whether the debt securities will bear interest, the interest rate or the method of determining the interest rate, the date from which interest will accrue, the dates on which we will pay interest and the record dates for interest payments

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    the place or places we will pay interest

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    whether and under what circumstances we will be required to pay any additional amounts with respect to the debt securities, and whether we will have the option to redeem the debt securities rather than pay the additional amounts

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    whether we will be obligated to redeem or repurchase the debt securities pursuant to any sinking fund or other provisions, or at the option of a holder

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    whether we may redeem the debt securities at our option

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    the denominations in which we will issue the debt securities

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    whether we will offer the debt securities at a discount and the portion of the principal amount that will be payable if the maturity is accelerated, if it is less than 100%

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    whether we will make payments on the debt securities in a foreign currency or currency unit other than United States dollars and whether payments will be payable with reference to any index or formula

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    whether we will issue the debt securities as global securities and, if so, the identity of the depositary for the global securities

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    whether we will issue the debt securities as bearer securities or only in registered form

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    any changes or additions to events of default or covenants

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    any changes or additions to the provisions for defeasance we describe under "Defeasance" below

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    whether the holders of any series of debt securities have special rights if specified events occur

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    any restrictions on the transfer or exchange of the debt securities

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    the terms for any conversion or exchange of the debt securities for any other securities

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    any other terms of the debt securities

        Unless we state otherwise in the applicable prospectus supplement, no holder will have the right to require us to repurchase the debt securities and there will be no increase in the interest rate if we become involved in a highly leveraged transaction or there is a change of control of Celestica.

        We may issue debt securities under the indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and offer and sell these securities at a discount below their stated principal amount. We may also sell any of the debt securities for a foreign currency or currency unit, and payments on the debt securities may be payable in a foreign currency or currency unit. In any of these cases, we will describe in the applicable prospectus supplement, any Canadian and United States federal income tax consequences and other special considerations.

        We may issue debt securities with terms different from those of debt securities previously issued and, without the consent of the holders thereof, we may reopen a previous issue of a series of debt securities and issue additional debt securities of such series (unless the reopening was restricted when such series was created).

        Unless we state otherwise in the applicable prospectus supplement, we will issue debt securities only in fully registered form without coupons, in denominations of $1,000 and multiples of $1,000, and will pay only in United States dollars. In addition, all or a portion of the debt securities of any series may be issued in permanent registered global form which will be exchangeable for definitive debt securities only under certain conditions. The applicable prospectus supplement may indicate the denominations to be issued, the procedures for payment of interest and principal and other matters. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may, in certain instances, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these transactions.

Payment and Transfer

        Unless we state otherwise in the prospectus supplement, we will make payments on the debt securities at the office of the paying agent we designate from time to time. Unless we state otherwise in the applicable prospectus supplement, we will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days specified by us. We will make debt securities payments in other forms at a place designated by us and specified in the applicable prospectus supplement.

        Holders may transfer or exchange fully registered debt securities at the corporate trust office of the Trustee or at any other office or agency we maintain for these purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

        We may issue debt securities of a series in the form of one or more global securities which will be deposited with a depositary, or its nominee, identified in the applicable prospectus supplement. The global securities may be in temporary or permanent form. We will describe in the applicable prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. We will also describe in the applicable prospectus supplement the exchange, registration and transfer rights relating to any global security.

Merger, Amalgamation Or Consolidation

        The indenture generally permits us to amalgamate or consolidate with or merge into any other person, and to transfer or dispose of substantially all of our assets, so long as the resulting person is a U.S. or Canadian corporation and assumes our obligations on the debt securities and under the indenture.

        If the resulting person assumes our obligations, we will be relieved of those obligations except where we have transferred or disposed of our assets by lease.

Provision of Financial Information

        We will file with the trustee and mail to all holders, as their names and addresses appear in the security register, copies of our annual report or the information, documents and other reports that we are required to file with the Commission pursuant to the Exchange Act. We will agree to continue to file with the Commission and provide the trustee and holders (a) within 140 days after the end of each fiscal year, an annual report; and (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports even if we are no longer required to do so under the Exchange Act. The information contained in these reports will be, at a minimum, the information required to be provided in annual and quarterly reports by law in Canada to security holders of a corporation with securities listed on The Toronto Stock Exchange.

Events of Default

        When we use the term "event of default" in the indenture, we mean:

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    we fail to pay principal or any premium on any debt security of that series when it is due

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    we fail to pay interest or any additional amounts on any debt security of that series for 30 days

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    we fail to make any sinking fund payment for that series of debt securities for 30 days

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    we fail to comply with any of our other agreements relating to the debt securities or the indenture for 90 days after written notice by the trustee or by holders of at least 25% in aggregate principal amount of the outstanding debt securities

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    certain events involving our bankruptcy, insolvency or reorganization, and

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    any other event of default provided for that series of debt securities

        The prospectus supplement for a series of debt securities may include additional events of default or changes to the events of default described above. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers it in the interests of the holders to do so.

        A default under one series of debt securities will not necessarily be a default under another series.

        If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series, in some cases, all affected series, or in other cases, all series, may require us to repay immediately:

    •
    the entire principal of the debt securities of the series; or

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    if the debt securities are discounted securities, that portion of the principal as is described in the applicable prospectus supplement.

        If an event of default relates to events involving our bankruptcy, insolvency or reorganization, the principal of all debt securities will become immediately due and payable without any action by the trustee or any holder. Subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of the affected series can rescind this accelerated payment requirement.

        Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

        We will be required to furnish to the trustee a statement annually as to our compliance with all conditions and covenants under the indenture and, if we are not in compliance, we must specify any defaults.

Defeasance

        When we use the term "defeasance", we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a series, then at our option:

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    we will be discharged from our obligation with respect to the debt securities of that series, or

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    we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to us.

        If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and the replacement of lost, stolen or mutilated debt securities. These holders may look only to the deposited fund for payment on their debt securities.

        Unless we state otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. or Canadian federal or Canadian provincial income tax purposes. If we will be discharged from our obligations with respect to the debt securities, and not just from our covenants, the U.S. opinion must be based upon a ruling from or published by the United States Internal Revenue Service or a change in law to that effect.

Modification and Waiver

        We may modify the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series (acting together as one class) affected by the modification. However, without the consent of each holder affected, no modification may:

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    reduce the principal or interest rate or any obligation to pay any additional amounts

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    reduce the principal of an original issue discount security

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    change the place or currency of any payment

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    affect the holder's right to require us to repurchase the debt securities at the holder's option

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    impair the right of the holders to institute a suit to enforce their rights to payment

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    adversely affect any conversion or exchange right related to a series of debt securities

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    change the percentage of debt securities required to modify the indenture or to waive compliance with certain provisions of the indenture

    •
    reduce the percentage in principal amount of outstanding debt securities necessary to take certain actions

        The holders of a majority in principal amount of outstanding debt securities of any series (or, in some cases, of all outstanding debt securities under the indenture or all series affected) may waive past defaults under the indenture and our compliance with certain restrictive provisions of the indenture. However, these holders may not waive a default in any payment on any debt security or compliance with a provision that cannot be modified without the consent of each holder affected.

        We may modify the indenture without the consent of the holders to:

    •
    evidence our successor under the indenture

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    add to covenants for the benefit of holders

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    add events of default

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    provide for bearer securities to become registered securities under the indenture

    •
    establish the forms of the debt securities

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    appoint a successor trustee under the indenture

    •
    add provisions to make the defeasance or discharge of the debt securities as long as there is no adverse affect on the holders

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    cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision

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    in any other manner that would not materially and adversely affect the interests of holders of outstanding securities

Consent to Jurisdiction and Service

        Under the indenture, we have irrevocably appointed CT Corporation System, 111 8th Avenue, 13th Floor, New York, New York, as our agent for service of process in any suit or proceeding relating to the indenture and the debt securities and for actions brought under United States federal or state securities laws in any United States federal or state court located in The City of New York and we submit to such jurisdiction.

Governing Law

        The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

The Trustee

        We have appointed The Chase Manhattan Bank as the trustee under the indenture. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

        The indenture contains certain limitations on the rights of the trustee, as long as it or any of its affiliates remains our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. If the trustee or any affiliate acquires any conflicting interest and a default occurs with respect to the debt securities, the trustee must eliminate the conflict or resign.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase subordinate voting shares, preference shares, debt securities or other securities. We may issue warrants independently or together with other securities, and warrants sold with other securities may be attached to or separate from the other securities. Warrants will be issued under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

        We have summarized selected provisions of the warrants and the warrant agreements below. This summary is not complete. If we offer any warrants, we will file the form of any warrant certificate and warrant agreement with the Commission, and you should read the warrant certificate and warrant agreement for provisions that may be important to you.

        The prospectus supplement relating to any warrants we offer will describe the warrants and include specific terms relating to the offering. The prospectus supplement will include some or all of the following:

    •
    the title of the warrants

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    the aggregate number of warrants offered

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    the designation, number and terms of the subordinate voting shares, preference shares, debt securities or other securities purchasable upon exercise of the warrants, and procedures that will result in the adjustment of those numbers

    •
    the exercise price of the warrants

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    the dates or periods during which the warrants are exercisable

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    the designation and terms of any securities with which the warrants are issued

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    if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable

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    if the exercise price is not payable in U.S. dollars, the foreign currency or currency unit in which the exercise price is denominated

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    any minimum or maximum amount of warrants that may be exercised at any one time

    •
    any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants

    •
    any other terms of the warrants

        Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

Modifications

        We may amend the warrant agreements and the warrants, without the consent of the holders of the warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

Enforceability

        The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder's right to exercise the holder's warrants.

LEGAL MATTERS

        Davies Ward Phillips & Vineberg LLP, Canadian counsel for the Company, and Kaye Scholer LLP, U.S. counsel for the Company, will issue an opinion about the legality of the securities offered under this prospectus. As of the date of this prospectus, certain attorneys with Davies Ward Phillips & Vineberg LLP and Kaye Scholer LLP own, in the aggregate, less than one percent of the outstanding subordinate voting shares. If any underwriters named in a prospectus supplement engage their own counsel to pass upon legal matters relating to the securities, that counsel will be named in the prospectus supplement.

AUDITORS

        The auditors of the Company are KPMG LLP, Suite 500, Yonge Corporate Centre, 4120 Yonge Street, Toronto, Ontario M2P 2B8. The Celestica Consolidated Financial Statements as of and for the years ended December 31, 1999 and 2000 have been audited by KPMG LLP, independent chartered accountants, and are incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent chartered accountants, incorporated by reference herein, and upon the authority of said firm as expert in auditing and accounting.

INDEMNIFICATION

        Under the Business Corporations Act (Ontario) and pursuant to our by-laws, we indemnify our directors or officers, former directors or officers, or a person who acts or acted at our request as a director or officer of a corporation of which we are or were a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been our director or officer or a director or officer such corporation, if (i) he acted honestly and in good faith with a view to our best interests, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted, Celestica has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        You should rely only on the information incorporated by reference or contained in this Prospectus and the related Prospectus Supplement. We have not authorized anyone to provide you with other information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the subordinate voting shares, the preference shares, the debt securities or the warrants in any jurisdiction where the offer or sale is not permitted. you should not assume that the information incorporated by reference or contained in this Prospectus or any related Prospectus Supplement is accurate as of any date other than the date on the front cover of this Prospectus or the Prospectus Supplement. our business, financial condition, results of operations and prospects may have changed since that date.

Celestica Inc.

$4,000,000,000

Subordinate Voting Shares
Preference Shares
Debt Securities
Warrants

PROSPECTUS

September 10, 2001

US$250,000,000

Celestica Inc.

7 5/8% Senior Subordinated Notes due 2013

Prospectus Supplement
June 16, 2005

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Banc of America Securities LLC Citigroup Deutsche Bank Securities
CIBC World Markets Corp.
RBC Capital Markets
Scotia Capital
Wachovia Securities
KeyBanc Capital Markets
TABLE OF CONTENTS Prospectus Supplement
Prospectus
FORWARD-LOOKING STATEMENTS
SUMMARY
Our Business
Our Principal Executive Office
The Offering
Summary Financial Data
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF THE NOTES
MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
EXPENSES OF ISSUANCE AND DISTRIBUTION
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS
CELESTICA INC.
ABOUT THE OFFERINGS
RISK FACTORS
USE OF PROCEEDS
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
WHERE YOU CAN FIND MORE INFORMATION
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
LEGAL MATTERS
AUDITORS
INDEMNIFICATION